--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ----------------

                                   FORM 10/A

                                AMENDMENT NO. 2
                      TO REGISTRATION STATEMENT ON FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                                 NOVAVAX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               22-2816046
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)


        12601 TWINBROOK PARKWAY,
          ROCKVILLE, MARYLAND                            20852
    (ADDRESS OF PRINCIPAL EXECUTIVE                    (ZIP CODE)
                OFFICES)

                                 (301) 816-8160
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

       Securities to be registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
             -------------------                       ------------------------------
   Common Stock, par value $.01 per share                 American Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 NOVAVAX, INC.

                                     PART I

                 INFORMATION INCLUDED IN INFORMATION STATEMENT

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

                      FORM 10                               CAPTION IN
 ITEM               ITEM CAPTION                      INFORMATION STATEMENT
 ----               ------------                      ---------------------
  1.  Business...............................   Summary--The Company; Risk
                                                Factors; Selected Historical
                                                Novavax Financial Data; Pro Forma
                                                Combined Novavax Financial Data;
                                                Management's Discussion and
                                                Analysis of Financial Condition
                                                and Results of Operations;
                                                Business
  2.  Financial Information..................   Capitalization; Selected
                                                Historical Novavax Financial
                                                Data; Pro Forma Combined Novavax
                                                Financial Data; Pro Forma
                                                Combined Financial Statements of
                                                Novavax; Management's Discussion
                                                and Analysis of Financial
                                                Condition and Results of
                                                Operations; Appendix A; Appendix
                                                B
  3.  Properties.............................   Business--Properties
  4.  Security Ownership of Certain
       Beneficial Owners and Management......   Security Ownership of Principal
                                                Stockholders and Management
  5.  Directors and Executive Officers.......   The Distribution--Relationship
                                                Between IGI and Novavax After the
                                                Distribution; Management
  6.  Executive Compensation.................   Management--Executive
                                                Compensation
  7.  Certain Relationships and Related         The Distribution--Relationship
       Transactions..........................   Between IGI and Novavax After the
                                                Distribution; Certain
                                                Transactions
  8.  Legal Proceedings......................   Risk Factors; Business--Legal
                                                Proceedings
  9.  Market Price of and Dividends on the
       Registrant's Common Equity and Related   Listing and Trading of Novavax
       Stockholder Matters...................   Common Stock; Description of
                                                Capital Stock
 10.  Recent Sales of Unregistered
       Securities............................   Description of Capital Stock
 11.  Description of Registrant's Securities
       to be Registered......................   Description of Capital Stock
 12.  Indemnification of Directors and          Indemnification of Directors and
       Officers..............................   Officers
 13.  Financial Statements and Supplementary    Combined Financial Statements and
       Data..................................   Schedules

                       FORM 10                               CAPTION IN
 ITEM               ITEM CAPTION                       INFORMATION STATEMENT
 ----               ------------                       ---------------------
 14.  Changes in and Disagreements with
       Accountants on Accounting and Financial
       Disclosure.............................   Not Applicable
 15.  Financial Statements and Exhibits.......   Appendix A--Novavax Financial
                                                 Statements; Appendix B--IGI Pro
                                                 Forma Financial Information; Pro
                                                 Forma Combined Financial
                                                 Statements of Novavax

IGI, INC.
WHEAT ROAD AND LINCOLN AVENUE
BUENA, NEW JERSEY 08310

                                                               December 1, 1995

Dear Stockholder:

  IGI, Inc. ("IGI"), a Delaware corporation and majority stockholder of Novavax, Inc., a Delaware corporation ("Novavax"), is distributing on a pro rata basis in the form of a dividend (the "Distribution") to its stockholders all of the outstanding shares of common stock, $.01 par value, of Novavax (the "Novavax Common Stock") held by IGI. The remaining 6.8% of the outstanding shares of Novavax Common Stock are owned by certain current and former officers, employees and consultants of Novavax and of IGI.

  If you are a holder of record of common stock, $.01 par value, of IGI (the "IGI Common Stock") on November 28, 1995, the record date for the Distribution (the "Record Date"), you will receive one share of Novavax Common Stock for each share of IGI Common Stock you own on that date. No consideration will be required to be paid by you for the shares of Novavax to be received by you in the Distribution, nor will you be required to surrender or exchange shares of IGI Common Stock in order to receive Novavax Common Stock. The Internal Revenue Service has ruled that the receipt of shares of Novavax Common Stock in the Distribution will not result in the recognition of income, gain or loss for federal income tax purposes.

  It is expected that stock certificates representing Novavax Common Stock will be mailed to you on December 12, 1995. Novavax has applied to have its Common Stock listed on the American Stock Exchange under the symbol "NOX."

  Novavax has developed proprietary organized lipid structures, lipid vesicle ("Novasome") encapsulation technologies, cellulose structures and micellar nanoparticles (collectively, the "Novavax Technologies") that it believes have a wide variety of applications in human vaccines and pharmaceuticals. Novavax's business plan is to apply its Novavax Technologies principally to the marketing and licensing of therapeutic products for human infectious diseases, including new vaccines, new adjuvants for vaccines, anti-bacterial and anti-viral products and formulations for topical drug delivery.

  The Board of Directors of IGI believes that the Distribution is in the best interests of Novavax, IGI and IGI stockholders because it will (i) provide both companies with greater access to the capital markets by permitting the investment community to evaluate each company more effectively; (ii) enable management of each company to adopt strategies and pursue objectives directly focused on its business and products; (iii) enhance the ability of each company to attract and motivate existing and potential key employees by providing them with equity compensation tied directly to the results of their efforts; (iv) improve the near-term earnings of IGI by eliminating from its operations the expenses and losses associated with the development of Novavax's business; (v) enable the Board of Directors to avoid conflicts in the use of limited capital resources by the two companies; and (vi) enhance the ability of the two companies to enter into strategic alliances and joint ventures.

  Immediately after the Distribution, IGI will pay Novavax approximately $5,000,000 in return for a fully paid-up, exclusive ten-year license entitling it to use the Novavax Technologies in the fields of (i) animal pharmaceuticals, biologicals and other animal health products; (ii) foods, food applications, nutrients and flavorings; (iii) cosmetics, consumer products and dermatological over-the-counter and prescription products (excluding certain topically delivered hormones); (iv) fragrances; and (v) chemicals, including herbicides, insecticides, pesticides, paints and coatings, photographic chemicals and other specialty chemicals and the processes for making the same ("IGI Field"). IGI will have the option, exercisable within the last year of the ten-year term, to extend the exclusive license for an additional ten-year period for $1,000,000. Novavax will retain the right to use its Novavax Technologies for all other applications, including human vaccines and pharmaceuticals. IGI's majority-owned subsidiary, Blood Cells, Inc., which IGI intends to sell, has a license to use Novavax Technologies for blood substitutes containing hemoglobin and other oxygen carrying substances.

  The Information Statement enclosed herein provides important information regarding the Distribution and Novavax's organization, business, properties and historical and pro forma financial information. Stockholders are encouraged to read this material carefully.

  Holders of IGI Common Stock on the Record Date are not required to take any action to participate in the Distribution. IGI is not soliciting your proxy because stockholder approval of the Distribution is not required.

                                          Sincerely,

                                          Edward B. Hager, M.D.
                                          Chairman and Chief Executive Officer

                             INFORMATION STATEMENT

                                 NOVAVAX, INC.

            DISTRIBUTION OF UP TO 9,214,325 SHARES OF COMMON STOCK
                          (PAR VALUE, $.01 PER SHARE)

  This Information Statement is being furnished to stockholders of IGI, Inc. ("IGI"), a Delaware corporation and majority stockholder of Novavax, Inc. ("Novavax"), in connection with the distribution (the "Distribution") by IGI to its stockholders of all of the outstanding shares of common stock, $.01 par value (the "Novavax Common Stock"), held by IGI (9,214,325 shares). The remaining 6.8% of the outstanding shares of Novavax Common Stock are owned by certain current and former officers, employees and consultants of Novavax and of IGI.

  It is expected that the Distribution will be made on December 12, 1995, to holders of record of common stock, $.01 par value, of IGI (the "IGI Common Stock") on November 28, 1995, on the basis of one share of Novavax Common Stock for each share of IGI Common Stock held. No consideration will be required to be paid by IGI stockholders for the shares of Novavax Common Stock to be received by them in the Distribution, nor will they be required to surrender or exchange shares of IGI Common Stock in order to receive Novavax Common Stock. The Internal Revenue Service (the "IRS") has ruled that, the receipt of shares of Novavax Common Stock in the Distribution will not result in the recognition of income, gain or loss for federal income tax purposes. Application has been made to list the Novavax Common Stock on the American Stock Exchange under the symbol "NOX."

  In reviewing this Information Statement, you should carefully consider the matters described under the caption "Risk Factors." Neither IGI nor Novavax will receive any cash or other proceeds from the distribution of Novavax Common Stock.

                                ---------------

     STOCKHOLDER  APPROVAL  IS  NOT   REQUIRED  IN  CONNECTION  WITH  THE
          DISTRIBUTION. WE  ARE NOT ASKING  YOU FOR A PROXY  AND YOU
               ARE REQUESTED NOT TO SEND US A PROXY.

                                ---------------

          THE DATE OF THIS INFORMATION STATEMENT IS DECEMBER 1, 1995.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES. THIS INFORMATION STATEMENT PRESENTS INFORMATION CONCERNING NOVAVAX, INC. BELIEVED BY NOVAVAX, INC. TO BE ACCURATE AS OF THE DATE SET FORTH ON THE COVER HEREOF. THIS INFORMATION STATEMENT ALSO PRESENTS INFORMATION CONCERNING IGI, INC. BELIEVED BY IGI, INC. TO BE ACCURATE AS OF THE DATE SET FORTH ON THE COVER HEREOF. CHANGES MAY OCCUR IN THE PRESENTED INFORMATION AFTER THAT DATE. NEITHER NOVAVAX, INC. NOR IGI, INC. PLANS TO UPDATE SAID INFORMATION EXCEPT IN THE COURSE OF FULFILLING THEIR RESPECTIVE NORMAL PUBLIC REPORTING AND DISCLOSURE OBLIGATIONS.

                               TABLE OF CONTENTS

ITEM                                                                       PAGE
----                                                                       ----
SUMMARY...................................................................   4
THE COMPANY...............................................................   8
THE DISTRIBUTION..........................................................   9
  Reasons for the Distribution............................................   9
  Restructuring Prior to Distribution.....................................  10
  Merger and Restructuring Valuation......................................  12
  Manner of Effecting the Distribution....................................  15
  Certain Federal Income Tax Consequences of the Distribution and the Re-
   structuring............................................................  15
  Stock Option Grants and Adjustments to Outstanding IGI Options..........  16
  Relationship Between IGI and Novavax After the Distribution.............  16
  Board of Directors and Management of Novavax............................  18
RISK FACTORS..............................................................  18
LISTING AND TRADING OF NOVAVAX COMMON STOCK...............................  25
CAPITALIZATION............................................................  26
SELECTED HISTORICAL NOVAVAX FINANCIAL DATA................................  27
PRO FORMA COMBINED FINANCIAL STATEMENTS OF NOVAVAX........................  28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  33
BUSINESS..................................................................  36
  Business Strategy.......................................................  36
  Novavax Technologies....................................................  36
  Novasome Lipid Vesicles.................................................  37
  Micellar Nanoparticles..................................................  37
  Novavax Product Candidates..............................................  37
  License of Technology to IGI............................................  40
  Manufacturing...........................................................  41
  Marketing...............................................................  41
  Competition.............................................................  41
  Research and Development................................................  42
  Patents and Proprietary Information.....................................  43
  Government Regulation...................................................  43
  Employees...............................................................  45
  Properties..............................................................  45
  Legal Proceedings.......................................................  45
MANAGEMENT................................................................  45
  Executive Officers and Directors........................................  45
  Board Committees........................................................  47
  Board Compensation......................................................  47

ITEM                                                                        PAGE
----                                                                        ----
  Compensation Committee Interlocks and Insider Participation..............  47
  Executive Compensation...................................................  48
  Stock Options............................................................  50
  Federal Income Tax Aspects of Stock Options..............................  53
CERTAIN TRANSACTIONS.......................................................  55
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT................  56
DESCRIPTION OF CAPITAL STOCK...............................................  57
  Common Stock.............................................................  57
  Preferred Stock..........................................................  57
  Delaware Law and Certain Charter and By-Law Provisions...................  58
  Dividends................................................................  59
  Transfer Agent and Registrar.............................................  59
INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................  59
TRADEMARKS.................................................................  60
AVAILABLE INFORMATION......................................................  60

Appendix A--Novavax Financial Statements
Appendix B--IGI Pro Forma Financial Information
Appendix C--Sample Form of Information Statement to be provided to Internal Revenue Service

                                    SUMMARY

  The following is a brief summary of the matters covered in this Information Statement and is qualified by the more detailed information included elsewhere herein, which should be read in its entirety. Certain terms used in this Summary are defined elsewhere in the Information Statement.

                                THE DISTRIBUTION

Distributing Company........  IGI, Inc., a Delaware corporation ("IGI").

Distributed Company.........  Novavax, Inc., a Delaware corporation
                              ("Novavax"). Novavax has developed proprietary organized lipid structures, lipid vesicle ("Novasome") encapsulation technologies, cellu-lose structures and micellar nanoparticles (col-lectively, the "Novavax Technologies") that it believes have a wide variety of applications in human vaccines and pharmaceuticals. Novavax's business plan is to apply its Novavax Technolo-gies principally to the marketing and licensing of therapeutic products for human infectious dis-eases, including new vaccines, new adjuvants for vaccines, anti-bacterial and anti-viral products and formulations for topical drug delivery.

Record Date.................  November 28, 1995.

Distribution Date...........  December 12, 1995.

Distribution................  The Distribution Agent will begin distributing
                              Novavax share certificates on or about the Dis-tribution Date to holders of IGI Common Stock on the basis of one share of Novavax Common Stock for each share of IGI Common Stock held of record at the close of business on the Record Date. IGI stockholders will not be required to make any payment or to take any other action to receive their Novavax Common Stock. The Novavax Common Stock will be freely transferable by persons who are not affiliates of Novavax. See "The Distribu-tion--Manner of Effecting the Distribution." Af-ter the Distribution, IGI will not own any Novavax securities.

Distribution Agent..........  State Street Bank and Trust Company, Two Heritage
                              Drive, Quincy, Massachusetts 02171

Novavax Stock Options.......  As described under "Management--Stock Options,"
                              Novavax will grant stock options to purchase
                              Novavax Common Stock to certain of its officers, employees and directors and to holders of IGI stock options as of the Record Date.

Trading Market..............  Currently no public trading market for Novavax
                              Common Stock exists. Application has been made to have the Novavax Common Stock approved for list-ing on the American Stock Exchange under the sym-bol "NOX," upon official notice of issuance. A "when-issued" trading market in the Novavax Com-mon Stock may develop prior to the Distribution Date.

Reasons for the               The Board of Directors of IGI has concluded that
 Distribution...............  the Distribution is in the best interests of
                              Novavax, IGI and the IGI stockholders because it will (i) provide both companies with greater ac-cess to the capital markets by permitting the investment com-munity to evaluate each company more effectively;
                              (ii) enable management of each company to adopt strategies and pursue objectives directly focused on its business and products; (iii) enhance the ability of each company to attract and motivate existing and potential key employees by providing them with equity compensation tied directly to the results of their efforts; (iv) improve the near-term earnings of IGI by eliminating from its operations the expenses and losses associated with the development of Novavax's business; (v) enable the Board of Directors to avoid conflicts in the use of limited capital resources by the two companies; and (vi) enhance the ability of the two companies to enter into strategic alli-ances and joint ventures. See "The Distribution--
                              Reasons for the Distribution" and "Management.")

Federal Income Tax            IGI has received a favorable private letter rul-
 Consequences...............  ing from the IRS to the effect that the Distribu-
                              tion qualifies as a "tax-free" spinoff under Sec-tion 355 of the Internal Revenue Code of 1986, as amended (a "Section 355 Spinoff"). As a Section
                              355 Spinoff, neither IGI nor its stockholders will recognize gain or loss as a result of the Distribution of Novavax Common Stock. See "The
                              Distribution--Certain Federal Income Tax Conse-quences of the Distribution and the Restructur-ing."

License Agreement with        Immediately after the Distribution, IGI will pay
 IGI........................  Novavax approximately $5,000,000 in return for a fully paid-up, exclusive ten-year license enti-tling it to use the Novavax Technologies in the fields of (i) animal pharmaceuticals, biologicals and other animal health products; (ii) foods, food applications, nutrients and flavorings;
                              (iii) cosmetics, consumer products and dermato-logical over-the-counter and prescription prod-ucts (excluding certain topically delivered hor-mones); (iv) fragrances; and (v) chemicals, in-cluding herbicides, insecticides, pesticides, paints and coatings, photographic chemicals and other specialty chemicals; and the processes for making the same (collectively, the "IGI Field").
                              IGI will have no further obligations to fund
                              Novavax after the Distribution. Novavax has pre-sented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the trans-action and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to ad-dress tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common con-trol. As all costs of development for this tech-nology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution. See "Busi-ness--License of Technology to IGI."

Relationship with IGI after
 the Distribution...........
                              In connection with the Distribution, Novavax and IGI have entered into certain intercompany agree-ments, including a Plan and Agreement of Distri-bution, a License Agreement, a Tax Matters Agree-ment and a Transition Services Agreement. See "The Distribution--Relationship Between IGI and Novavax After the Distribution." In addition, the two principal executive officers of IGI will serve as the principal executive officers of Novavax through June 30, 1996, and members of the IGI Board of Directors will constitute one half of the directors of Novavax.

                                  RISK FACTORS

  The shares of Novavax Common Stock to be issued in the Distribution involve a high degree of risk. See "Risk Factors."

                 SUMMARY FINANCIAL INFORMATION OF NOVAVAX, INC.

  The following summary historical and pro forma financial data that relates to each of the years in the four-year period ended December 31, 1994 have been derived from combined financial statements audited by Coopers & Lybrand L.L.P., independent public accountants. The summary historical and pro forma financial data for the nine-month periods ended September 30, 1994 and 1995 and for the year 1990 have been derived from unaudited combined financial statements. In the opinion of Management of Novavax, the unaudited combined financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial position of Novavax at September 30, 1994 and 1995 and the results of operations and cash flows for the nine-month periods ended September 30, 1994 and 1995. The results of operations for the nine-month period ended September 30, 1995 are not necessarily indicative of the results of operations to be expected for the entire year 1995.

  The pro forma financial information gives pro forma effect to (i) the Distribution, (ii) the Restructuring and Recapitalization of IGI's biotechnology business prior to the Distribution, (iii) the issuance of additional shares of Novavax Common Stock to IGI in exchange for the transfer by IGI to Novavax of all of IGI's rights to payments of indebtedness owed to an IGI subsidiary by Novavax and (iv) the payment by IGI to Novavax of $5,000,000 in return for a fully paid-up exclusive license to use the Novavax Technologies in the IGI Field (collectively, the "Pro Forma Events") as if the Pro Forma Events had occurred on January 1, 1994. The historical and pro forma combined financial statements of Novavax do not necessarily reflect the results of operations or financial position that would have been obtained had Novavax been an independent publicly-held company.

  The summary historical and proforma financial information of Novavax, Inc. should be read in conjunction with the Novavax financial statements contained in Appendix A and the Novavax pro forma financial statements contained elsewhere in this Information Statement.

           SUMMARY HISTORICAL FINANCIAL INFORMATION OF NOVAVAX, INC.

                                                                                             NINE MONTHS ENDED
                                      FOR THE YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                         ---------------------------------------------------------------  ------------------------
                            1990         1991         1992         1993         1994         1994         1995
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                         (UNAUDITED)                                                            (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Research revenues(1)... $   388,050  $   453,000  $   940,900  $   380,700  $   475,000  $       --   $       --
 Royalty revenues from
  parent(2).............      12,166       29,816       86,555      198,546      209,877      139,000      202,648
Total revenues..........     400,216      482,816    1,027,455      579,246      684,877      139,000      202,648
Costs and expenses:
 Selling and marketing..         --       150,000      246,679      278,836      323,640      223,732      332,517
 General and administra-
  tive(3)...............   1,018,384    1,191,125    1,314,741    1,976,356    2,162,431    1,649,165    1,761,482
 Research and develop-
  ment..................   1,077,328    1,075,815    1,720,220    2,701,038    2,860,048    1,987,037    2,248,433
 Interest expense (loan
  from parent)(4).......     365,297       80,644      193,471      413,049    1,028,794      711,518    1,313,115
Net loss................  (2,060,793)  (2,014,768)  (2,447,656)  (4,790,033)  (5,690,036)  (4,432,452)  (5,452,899)
BALANCE SHEET DATA:
Total current assets.... $   151,973  $   260,025  $   174,932  $   268,050  $   501,845  $    38,828  $    54,855
Working capital.........      92,202      100,998        9,346      202,914      306,159     (171,417)     (68,279)
Total assets............     854,364    1,256,800    2,475,342    2,819,631    3,132,688    2,642,581    2,783,913
Stockholders' deficit...    (924,133)  (1,236,530)    (609,369)  (1,070,994)  (2,202,868)  (1,627,990)  (4,218,071)

--------
(1) Includes payments for product development and licensing agreements.
(2) Includes royalties for product sales in IGI's Animal Health Products and Cosmetic and Consumer Product segments.
(3) Includes administrative expenses incurred by IGI allocated to Novavax.
(4) Interest expense is solely attributable to intercompany debt incurred by Novavax to fund its operations.

            SUMMARY PRO FORMA FINANCIAL INFORMATION OF NOVAVAX, INC.

                                           NINE MONTHS ENDED      YEAR ENDED
                                           SEPTEMBER 30, 1995 DECEMBER 31, 1994
                                           ------------------ ------------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Research revenues.......................    $       --         $   475,000
Costs and expenses:
  Selling and marketing...................        332,517            323,640
  General and administrative..............      1,761,482          2,162,431
  Research and development................      2,732,933          3,829,048
  Interest expense (loan from parent).....        975,615            628,794
Net loss..................................     (5,802,547)        (6,468,913)
Loss per common share.....................    $      (.59)       $      (.65)
Number of common shares...................      9,887,936          9,887,936
                                                              SEPTEMBER 30, 1995
                                                              ------------------
BALANCE SHEET DATA:
Total current assets......................                       $ 5,054,855
Working capital...........................                         4,931,721
Total assets..............................                         7,783,913
Stockholders' equity......................                         7,660,779

                                  THE COMPANY

  Novavax has developed proprietary organized lipid structures, lipid vesicle ("Novasome") encapsulation technologies, cellulose structures and micellar nanoparticles (collectively, the "Novavax Technologies") that it believes have a wide variety of applications in human vaccines and pharmaceuticals. Novavax's business plan is to apply its Novavax Technologies principally to the marketing and licensing of therapeutic products for human infectious diseases, including new vaccines, new adjuvants for vaccines, anti-bacterial and anti-viral products and formulations for topical drug delivery.

  Immediately after the Distribution, IGI will pay Novavax approximately $5,000,000 in return for a fully paid-up, exclusive ten-year license (the "License Agreement") entitling it to use the Novavax Technologies in the fields of (i) animal pharmaceuticals, biologicals and other animal health products; (ii) foods, food applications, nutrients and flavorings; (iii) cosmetics, consumer products and dermatological over-the-counter and prescription products (excluding certain topically delivered hormones); (iv) fragrances; and (v) chemicals, including herbicides, insecticides, pesticides, paints and coatings, photographic chemicals and other specialty chemicals; and the processes for making the same (collectively, the "IGI Field"). IGI will have the option, exercisable within the last year of the ten-year term, to extend the License Agreement for an additional ten-year period for $1,000,000. Novavax will retain the right to use its Novavax Technologies for all other applications, including human vaccines and pharmaceuticals.

  The $5,000,000 license payment was determined unilaterally by IGI based on the present value of the estimated aggregate royalties IGI would expect to pay Novavax over a ten-year period if such royalties were paid annually based on IGI's annual revenues from the sale of its products that use or incorporate the Novavax Technologies. Prior to the Distribution, IGI paid a royalty rate of 10% on sales of products incorporating the Novavax Technologies. This rate was determined based on a review of similar types of licensing agreements and reflected the absence of any up-front payment by IGI to Novavax. Novavax recognized revenues under its earlier license agreement of $87,000, $199,000, $210,000 and $203,000 for the years 1992, 1993 and 1994 and the nine months ended September 30, 1995, respectively. The lump sum license payment was determined to be preferable to annual royalty payments, because the license payment would provide Novavax with immediate funds to finance its operations after the Distribution. At the time the terms of the License Agreement were fixed, including the license payment, all of the directors of Novavax were also directors of IGI.

  IGI gave careful consideration to various structures for the Distribution, including an equity infusion independent of any license agreement, a loan which would have been repaid from proceeds of a post-spinoff Novavax equity financing or a combination of these. IGI, at its sole discretion, determined payment of the funding required by Novavax under a license agreement best balanced the interests of IGI and Novavax shareholders and addressed certain key factors and tax considerations, including:

  . Specifically allocating rights to the technology in certain fields and thereby avoiding any future conflicts between IGI and Novavax as to technology rights owned by Novavax. Documentation of technology rights would have been required regardless of any equity funding by IGI.

  . Providing funding in amounts sufficient to permit Novavax to operate for a reasonable period until it has the ability to attract investors while eliminating the future drain on IGI's resources and any future funding requirements by IGI.

  . Maximizing cash flows (by efficient structuring of tax consequences).

  Payments under the License Agreement were determined based on Novavax's funding requirements, which also approximated management's estimate of the present value of cash flows from estimated royalty payments for the next ten years based on existing products and sales levels and at an intercompany royalty rate of 10% versus the 6-8% previously obtained by Novavax from third parties.

  The Company has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid License Agreement to address tax and financing considerations of the Distribution. The Company has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution. See "Business--License of Technology to IGI."

  In connection with the Distribution, Novavax and IGI have also entered into certain intercompany agreements, including a Plan and Agreement of Distribution, a License Agreement, a Tax Matters Agreement and a Transition Services Agreement. These agreements are sometimes referred to collectively as the "Intercompany Agreements." The Intercompany Agreements are intended to facilitate the separation of the businesses of IGI and Novavax following the Distribution. It is possible that Novavax and IGI will enter into additional agreements in the future; however, any such agreements would be negotiated on an arms' length basis and be subject to approval by the independent directors of each of the companies. See "The Distribution--Relationship Between IGI and Novavax After the Distribution."

  Novavax has filed a Registration Statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register the Novavax Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). On the date of the Distribution (the "Distribution Date"), IGI will deliver all of the outstanding shares of Novavax Common Stock to State Street Bank and Trust Company, as the distribution agent (the "Distribution Agent"), for transfer and distribution to the holders of record of IGI Common Stock on the Record Date. The Distribution will be made on December 12, 1995.

  IGI stockholders having inquiries relating to the Distribution prior to the Distribution Date should contact Kevin J. Bratton, IGI, Inc., Wheat Road & Lincoln Avenue, Buena, New Jersey 08310, telephone number (609) 697-1441. Questions relating to the Distribution after the Distribution Date should be directed to Denis M. O'Donnell, M.D., Novavax, Inc., 12601 Twinbrook Parkway, Rockville, Maryland 20852, telephone number (301) 816-8160.

  Novavax was incorporated in Delaware in 1987. Novavax's principal executive offices are located at 12601 Twinbrook Parkway, Rockville, Maryland 20852, telephone number (301) 816-8160. The terms "IGI" and "Novavax" as used in this Information Statement include all of their respective subsidiaries (after giving effect to the Distribution) except where the context otherwise requires.

                               THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

  The Board of Directors of IGI has concluded that the Distribution is in the best interests of Novavax, IGI and the IGI stockholders because it will (i) provide both companies with greater access to the capital markets by permitting the investment community to evaluate each company more effectively;
(ii) enable management of each company to adopt strategies and pursue objectives directly focused on its business and products; (iii) enhance the ability of each company to attract and motivate existing and potential key employees by providing them with equity compensation tied directly to the results of their efforts; (iv) improve the near-term earnings of IGI by eliminating from its operations the expenses and losses associated with the development of Novavax's business; (v) enable the Board of Directors to avoid conflicts in the use of limited capital resources by the two companies; and
(vi) enhance the ability of the two companies to enter into strategic alliances and joint ventures.

  The Company believes that the principal disadvantage of the Distribution is that IGI will no longer fund Novavax's operations and that, absent the funds provided by IGI, Novavax will be required to obtain outside financing, and no assurance can be given that it will be able to do so. In addition, after the spinoff, Novavax will need to arrange collaborations with one or more strategic partners or raise additional funds to finance the continuing research and the clinical trials required for the development of its product candidates and to finance its business operations until it can develop a stream of revenue as a separate entity. The Company must also develop its own production, sales and marketing capabilities if it elects to produce and market any products that it may successfully develop. For additional information regarding the risks which the Company will confront as a separate entity, independent of IGI, see "Risk Factors."

  The Distribution is designed to separate two distinct companies with different missions and financial, investment and operating characteristics so that each can adopt strategies and pursue objectives appropriate to its specific business. The Distribution is intended to enable management of each company ultimately to concentrate its attention and resources on its core business without regard to the objectives and policies of the other company.

  The Board of Directors of IGI believes the inclusion in one company of its animal health and cosmetics and consumer products businesses (the "Core Businesses"), together with its biotechnology business (the "Biotechnology Business"), has hindered the ability of IGI and Novavax to obtain financing. The primary reason for the hindrance, according to the Board, is that the Core Businesses are evaluated by the financial markets on the basis of their earnings. Although net sales from the Core Businesses were $24,434,638, $28,004,569 and $28,947,911 in 1992, 1993 and 1994, respectively, substantially all of the earnings have been used to fund the research and development activities relating to the Biotechnology Business. As a result, the combined earnings of the companies have been significantly depressed, thereby limiting the combined companies' ability to raise financing from outside sources interested in investing in the Core Businesses.

  In contrast to its Core Businesses, the Biotechnology Business is generally judged by the financial markets based upon its potential for growth if and when its products become marketable. However, in the case of IGI and Novavax, the combined companies cannot be viewed by the financial markets as biotechnology-based because the majority of their combined activities relate to the Core Businesses. Thus, the combination of the Core Businesses of IGI with the Biotechnology Business of Novavax has effectively precluded the combined companies from being favorably viewed by either the portion of the securities market investing in the Core Businesses or the portion of the market investing in biotechnology companies. For this reason, the Board of Directors of IGI has determined that the separation of IGI and Novavax may enhance the companies' ability to raise financing and allow the companies to obtain the financing on better terms than if they continued on a combined basis.

  The Distribution best addresses the following concerns of IGI's Board of
Directors: (i) that IGI stockholders be permitted to participate in the future business potential of Novavax; (ii) that IGI's earnings reflect principally the performance of the Core Businesses; (iii) that investments in the development of the Novavax Technologies be continued at a level determined by management of Novavax to be appropriate without regard to the requirements of IGI's animal health and cosmetics and consumer products businesses; and (iv) that IGI and Novavax exist as independent companies so as to enhance their abilities to attract investment capital on acceptable terms. However, because IGI will not provide additional funding or pay royalties to Novavax after the Distribution, there can be no assurance that Novavax will have adequate capitalization to continue its research and development activities. See "Risk Factors." The terms of the Distribution were determined by the Independent Committee of the Board of Directors of IGI (consisting of non-employee directors) (the "Independent Committee") and adopted by the Boards of Directors of IGI and Novavax.

RESTRUCTURING PRIOR TO DISTRIBUTION

  Prior to the Distribution, IGI consolidated the Core Businesses within itself and its subsidiaries and consolidated the Biotechnology Business within Novavax and its subsidiaries (the "Restructuring"). At the time of the Restructuring, IGI owned, through its wholly-owned subsidiary, IGEN, Inc. ("IGEN"), the following percentages of the voting power of the subsidiaries conducting the Biotechnology Business: 84.7% of the voting power of Novavax (formerly known as Molecular Packaging Systems, Inc.), the sole stockholder of both Micro-Pak, Inc. ("Micro-Pak") and Micro Vesicular Systems, Inc. ("MVS"), and 90.3% of the voting power of an entity then known as Novavax, Inc. and subsequently renamed Lipovax, Inc. ("Lipovax"). The Biotechnology Business resided, and continues to reside, within Novavax, Micro-Pak, MVS and Lipovax. Prior to the Restructuring, the minority stockholders of Novavax and of Lipovax held 15.3% and 9.7% of the voting power of Novavax and Lipovax, respectively. (All references in this Information Statement to Novavax prior to the Merger shall mean Molecular Packaging Systems, Inc. and its subsidiaries, Micro-Pak and MVS.)

  On September 20, 1995, Novavax, Lipovax and MPS Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Novavax created for purposes of the Restructuring ("Acquisition Corporation"), entered into a merger agreement (the "Merger Agreement"). The Merger Agreement provides, among other things, for a reverse triangular merger (the "Merger") in which Acquisition Corporation merged with and into Lipovax and Lipovax became a wholly-owned subsidiary of Novavax. The Merger was approved by the stockholders of Lipovax on October 12, 1995. As consideration for the Merger, Novavax issued an aggregate of 21,698 shares, of which 90.2% were issued to IGEN and the remaining 9.8% to the minority stockholders of Lipovax. After the Merger, IGEN owned 85.5% of the outstanding shares of Novavax, and the remaining 14.5% was held by the minority stockholders of Novavax (8.7%) and by the former minority stockholders of Lipovax (5.8%). The valuation of Novavax and Lipovax for purposes of determining the Merger consideration was determined by the Independent Committee in consultation with Seidman & Co., Inc. ("Seidman"). See "Merger and Restructuring Valuation."

  As part of the Restructuring, Novavax issued to IGEN 41,569 shares of Novavax Common Stock in exchange for the transfer by IGEN to Novavax of all of IGEN's rights to the payment of an estimated $17,024,000 aggregate indebtedness to be owed as of the Distribution Date to ImmunoGenetics, Inc., a wholly-owned subsidiary of IGEN (and the primary operating entity of the Core Businesses ("ImmunoGenetics")), by MVS ($9,888,000) and Lipovax ($7,136,000) (collectively, "Novavax Sub Debt"). The Novavax Sub Debt resulted from loans made by ImmunoGenetics to MVS and Lipovax during the period from 1991 to the Distribution Date. The number of shares of Novavax Common Stock exchanged for the Novavax Sub Debt was based on the value of $409.54 per share of Novavax Common Stock, as determined by the Independent Committee in consultation with Seidman. See "Merger and Restructuring Valuation."

  In addition to the Restructuring, Novavax undertook a recapitalization of its capital stock (the "Recapitalization"). Immediately prior to the Recapitalization, Novavax's issued and outstanding capital stock consisted of 75,240 shares of Class A Common Stock and 3,000 shares of Class B Common Stock. As a result of the Recapitalization, each share of Class A Common Stock and each share of Class B Common Stock was converted into 126.37944 shares of Novavax Common Stock, or a total of 9,887,936 shares of Novavax Common Stock, of which 9,214,325 shares (93.2%) were owned by IGEN and the remaining 673,611 shares (6.8%) were owned by current and former officers, employees and consultants of Novavax and of IGI.

  After receiving notice of the special meeting of Lipovax stockholders to approve the Merger, seven of the employees of Lipovax indicated to IGI that the Merger would dilute their equity position in the surviving entity to a level that would provide inadequate incentive to continue to be employed by the surviving entity. In addition, they voted their shares (representing approximately 4.5% of the outstanding shares) against the Merger and demanded appraisal rights pursuant to Delaware law. Since these employee-stockholders constituted most of the full-time employees of Lipovax and include key members of the scientific team, the Board of Directors determined that their termination of employment would impair the ability of the surviving entity to continue its business operations. Accordingly, immediately after the Distribution, the Board of Directors of Novavax is expected to authorize the grant of additional options to 16 Lipovax employees, as an incentive for continuation of their employment. These options will provide for the purchase of an aggregate of 850,000 shares of Novavax Common Stock, of which 600,000 shares will be purchasable at an exercise price of $.01 per share and 250,000 shares at an exercise price of $3.24 per share. For information relating to the terms of these options, see "Management--Stock Options--1995 Stock Option Plan."

  To complete the separation of the Core Businesses from the Biotechnology Business, IGEN distributed all of the shares of Novavax Common Stock held by IGEN to IGI in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code.

MERGER AND RESTRUCTURING VALUATION

  Because (i) IGI held a majority ownership in both Novavax and Lipovax, (ii) IGI had loaned substantial amounts to Novavax and Lipovax, (iii) senior executives of IGI served on the Board of Directors of each of IGI, Novavax and Lipovax and (iv) certain senior executives of IGI also held a minority stock interest in Novavax, the Board of Directors of IGI appointed the outside directors of IGI (Henry A. Malkasian, John O. Marsh, Jr., Terrence O'Donnell, Dr. Constantine L. Hampers and Dr. David G. Pinosky) to serve as an Independent Committee (the "Independent Committee") to determine the relative values of Novavax and Lipovax for purposes of the Merger and the resulting value of Novavax for purposes of issuing additional shares of Novavax Common Stock to IGI in payment of the Novavax Sub Debt. To assist it in its valuation, the Independent Committee retained Seidman. At the time the valuation was determined, the directors of Novavax and Lipovax were also directors of IGI, except for Mr. O'Donnell and Dr. Hampers who served only on the IGI Board of Directors.

  The Independent Committee (except for Mr. Malkasian who was absent because of illness) had three telephone conference meetings with representatives of Seidman on August 28, 1995, August 31, 1995 and September 1, 1995 and an in-person meeting with a representative of Seidman on September 13, 1995. At these meetings, Seidman discussed the work that it had performed, the analysis employed to value, on a pre-Merger basis, each of Novavax and Lipovax, preliminary recommendations and the final recommendation presented on September 13, 1995. The Independent Committee also invited the two senior executive officers of IGI, Dr. Hager and Mr. Gallo, who are also the senior executive officers of Novavax, to respond to questions and to provide data that the Independent Committee deemed relevant.

  On the basis of its analysis, Seidman placed an aggregate post-Merger value of approximately $32,000,000 on Novavax allocated as follows: Lipovax-- $21,000,000 and Novavax pre-Merger--$11,000,000, or a relative value for purposes of determining the Merger exchange ratio of approximately 66% and 34%, respectively. The Independent Committee, at its meeting on September 13, 1995, accepted Seidman's overall valuation of $32,000,000 for the combined entity, but made adjustments to the relative values of the separate entities on the basis of its review and analysis of data not included in Seidman's valuation.

  The adjustments were made primarily to add to the pre-Merger value of Novavax (and to correspondingly subtract from the pre-merger value of Lipovax) certain research and development expenses, patent expenses and fixed costs incurred by Novavax prior to the Merger for the benefit of Lipovax but never charged to Lipovax. In addition, the Independent Committee considered the value of Lipovax's use of the Novasome technology without payment of any license fee for such use. The Seidman valuation did not attribute any value to Lipovax's use of the Novasome technology. IGI's management proposed that the value to Lipovax of the use of that technology was $3 million. After considering management's position and reviewing Lipovax's use of the technology and its future potential value to Lipovax, the Independent Committee assigned a value of $1.5 million to the use of the technology, thereby adding $1.5 million to the value of Novavax and decreasing Lipovax's value by $1.5 million.

  In its deliberations, the Independent Committee also considered the $5 million license fee to be paid by IGI for use of the Novasome technology in the cosmetics and consumer products market. It recognized that IGI is currently marketing such products and has announced the formation of its own dermatologics division, and as a result the valuation in this product market is more readily quantifiable than in the human biological and pharmaceutical market. While the Independent Committee believes that the human biological and pharmaceutical market has significantly greater profit potential than the cosmetics and consumer products market, it recognized that the profit potential has to be considered in light of the extended periods of time required for product development and regulatory approval by the Food and Drug Administration. Moreover, it noted that Lipovax does not have any products on the market and there is no guarantee that a pharmaceutical product can be developed, approved for sale and brought to market successfully.

  After considering the data and determining that Novavax's value should be increased while Lipovax's value should be decreased to reflect the costs and expenses incurred by Novavax and not charged to Lipovax during 1993, 1994 and 1995 (through June 30), the Committee made the following adjustments:

                                   NOVAVAX     LIPOVAX
                                 ----------- -----------
   Base Value Prior to Merger..  $11,000,000 $21,000,000
                                 ----------- -----------
   Charges incurred by Novavax
    for benefit of Lipovax:
     Research and Development..    1,600,000  (1,600,000)
     General and Administra-
      tive.....................    1,692,000  (1,692,000)
     Fixed Assets..............      200,000    (200,000)
     Patents...................      200,000    (200,000)
     Use of Novasome Technolo-
      gy.......................    1,500,000  (1,500,000)
                                 ----------- -----------
       Total Adjustments.......    5,192,000  (5,192,000)
                                 ----------- -----------
   Value After Adjustments.....  $16,192,000 $15,808,000
                                 =========== ===========

  Therefore, after the adjustments, the relative values were approximately 50% for each entity, and the Independent Committee, recognizing that the adjustments were based on good faith calculations that were not precisely confirmable, adopted a pre-Merger valuation of 50% for each entity.

  The Independent Committee then subtracted each entity's indebtedness to IGI to calculate the relative values for purposes of determining the Merger exchange ratio, as follows:

                                                        NOVAVAX      LIPOVAX
                                                      -----------  -----------
     Value Prior to Merger........................... $16,000,000  $16,000,000
     Less Debt to IGI................................  (9,888,000)  (7,136,000)
                                                      -----------  -----------
                                                      $ 6,112,000  $ 8,864,000
                                                      ===========  ===========

  As a result of the foregoing, the Independent Committee determined that the stockholders of Lipovax would be entitled to approximately 59.16% of the shares of Novavax Common Stock pursuant to the Merger with the remaining 40.84% to be held by the pre-Merger stockholders of Novavax.

  Using the same valuations, on November 20, 1995, IGI transferred to Novavax all of IGI's rights to repayment of the Novavax Sub Debt of $17,024,000 owed to it by Novavax's subsidiaries in exchange for 5,253,452 shares of Novavax Common Stock, based on the value of Novavax of approximately $15,000,000 prior to repayment of the Novavax Sub Debt, resulting in IGI's current ownership interest in Novavax of approximately 93.2%.

  In arriving at its valuation, without taking into account the adjustment items considered by the Independent Committee, Seidman relied principally on discounted cash flow analyses of the entities involved in the Merger, including where applicable a discounted cash flow of each of the principal product lines. In connection with its opinion, Seidman reviewed, among other things, the proposed Merger transaction; the Annual Reports to Stockholders and Annual Reports on Form 10-K of IGI for the two fiscal years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of IGI; certain other communications from IGI to its stockholders; and certain internal financial analyses and forecasts for IGI, Novavax and Lipovax (on a pre-Merger basis) prepared by their respective managements. Seidman representatives also held discussions with members of the senior management of IGI, Novavax and Lipovax regarding the past and current business operations, financial condition and future prospects of their product lines. In addition, Seidman compared certain financial and stock market information for IGI with similar information for certain other companies whose securities are publicly traded and performed such other studies and analyses as they considered appropriate.

  Seidman relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their recommendation and has assumed that the financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the entities involved as to their expected future financial performance. In addition, Seidman has not made an independent evaluation or appraisal of the assets and liabilities of any of the entities or any of their respective subsidiaries and has not been furnished with any such evaluation or appraisal.

  The following is a summary of certain of the financial analyses used by Seidman in connection with providing its opinion to the Independent Committee on September 13, 1995.

  Seidman reviewed certain historical and estimated future operating and financial information including, among other things, revenue, earnings before interest and taxes and net income, for each of Novavax and Lipovax on a pre-Merger basis. Seidman valued separately (i) Lipovax, (ii) Novavax's five product lines held by its subsidiary, MVS, and (iii) IGI's core animal health products business.

  MVS's five product lines include cosmetics, dermatology, Flavorsome, paints and chemicals. In arriving at a present value of discounted cash flow from each of these product lines during the six-year period ending December 31, 2000, Seidman determined the stage of development of each product, the applicable discount rate and IGI's ownership of each product line. The discount rates used for MVS's five product lines ranged from 30% to 47.5%, depending on the stage of development. Seidman's analysis concluded that the aggregate fair market value of these five product lines was approximately $11,000,000.

  Seidman then calculated the present value of all human pharmaceutical applications (Novavax's post-Merger principal business) using a discounted cash flow analysis based on projected revenue and operating results for the six-year period ending December 31, 2000 and using a risk-appropriate discount rate. The discount rate used for the human pharmaceutical applications was 60%. Based on this analysis, Seidman concluded that the human pharmaceuticals business (operated by Lipovax) had a fair market value of approximately $21,000,000.

  Seidman then concluded that IGI's derived share of the present value of discounted cash flows in the product lines of the entities to be merged within Novavax was approximately $32,000,000.

  Seidman also reviewed the capitalized value of five publicly traded companies that market animal products on the basis of the price-to-latest book value and price-to-average pre-tax income (for the prior three years). Using these data, Seidman determined the median capitalizing factors for those companies and, applying them to IGI (animal products business only), concluded that the animal product segment of IGI's business had a value of approximately $87,000,000. As a confirmatory approach, the $87,000,000 market comparable valuation for the IGI animal health products business, when subtracted from the current market capitalization of IGI, resulted in a balance of approximately $32 million attributable to Novavax and Lipovax.

  The valuation of businesses and product lines is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Seidman's opinion. No company or transaction used in Seidman's analysis as a comparison is exactly identical to IGI or its subsidiaries. The analysis was prepared solely for purposes of Seidman providing its opinion as to the relative values of Novavax and Lipovax for purposes of the Merger and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Seidman's opinion and presentation to the Independent Committee was one of many factors taken into consideration by the Board of Directors of IGI in making its determination to approve the Merger.

  Seidman is an investment banking firm that principally serves middle market companies with revenues of up to $300,000,000. Its principal services include financial analysis, business valuations, corporate financial planning, equity and debt financing advice, merger and acquisition negotiations and other related financial services.

  Pursuant to a letter agreement dated July 27, 1995 (the "Engagement Letter"), IGI engaged Seidman to provide valuation services in connection with the Merger. The Engagement Letter provides that, upon consummation of the Merger, IGI will pay Seidman a fee of $40,000, plus Seidman's out-of-pocket expenses.

  On November 10, 1995, a financial advisor to Dr. Donald F. Wallach, a stockholder and former President of Novavax, wrote to the Directors of IGI, on behalf of Dr. Wallach, expressing his disagreement with the Seidman valuations and proposing adjustments which would increase the value assigned to Novavax (after the Merger), reduce the value assigned to IGI and increase that portion of the value of Novavax which is attributable to Novavax (pre-Merger). He also proposed, in the alternative, that IGI purchase Dr. Wallach's shares at a price which is approximately 600% of the value determined by the Independent Committee. The management of IGI believes that Dr. Wallach's advisor has reached erroneous conclusions in his review of the Seidman Report and intends to so advise him. No assurance can be given that Dr. Wallach will not seek to change the valuations assigned to Novavax or to Lipovax through legal proceedings.

MANNER OF EFFECTING THE DISTRIBUTION

  The general terms and conditions relating to the Distribution are set forth in the Plan and Agreement of Distribution, dated as of the Distribution Date (the "Distribution Agreement"), and the other Intercompany Agreements between IGI and Novavax. Under the terms and conditions of the Distribution Agreement, IGI will effect the Distribution by providing for the delivery of the Novavax Common Stock to the Distribution Agent for distribution to the IGI stockholders. The Distribution will be made on the basis of one share of Novavax Common Stock for each share of IGI Common Stock held on the Record Date. The Novavax Common Stock distributed in the Distribution will be freely transferable by persons who are not affiliates of Novavax.

  Certificates representing shares of Novavax Common Stock will be mailed or delivered by the Distribution Agent beginning on the Distribution Date. The shares of Novavax Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock."

  Holders of IGI Common Stock will not be required to pay cash or any other consideration for the Novavax Common Stock received in the Distribution or to surrender or exchange certificates representing shares of IGI Common Stock in order to receive the Novavax Common Stock. Holders of IGI Common Stock will continue to own their shares of IGI Common Stock and, if such stockholders were stockholders of record on the Record Date, they will also receive shares of Novavax Common Stock. The Distribution will not otherwise change the number of, or the rights associated with, outstanding shares of IGI Common Stock.

  A "when-issued" trading market in the Novavax Common Stock is expected to develop prior to the Distribution Date. A "when-issued" trading market occurs when trading in shares begins prior to the time stock certificates are actually available or issued.

  IGI will have no further funding obligations to Novavax after the Distribution.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE
RESTRUCTURING

  On March 20, 1995, IGI received a favorable private letter ruling from the IRS (the "Tax Ruling") substantially to the effect that, among other things, the Distribution will qualify as a tax-free spinoff (a "Section 355 Spinoff") under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and, in general, that for federal income tax purposes:

    (1) No gain or loss will be recognized by or be includable in the income of a holder of IGI Common Stock solely as a result of the receipt of Novavax Common Stock in the Distribution.

    (2) No gain or loss will be recognized by IGI, its subsidiaries or Novavax upon the Distribution and the Restructuring.

    (3) The tax basis of IGI Common Stock held by a stockholder immediately prior to the Distribution will be apportioned (based upon relative market values on the Distribution Date) between such IGI Common Stock and the Novavax Common Stock received by such stockholder in the Distribution.

    (4) Assuming that the IGI Common Stock is held as a capital asset, the holding period for the Novavax Common Stock received in the Distribution by a holder of IGI Common Stock will include the period during which such IGI Common Stock was held.

  The Distribution and the Restructuring, although tax-free as of the Distribution Date, could be rendered taxable as a result of subsequent actions or events. For a description of subsequent actions or events that could render the Distribution taxable, see "The Distribution--Relationship Between IGI and Novavax After the Distribution--Tax Matters Agreement" and "Risk Factors--Loss of "Tax-Free" Treatment of Distribution and Restructuring." If the Distribution was rendered taxable as a result of subsequent actions or events, then (i) a corporate level taxable gain would be recognized by the consolidated group of which IGI is the parent, generally equal to the amount by which the fair market value of the Novavax Common Stock distributed in the Distribution exceeds IGI's basis therein, (ii) both IGI, as parent of that group, and Novavax, as a former member of that group, would be severally liable for the corporate level tax on such gain, and (iii) each holder of IGI Common Stock who receives shares of Novavax Common Stock in the Distribution would be treated as having received a taxable dividend (assuming that IGI had sufficient current or accumulated "earnings and profits").

  STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM OF THE DISTRIBUTION, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. STOCKHOLDERS ARE ALSO ADVISED TO FILE WITH THE INTERNAL REVENUE SERVICE THE FORM OF STATEMENT ANNEXED HERETO AS APPENDIX C WITH THE TAX RETURN COVERING THE PERIOD IN WHICH THE DISTRIBUTION OCCURS.

STOCK OPTION GRANTS AND ADJUSTMENTS TO OUTSTANDING IGI OPTIONS

  See "Management--Stock Options--1995 Stock Option Plan," "--Spinoff Options" and "--SmithKline Option" for information relating to the grant of stock options to Novavax employees and directors and for adjustments to outstanding IGI stock options.

RELATIONSHIP BETWEEN IGI AND NOVAVAX AFTER THE DISTRIBUTION

  To facilitate the separation of the Core Businesses from the Biotechnology Business, IGI and Novavax have entered into the Intercompany Agreements. The following is a summary of certain provisions of such agreements and is qualified in its entirety by reference to the full text of such agreements, all of which have been filed as exhibits to the Registration Statement of which this Information Statement is a part.

  Distribution Agreement. The Distribution Agreement provides for the principal corporate transactions required to effect the Distribution, including, among other things, the preparation of the Registration Statement registering the Novavax Common Stock under the Exchange Act.

  The Distribution Agreement also provides that each company will share equally any liabilities under federal and any state securities laws incurred as a result of the distribution of this Information Statement.

  License Agreement. For a description of the License Agreement between Novavax and IGI to be entered into in connection with the Distribution, see "Business--License of Technology to IGI."

  Tax Matters Agreement. The Tax Matters Agreement provides, among other things, that IGI will be responsible for all federal, state, local and foreign tax liabilities of Novavax for periods ending on or prior to the Distribution Date and Novavax will be responsible for all tax liabilities of Novavax subsequent to that date. The Tax Matters Agreement further provides that for the tax year of IGI that includes the Distribution Date and the tax year of Novavax that commences immediately following the Distribution Date, IGI will claim on its federal income tax returns certain specified tax benefits and Novavax will not claim any of such tax benefits. The agreement also provides that Novavax will be liable for any and all taxes, including interest and penalties, incurred by Novavax as a result of Novavax engaging in a Post-Distribution Act that results in the Distribution failing to qualify as a Section 355 Spinoff. Novavax also agrees that it will use its best efforts not to engage in a Post-Distribution Act. Post-Distribution Acts include the following if they occur within one year following the Distribution: (i) the transfer by Novavax of a material portion of its assets (other than a transfer of assets in the ordinary course of business); (ii) the merger of Novavax with or into another corporation in a transaction that does not qualify as a tax-free reorganization under Section 368 of the Code; (iii) the discontinuance by Novavax of a material portion of its historical business activities; (iv) the conversion (or redemption or exchange) of the Novavax Common Stock distributed in the Distribution into or for any other stock, security, property or cash; and (v) the issuance of additional shares of stock by Novavax that causes the stockholders who received their shares of Novavax Common Stock in the distribution to no longer have control of Novavax within Section 368(c) of the Code.

  Transition Services Agreement. Through June 30, 1996, IGI will continue to provide certain administrative services to Novavax, including services relating to human resources, purchasing and accounting, data processing and payroll services. Novavax will pay IGI a fee for all services provided by IGI employees, based on the standard hourly rate of such IGI employee, as well as all out-of-pocket expenses reasonably incurred by IGI. IGI may increase the fees it charges Novavax for the scheduled services, but only to the extent that IGI's cost of providing such services to Novavax increases. Novavax employees will be eligible to participate in certain of IGI's benefit programs. Novavax will reimburse IGI for the costs and expenses associated with the provision of the foregoing services.

  Notwithstanding the foregoing, the parties agree that with respect to each out-of-pocket expense and/or fee increase ("Reimbursable Matter") which individually is greater than $10,000, IGI will use (and will cause its subsidiaries to use) reasonable efforts to notify Novavax, prior to incurring or assessing the Reimbursable Matter, of the scope and effect of such Reimbursable Matter on the scheduled services; and provided further, that with respect to each Reimbursable Matter which individually is greater than $10,000, Novavax shall have 30 days following IGI's written notice to advise IGI if Novavax does not want the Reimbursable Matter to be incurred or provided on Novavax's behalf.

  In the event of a material breach of the Transition Services Agreement by either party, the non-breaching party may terminate the Agreement by written notice delivered to the other party at least 60 days prior to the non-breaching party's stated effective date of termination if the breach remains uncured at the end of the 60-day notice period. Novavax alone, without cause and for no reason or any reason, may terminate the Transition Services Agreement, in whole or in part, prior to June 30, 1996, by written notice delivered to IGI at least 30 days prior to the proposed effective date of termination.

  In addition to the services described in the Transition Services Agreement, Edward B. Hager will serve as Chairman of the Board and Chief Executive Officer and John P. Gallo will serve as Chief Operating Officer and Treasurer of Novavax through no later than June 30, 1996 (the "Transition Termination Date"). Prior to the Transition Termination Date, Dr. Hager will continue to devote the majority of his time to IGI and will receive no compensation for his services as an officer of Novavax. Mr. Gallo will devote approximately one half of his business time through the Transition Termination Date to Novavax and its business, and IGI and Novavax will each pay Mr. Gallo one half of his annual compensation. The Company does not believe that its reliance on part-time management by Dr. Hager and Mr. Gallo will adversely affect Novavax's business during the transition period, particularly since Novavax has been managed by them on a part-time basis prior to the Distribution and the total number of employees of the Company is expected to remain in the range of 15 to 20 over the near term. However, the Company recognizes that continuation of part-time management as the Company's business expands and its employment level increases could adversely affect the Company's business and future prospects.

BOARD OF DIRECTORS AND MANAGEMENT OF NOVAVAX

  Dr. Edward B. Hager, who will serve as Chairman of the Board and Chief Executive Officer of Novavax, and John P. Gallo, who will serve as Chief Operating Officer and Treasurer of Novavax, are Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer, respectively, of IGI. In addition they, together with John O. Marsh, Jr., a director of IGI, will constitute three out of the six members of the Board of Directors of Novavax. Novavax's By-Laws provide, however, that, during any time in which the directors of Novavax who are affiliated with IGI shall constitute at least half of the membership of the Novavax Board of Directors, any matter requiring approval of the Novavax Board of Directors shall be subject to the approval of not less than two-thirds of the directors. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions." Dr. Hager and Mr. Gallo, who hold a significant number of shares of IGI Common Stock, will also own a significant number of shares of Novavax Common Stock following the Distribution. See "Security Ownership of Principal Stockholders and Management." These relationships and the contractual and other on-going relationships between IGI and Novavax following the Distribution may give rise to potential conflicts of interest should interests of Novavax and IGI be different. The respective Boards of Directors of IGI and Novavax will each establish an independent committee of directors consisting of non-employee directors, who will be authorized to review potential conflict situations, including matters relating to contractual relationships between the two companies.

                                 RISK FACTORS

  Prospective investors should be aware that the Distribution involves certain risks, including those described below, which could adversely affect the value of their holdings. Neither IGI nor Novavax makes, nor is any other person authorized to make, any representations as to the future market value of the Novavax Common Stock.

  Early Stage of Development of Human Vaccines and Pharmaceutical Applications. While Novasomes have been used for poultry vaccines, foods and cosmetics, Novavax has not yet completed the development of any Novasome-based human vaccines or pharmaceuticals and, accordingly, has not begun to market or generate any revenue from the use of its Novavax Technologies for human vaccines or pharmaceuticals. The development of products, if any, will require significant additional research, development, preclinical and clinical testing, regulatory approval and investment prior to commercialization. A commitment of substantial resources to conduct time-consuming research and clinical trials will be required if Novavax is to complete the development of its human vaccines and pharmaceuticals. There can be no assurance that any of these products will be successfully developed and, whether produced by Novavax or by its licensees or partners, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. Success in the human vaccine and pharmaceuticals markets is dependent on Novavax's ability to complete satisfactorily the development of vaccines and pharmaceuticals based on Novavax Technologies that will be safe and efficacious and will have benefits not available in competitive products; and no assurance can be given that it will be successful in doing so. None of Novavax's human vaccines or other products is expected to be commercially available for several years.

  In addition, Novavax's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that Novavax's approach will not be successful; that any or all of Novavax's potential products will be found to be unsafe, ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the potential products, if safe and effective, will be difficult to develop into commercially viable products or manufacture on a large scale, be uneconomical to market, or fail to obtain acceptance by the medical community; that proprietary rights of third parties will preclude Novavax from marketing such products; or that third parties will market superior or equivalent products.

  Absence of Revenue from Human Pharmaceuticals and Vaccines. Novavax's future growth will depend on its ability to commercialize its Novavax Technologies for human pharmaceutical and vaccine applications. To date, Novavax has not generated any revenue from the sale of human vaccines, pharmaceuticals, or other similar products, although it has received insignificant development funds from potential collaborators or partners. For the past several years, the profits from IGI's animal health products business have been used to finance the development of the Novavax Technologies. During the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1995, Novavax incurred net losses of $2,447,656, $4,790,033, $5,690,036 and $5,452,899, respectively. Novavax expects research expenses from the application of its Novavax Technologies to human pharmaceuticals and vaccines will increase in the near-term as it conducts additional clinical trials and seeks regulatory approval for its product candidates. Novavax expects to continue to incur substantial operating losses unless and until such time as product sales and royalty payments generate sufficient revenue to fund its continuing operations.

  Additional Financing Requirements and Access to Capital. Novavax will require substantial funds to continue its research and development, future preclinical and clinical trials, regulatory approvals, establishment of commercial-scale manufacturing capabilities, and marketing its products. Novavax's capital requirements depend on numerous factors, including but not limited to the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in Novavax's existing research relationships, the ability of Novavax to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of additional facilities and capital equipment. After the Distribution, Novavax will conduct its operations with approximately $5,000,000 paid by IGI for the License Agreement, a sum which (after a payment to IGI of an amount that will not exceed $250,000 to reimburse IGI for its payment of the operating costs of Novavax from October 1, 1995 to the Distribution Date) Novavax estimates will only be sufficient to finance its operations at its current level for approximately 12 to 15 months. The $5,000,000 license fee was established unilaterally by IGI at a time when IGI owned over 90% of the voting power of Novavax. Novavax has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to address tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution. See "Business--License of Technology to IGI." It is the view of the Board of Directors and management of Novavax that the terms of the License Agreement were at least as favorable to Novavax as would have been obtained from any third party. Novavax will seek to obtain additional funds through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies or from other sources. There can be no assurance that additional funding or bank financing will be available at all or on acceptable terms to permit successful commercialization of Novavax's technology and products. In addition, because of the limitations on the number of shares of Novavax Common Stock that can be sold within the 12-month period following the Distribution, the amount of the additional funds that Novavax would be allowed to raise may be limited. If adequate funds are not available, Novavax may be required to significantly delay, reduce the scope of or eliminate one or more of its research or development programs, or seek other alternatives to avoid insolvency, including arrangements with collaborative partners or others that may require Novavax to relinquish rights to certain of its technologies, product candidates or products. IGI will have no obligation and does not intend to provide additional funding to Novavax after the Distribution.

  Uncertainty of Patents and Proprietary Rights. Novavax's success will depend, in large part, on its ability to maintain its existing patents, obtain new patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties or having third parties circumvent Novavax's rights. Novavax has U.S. and foreign patent rights covering its Novavax Technologies, including its Novamix (TM) production equipment. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. For example, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the United States Patent and Trademark Office or enforced by the Federal courts. Thus, there can be no assurance that any of Novavax's existing patent rights will not be challenged or future patent applications will result in the issuance of patents, that Novavax will develop additional proprietary products that are patentable, that any patents issued to Novavax will provide Novavax with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede the ability of Novavax to do business or that third parties will not be able to circumvent Novavax's patents. Furthermore, there can be no assurance that others will not independently develop or duplicate similar technology or products, or, if patents are issued to Novavax, design around the patents issued to Novavax.

  Novavax may be required to obtain licenses from third parties to avoid infringing patents or other proprietary rights. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available, if at all, on terms acceptable to Novavax. If Novavax does not obtain such licenses, it could encounter delays in product introductions, or could find that the development, manufacture or sale of products requiring such licenses could be prohibited. In addition, Novavax could incur substantial costs in defending itself in suits brought against Novavax on patents it might infringe or in filing suits against others to have such patents declared invalid.

  Some of Novavax's know-how and technology may not be patentable. To protect its rights, Novavax requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for Novavax's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, Novavax's business may be adversely affected by competitors who independently develop competing technologies, especially if Novavax obtains no, or only narrow, patent protection. See "Business--Patents and Proprietary Information."

  Technological Change and Competition. The pharmaceutical and vaccine industries are subject to rapid and substantial technological change. Competitors of Novavax in the United States and abroad are numerous and include, among others, both large and small pharmaceutical companies, biotechnology firms, universities and other research institutions. There can be no assurance that Novavax's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by Novavax or which would render Novavax's technologies and products obsolete or noncompetitive. Most of these competitors have substantially greater financial and technical resources and production and marketing capabilities than Novavax. In addition, many of Novavax's competitors have significantly greater experience than Novavax in conducting preclinical testing and clinical trials of human pharmaceuticals and vaccines and obtaining United States Food and Drug Administration ("FDA") and other regulatory approvals of products for use in health care. Accordingly, Novavax's competitors may succeed in obtaining FDA approval for products more rapidly than Novavax. If Novavax commences significant commercial sales of its human pharmaceuticals, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. See "Business--Competition."

  Need to Establish Collaborative Commercial Relationships; Dependence on Partners. Novavax's business strategy for its human pharmaceuticals and vaccines is to enter into strategic alliances or licensing arrangements with corporate partners, primarily pharmaceutical companies, relating to the development and commercialization of certain human pharmaceuticals and vaccines incorporating Novavax Technologies. There can be no assurance that Novavax will be able to negotiate acceptable collaborative arrangements, that such collaborations will be available to Novavax on acceptable terms, that any such relationships, if established, will be scientifically or commercially successful or that any collaborative partner will have economic motivation to continue funding provided for under any such agreements or that such collaboration will be successful. Novavax expects that under certain of these arrangements, the collaborative partner will have the responsibility for conducting human clinical trials and the submission for regulatory approval of the candidate product with the FDA and certain other regulatory agencies. Should the collaborative partner fail to develop a marketable product, Novavax's business may be adversely affected. There can be no assurance that Novavax's collaborative partners will not be pursuing alternative technologies either on their own or in collaboration with others, including Novavax's competitors, as a means for developing treatments for the diseases targeted by these collaborative programs. Novavax's business also will be affected by the success of its corporate partners in marketing any successfully developed products within the geographic areas in which such partners are granted marketing rights. Novavax intends to retain manufacturing rights for some of the products that it develops and licenses pursuant to arrangements with corporate partners. However, there can be no assurance that Novavax will be able to retain such rights on acceptable terms, if at all, or that Novavax will have the ability to produce the quantities of product required under the terms of such arrangements.

  Attraction and Retention of Key Employees and Scientific
Collaborators. Novavax is highly dependent on the principal members of its scientific staff, the loss of whose services could have a material adverse effect on Novavax. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to Novavax's success. There can be no assurance that Novavax will be able to attract and retain such personnel on acceptable terms given the competition among numerous pharmaceutical companies, universities and non-profit research institutions for experienced scientists. In addition, Edward
B. Hager will serve as Novavax's Chairman of the Board and Chief Executive Officer and John P. Gallo will serve as Novavax's Chief Operating Officer and Treasurer through no later than June 30, 1996. After the Distribution, Novavax will need to recruit a chief financial officer to manage Novavax's financial affairs. The Company does not believe that its reliance on part-time management by Dr. Hager and Mr. Gallo will adversely affect Novavax's business during the transition period, particularly since Novavax has been managed by them on a part-time basis prior to the Distribution and the total number of employees of the Company is expected to remain in the range of 15 to 20 over the near term. However, the Company recognizes that continuation of part-time management as the Company's business expands and its employment level increases could adversely affect the Company's business and future prospects. See "Management." Any expansion by Novavax into areas and activities requiring additional expertise, such as clinical testing, governmental approvals, production and marketing, are expected to place increased demands on Novavax's resources. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to retain a new management team or to develop such expertise could materially adversely affect Novavax's business.

  Limited Manufacturing Capability. The development and manufacture of Novavax's products are subject to current good laboratory practices ("GLP") and good manufacturing practices ("GMP") requirements prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. Novavax currently has the ability to produce quantities of its products sufficient to support its current research and development and early-stage clinical trial needs. However, Novavax will need to acquire additional manufacturing facilities and improve its manufacturing technology in order to meet the volume and cost requirements for later clinical trials and commercial production of its own vaccines and pharmaceuticals if it elects to do so. There can be no assurance that Novavax will be able to obtain or manufacture such products in a timely fashion at acceptable quality and prices, that it or its suppliers can comply with GLP or GMP, as applicable, or that it or its suppliers will be able to manufacture an adequate supply of product. See "Business--Manufacturing."

  Absence of Sales and Marketing Experience. Novavax expects to commercialize its Novavax Technologies and to sell certain of its human pharmaceuticals and vaccines through co-marketing arrangements with third parties. In addition, Novavax may build a small targeted direct sales group for human vaccines in markets that can be accessed with a small to medium size sales force, if and when such products approach FDA marketing approval. To date, though, Novavax has had no experience in sales, marketing or distribution of human pharmaceuticals and vaccines. In order to market human pharmaceuticals and vaccines directly, Novavax would need to develop a marketing staff and sales force with technical expertise. There can be no assurance that Novavax will be able to build such a marketing staff or sales force, that the cost of establishing such a marketing staff or sales force will not exceed any product revenue or that Novavax's direct sales and marketing efforts will be successful. In addition, if Novavax succeeds in bringing one or more products to market, it may compete with other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that Novavax's marketing and sales efforts would compete successfully against such other companies. To the extent Novavax enters into co-marketing arrangements, any revenue received by Novavax will be dependent on the efforts of third parties and there can be no assurance that such efforts will be successful. See "Business--Marketing."

  Reliance on IGI for Administrative Services. Prior to the Distribution, Novavax received administrative and other services through its parent, IGI. The annual expense to Novavax of operating as a public company after the Distribution may thus be greater than the cost of management services provided by IGI. This would be due to the loss of the economies of scale associated with the provision of accounting, cash management, personnel, regulatory compliance, employee benefits, insurance and other services by IGI, as compared to the cost to Novavax of replacing all of these necessary functions on a stand-alone basis. Accordingly, although IGI will provide Novavax with certain management and administrative services for a limited period of time after the Distribution, there can be no assurance that Novavax will develop the necessary management and administrative depth to successfully operate its business or that any increased costs to Novavax of replacing services and personnel heretofore provided by IGI will not have an adverse effect on Novavax's business or results of operations. See "The Distribution-- Relationship Between IGI and Novavax After the Distribution" and "Certain Transactions."

  Government Regulation. The production and marketing of Novavax's products and ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Prior to marketing, any human pharmaceuticals and vaccines developed by Novavax must undergo rigorous preclinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the FDA and foreign regulatory agencies. These processes can take many years and require the expenditure of substantial resources. Novavax has limited experience in conducting and managing the preclinical and clinical trials necessary to obtain government approvals. There can be no assurance that the results of such clinical trials will be consistent with the results obtained in preclinical studies or that the results obtained in later phases of clinical trials will be consistent with those obtained in earlier phases. There also can be no assurance that any human pharmaceutical vaccine products will be shown to be safe and efficacious or that regulatory approval for any such product will be obtained on a timely basis, if at all. Delays in obtaining regulatory approvals would adversely affect the marketing of products developed by Novavax and Novavax's ability to receive product revenue or royalties. Although Novavax intends to make use of fast-track regulatory approval programs when possible, there can be no assurance that Novavax will be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing its products. Existing or additional government regulation could prevent or delay regulatory approval of Novavax's products or affect the pricing or marketing of such products. See "Business-- Government Regulation."

  Quarterly Fluctuations. Novavax's quarterly operating results are likely to vary significantly depending on factors such as the timing of new license agreements for Novavax Technologies, the results of preclinical or clinical trials, the timing of collaborative agreements for the development of products based on the Novavax Technologies, the timing of significant orders and the introduction of products by Novavax. Novavax's expense levels are based in part on its expectations as to future revenue. If revenue levels are below expectations, operating results will be adversely affected.

  Product Liability. The testing, manufacturing, marketing and sale of human medical products entail potential product liability risks, and there can be no assurance that substantial product liability claims will not be asserted against Novavax. Novavax currently has limited product liability coverage for the clinical research use of its product candidates. Novavax does not have product liability insurance for the commercial sale of its potential product candidates but intends to obtain such coverage if and when its products are commercialized. However, there can be no assurance that Novavax will be able to obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of Novavax.

  Hazardous Materials. Novavax's development and commercial activities may involve the controlled use of hazardous materials, chemicals, viruses, bacteria and other pathogenic organisms. Although Novavax believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state, federal and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Novavax could be held liable for any damages that result and any such liability could exceed the resources of Novavax.

  Uncertainty of Third-Party Reimbursement. In both domestic and foreign markets, the ability of Novavax to commercialize its product candidates will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. There can be no assurance that Novavax-developed products will be considered cost effective. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. There can be no assurance that adequate third-party insurance coverage will be available for Novavax to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third-party payors are increasingly attempting to contain medical costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of Novavax's therapeutic products, the market acceptance of these products would be adversely affected.

  Uncertainty Related to Medical Reform Measures. There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the medical care system of the United States. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for medical goods and services may take in response to any medical reform proposals or legislation. Novavax cannot predict the effect these reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on Novavax.

  Absence of Public Market; Possible Volatility of Stock Price; Possible Delisting. Prior to the Distribution, there has been no public market for the Novavax Common Stock. In addition, there can be no assurance regarding the prices at which the Novavax Common Stock will trade after the Distribution, nor is there necessarily any relationship between the price at which the shares of Novavax Common Stock might trade and the price at which they are initially offered. The market prices for securities of emerging companies have historically been highly volatile. Announcements of technological innovations or new commercial products by Novavax or its competitors, regulatory developments, disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by Novavax or its competitors, public concern as to the safety of Novavax's products, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Novavax Common Stock.

  Novavax has filed an application for listing the Novavax Common Stock on the American Stock Exchange ("AMEX") but has not yet been approved for listing. Novavax expects that the Novavax Common Stock will meet the current AMEX listing requirements. A failure to list the Novavax Common Stock or to meet AMEX's maintenance requirements may result in a delisting of the Novavax Common Stock. In particular, Novavax may have difficulty maintaining the minimum market capitalization requirements of AMEX because such capitalization is dependent on the price at which the shares of Novavax Common Stock trade from time to time. The liquidity of delisted securities, which would probably trade in the over-the-counter markets, may be impaired, not only in the number of shares that could be bought or sold, but also through delays in the timing of transactions, reductions in security analysts' and the news media's coverage of Novavax, and lower prices than might otherwise be attained.

  Absence of Dividends. Novavax has never paid cash dividends on the Novavax Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

  Potential Conflicts of Interest. Immediately following the Distribution, Novavax and IGI will be separate publicly-traded companies. However, after the Distribution, Dr. Hager will serve as a director and Chairman of the Board and Chief Executive Officer of both IGI and Novavax and Mr. Gallo will serve as a director, President and Chief Operating Officer of IGI and as a director, Chief Operating Officer and Treasurer of Novavax. Dr. Hager, Mr. Gallo and one other current IGI director will constitute three out of the six members of the Novavax Board of Directors. The presence of individuals serving in decision-making roles in both companies may affect the ability of each company to receive the best arms' length result in transactions between the two companies as well as the ability of the officers and directors to allocate their time and act in the best interests of both companies. Prior to the Distribution, Novavax and IGI will enter into several intercompany agreements, the terms of which have been unilaterally established by IGI. See "The Distribution-- Relationship Between IGI and Novavax After the Distribution," "Management" and "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

  Loss of "Tax-Free" Treatment of Distribution and Restructuring. Although the Distribution and the Restructuring will be considered tax-free as of the Distribution Date, certain actions ("Post-Distribution Acts") by Novavax following the Distribution Date could render the Distribution and the Restructuring taxable. Although Novavax has agreed in the Tax Matters Agreement to use its best efforts not to engage in any Post-Distribution Acts, any of the following activities within one year following the Distribution could render the Distribution and Restructuring taxable: (i) the transfer by Novavax of a material portion of its assets (other than a transfer of assets in the ordinary course of business); (ii) the merger of Novavax with or into another corporation in a transaction that does not qualify as a tax-free reorganization under Section 368 of the Code; (iii) the discontinuance by Novavax of a material portion of its historical business activities; (iv) the conversion (or redemption or exchange) of the Novavax Common Stock distributed in the Distribution into or for any other stock, security, property or cash; and (v) the issuance of additional shares of stock by Novavax that causes the stockholders who receive their shares of Novavax Common Stock in the Distribution to no longer have control of Novavax within Section 368(c) of the Code. If the Distribution is rendered taxable as a result of a Post-Distribution Act, then (x) the corporate level taxable gain would be recognized by the consolidated group of which IGI is the parent, (y) both IGI, as parent of that group, and Novavax as a former member of that group, would be severally liable for the corporate level tax on such gain and (z) each holder of IGI Common Stock who received shares of Novavax Common Stock in the Distribution would be treated as having received a taxable dividend.

  Antitakeover Provisions. Novavax's Amended and Restated Certificate of Incorporation, to be effective upon the Distribution Date (the "Certificate of Incorporation"), will require that any action required or permitted to be taken by stockholders of Novavax must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of Novavax or by the Board of Directors. The Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of Novavax entitled to vote. Novavax's By-Laws provide that, during any time in which the directors of Novavax who are affiliated with IGI shall constitute at least half of the membership of the Novavax Board of Directors, any matter requiring approval of the Novavax Board of Directors shall be subject to the approval of not less than two-thirds of the directors.

  The Board of Directors will also have the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. These provisions, and other provisions of Novavax's Certificate of Incorporation and By-Laws, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Novavax, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Certain Charter and By-Law Provisions."

                  LISTING AND TRADING OF NOVAVAX COMMON STOCK

  IGI presently owns 93.2% of the outstanding shares of Novavax Common Stock, and no public trading prices are available with respect to such shares. There can be no assurance as to the price at which the Novavax Common Stock or the IGI Common Stock may be traded after the Distribution or whether the initial combined price of Novavax Common Stock and IGI Common Stock will be higher or lower than the price of the IGI Common Stock prior to the Distribution. Novavax cannot predict any future prices at which the Novavax Common Stock will trade. Such prices will be determined by the marketplace and may be influenced by the depth and liquidity of the public trading market for Novavax, by investor perception of Novavax and the industry in which it operates and of equity securities in general, by the results of operations of Novavax, by economic and market conditions and by many other factors beyond the control of Novavax.

  Application has been made to list the Novavax Common Stock on the American Stock Exchange under the symbol "NOX." Based on the expected number of holders of Novavax Common Stock of record as of the Record Date, Novavax is expected to initially have approximately 1200 stockholders of record on the Distribution Date. The Transfer Agent and Registrar for the Novavax Common Stock will be State Street Bank and Trust Company.

  A "when-issued" trading market in the Novavax Common Stock may develop prior to the Distribution Date. A "when-issued" trading market occurs when trading in shares begins prior to the time stock certificates are actually available or issued.

  Shares of Novavax Common Stock distributed to IGI's stockholders will be freely transferable except for shares received by persons who may be deemed to be "affiliates" of Novavax under the Securities Act. Persons who may be deemed to be affiliates of Novavax after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Novavax, and will include the directors and executive officers of Novavax. All of the shares of Novavax Common Stock held by affiliates of Novavax may generally only be resold (i) in compliance with the applicable provisions of Rule 144 under the Securities Act, (ii) under an effective registration statement under the Securities Act, or (iii) pursuant to an exemption from the registration requirements of the Securities Act. Under Rule 144, an affiliate is entitled to sell, within any three-month period, a number of shares of Novavax Common Stock that does not exceed the greater of 1% of the then outstanding shares of Novavax Common Stock or the average weekly trading volume of the Novavax Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

  After the Distribution, the approximate number of shares of Novavax Common Stock issued and outstanding will be 9,887,936, of which approximately 1,955,758 shares will be held by affiliates and subject to the resale requirements of Rule 144 of the Securities Act. It is anticipated that prior to the Distribution Date, Novavax will file with the Commission Registration Statements on Form S-8 to register 4,500,000 shares of Novavax Common Stock under the Securities Act which are issuable upon exercise of options granted under Novavax's 1995 Stock Option Plan and Novavax's 1995 Director Stock Option Plan. See "Management--Stock Options."

                                CAPITALIZATION

  The following table sets forth, as of September 30, 1995, the pro forma capitalization of Novavax after giving effect to the pro forma adjustments described below. These data should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                                AS OF SEPTEMBER 30, 1995
                                            -------------------------------------
                                                 ACTUAL         PRO FORMA(1)
                                            ----------------  -------------------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Payable to parent.........................  $      6,878,850  $            --
Notes payable to parent...................        16,289,295               --
Preferred stock, $.01 par value, 2,000,000
 shares authorized, none outstanding......
Common stock, $.01 par value, 30,000,000
 shares authorized, 9,887,936 shares is-
 sued and outstanding, pro forma(2).......                              98,879
Combined entity capital(3)................         4,974,000               --
Paid-in capital...........................               --         23,484,912
Deficit...................................       (25,481,366)      (15,923,012)
                                            ----------------  ----------------
  Total capitalization....................  $      2,660,779  $      7,660,779
                                            ================  ================

--------
(1) These pro forma adjustments assume that (i) the Distribution, (ii) the Restructuring and Recapitalization, (iii) the issuance of additional shares of Novavax Common Stock to IGI in exchange for the transfer by IGI to Novavax of all of IGI's rights to payments of indebtedness owed to an IGI subsidiary by Novavax and (iv) the payment by IGI to Novavax of $5,000,000 in return for a fully paid-up exclusive license to use the Novavax Technologies in the IGI Field (collectively, the "Pro-Forma Events") occurred as of September 30, 1995. Payments under the License Agreement have been recorded as a capital contribution to reflect the intercompany nature of the transaction and the transfer of assets under common control at historical cost basis.
(2) Excludes (i) 4,500,000 shares of Novavax Common Stock issuable pursuant to stock options under Novavax's stock option plans and (ii) shares issuable upon exercise of stock options granted to SmithKline Beechman Biologicals, S.A. See "Management--Stock Options."
(3) Combined entity capital as of September 30, 1995, consists of the following:

     Novavax common stock Class A................................... $   11,973
     Novavax common stock Class B...................................      3,000
     Lipovax common stock...........................................    132,945
     Novavax paid-in-capital........................................  4,826,082
                                                                     ----------
       Combined entity capital...................................... $4,974,000
                                                                     ==========

                  SELECTED HISTORICAL NOVAVAX FINANCIAL DATA

  The following selected historical financial data of Novavax should be read in conjunction with the historical combined financial statements and notes thereto included in Appendix A to this Information Statement. The following historical combined financial data that relate to each of the years in the four-year period ended December 31, 1994 have been derived from combined financial statements audited by Coopers & Lybrand L.L.P., independent public accountants. The historical combined financial data for the nine-month periods ended September 30, 1994 and 1995, and for the year 1990 have been derived from unaudited combined financial statements. In the opinion of Management of Novavax, the unaudited combined financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial position of Novavax at September 30, 1994 and 1995, and the results of operations for the nine-month periods ended September 30, 1994 and 1995. The results of operations for the nine-month period ended September 30, 1995 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have been obtained had Novavax been an independent publicly-held company.

                        NOVAVAX, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                                                                             NINE MONTHS ENDED
                                      FOR THE YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                         ---------------------------------------------------------------  ------------------------
                            1990         1991         1992         1993         1994         1994         1995
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                         (UNAUDITED)                                                            (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Research revenues(1)... $   388,050  $   453,000  $   940,900  $   380,700  $   475,000  $       --   $       --
 Royalty revenues from
  parent(2).............      12,166       29,816       86,555      198,546      209,877      139,000      202,648
Total revenues..........     400,216      482,816    1,027,455      579,246      684,877      139,000      202,648
Costs and expenses:
 Selling and marketing..         --       150,000      246,679      278,836      323,640      223,732      332,517
 General and administra-
  tive(3)...............   1,018,384    1,191,125    1,314,741    1,976,356    2,162,431    1,649,165    1,761,482
 Research and develop-
  ment..................   1,077,328    1,075,815    1,720,220    2,701,038    2,860,048    1,987,037    2,248,433
 Interest expense (loan
  from parent)(4) ......     365,297       80,644      193,471      413,049    1,028,794      711,518    1,313,115
Net loss................  (2,060,793)  (2,014,768)  (2,447,656)  (4,790,033)  (5,690,036)  (4,432,452)  (5,452,899)
BALANCE SHEET DATA:
Total current assets.... $   151,973  $   260,025  $   174,932  $   268,050  $   501,845  $    38,828  $    54,855
Working capital.........      92,202      100,998        9,346      202,914      306,159     (171,417)     (68,279)
Total assets............     854,364    1,256,800    2,475,342    2,819,631    3,132,688    2,642,581    2,783,913
Stockholders' deficit...    (924,133)  (1,236,530)    (609,369)  (1,070,994)  (2,202,868)  (1,627,990)  (4,218,071)

--------
(1) Includes payments for licensing agreements and technology application review.
(2) Includes royalties for product sales in IGI's animal health products and cosmetic and consumer products businesses.
(3) Includes administrative expenses incurred by IGI allocated to Novavax.
(4) Interest expense is solely attributable to intercompany debt incurred by Novavax to fund its operations.

              PRO FORMA COMBINED FINANCIAL STATEMENTS OF NOVAVAX

  The historical combined financial statements of Novavax included in Appendix A to this Information Statement reflect periods during which Novavax did not operate as an independent publicly-owned company. Therefore, such historical financial statements may not necessarily reflect the combined results of operations or financial position that would have existed had Novavax been an independent publicly-owned company during those periods. The following combined financial statements of Novavax make adjustments to the historical combined balance sheet at September 30, 1995 as if the Pro Forma Events had occurred on September 30, 1995 and adjustments to the historical combined statements of operations as if the Pro Forma Events had occurred on January 1, 1994. The pro forma financial statements of Novavax should be read in conjunction with the historical combined financial statements and the notes thereto contained in Appendix A to this Information Statement. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the future results of operations or financial position of Novavax or what the results of operations or financial position would have been had Novavax been an independent publicly-owned company during the periods reflected.

                  COMBINED PRO FORMA BALANCE SHEET OF NOVAVAX
                                  (UNAUDITED)

                                                SEPTEMBER 30, 1995
                                      ----------------------------------------
                                                     PRO FORMA        PRO
                                       HISTORICAL   ADJUSTMENTS      FORMA
                                      ------------  ------------  ------------
ASSETS
Current assets:
  Cash(b)...........................  $     17,513  $  5,000,000  $  5,017,513
  Prepaid expenses..................        37,342           --         37,342
                                      ------------  ------------  ------------
    Total current assets............        54,855     5,000,000     5,054,855
                                      ------------  ------------  ------------
Furniture and equipment--at cost....     2,122,638           --      2,122,638
Accumulated depreciation............      (663,806)          --       (663,806)
                                      ------------  ------------  ------------
                                         1,458,832           --      1,458,832
                                      ------------  ------------  ------------
Patent costs, net of amortization of
 $268,668...........................     1,257,569           --      1,257,569
Other assets........................        12,657           --         12,657
                                      ------------  ------------  ------------
                                      $  2,783,913  $  5,000,000  $  7,783,913
                                      ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................  $    111,388  $        --   $    111,388
  Accrued expenses..................        11,746           --         11,746
                                      ------------  ------------  ------------
    Total current liabilities.......       123,134           --        123,134
                                      ------------  ------------  ------------
Payable to parent(e)................     6,878,850    (6,878,850)          --
                                      ------------  ------------  ------------
Commitments and contingencies
Stockholders' equity:
  Common Stock(a,c,h)...............           --         98,879        98,879
  Paid-in capital(a,g,h)............     4,974,000    23,510,912    28,484,912
  Notes payable to parent(a)........    16,289,295   (16,289,295)          --
  Deficit(e,g,h,i)..................   (25,481,366)    4,558,354   (20,923,012)
                                      ------------  ------------  ------------
                                        (4,218,071)   11,878,850     7,660,779
                                      ------------  ------------  ------------
                                      $  2,783,913  $  5,000,000  $  7,783,913
                                      ============  ============  ============

                 PRO FORMA STATEMENTS OF OPERATIONS OF NOVAVAX
                                  (UNAUDITED)

                                            YEAR ENDED DECEMBER 31, 1994
                                       ----------------------------------------
                                                      PRO FORMA        PRO
                                        HISTORICAL   ADJUSTMENTS      FORMA
                                       ------------- --------------------------
Revenues:
  Research revenues................... $    475,000  $       --    $    475,000
  Royalty revenues from parent(b).....      209,877     (209,877)           --
                                       ------------  -----------   ------------
                                            684,877     (209,877)       475,000
                                       ------------  -----------   ------------
Costs and expenses:
  Selling and marketing...............      323,640          --         323,640
  General and administrative..........    2,162,431          --       2,162,431
  Research and development(g,h) ......    2,860,048      969,000      3,829,048
  Interest expense (loan from
   parent)(d).........................    1,028,794     (400,000)       628,794
                                       ------------  -----------   ------------
                                          6,374,913      569,000      6,943,913
                                       ------------  -----------   ------------
Net loss.............................. $ (5,690,036) $  (778,877)  $ (6,468,913)
                                       ============  ===========   ============
Loss per common share(f).............. $       (.58) $      (.07)  $       (.65)
                                       ============  ===========   ============
Number of common shares(j)............    9,887,936    9,887,936      9,887,936
                                       ============  ===========   ============
                                        NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       ----------------------------------------
                                                      PRO FORMA        PRO
                                        HISTORICAL   ADJUSTMENTS      FORMA
                                       ------------- --------------------------
Revenues:
  Research revenues................... $        --   $       --    $        --
  Royalty revenues from parent(b).....      202,648     (202,648)           --
                                       ------------  -----------   ------------
                                            202,648     (202,648)           --
                                       ------------  -----------   ------------
Costs and expenses:
  Selling and marketing...............      332,517          --         332,517
  General and administrative..........    1,761,482          --       1,761,482
  Research and development(g).........    2,248,433      484,500      2,732,933
  Interest expense (loan from
   parent)(d).........................    1,313,115     (337,500)       975,615
                                       ------------  -----------   ------------
                                          5,655,547      147,000      5,802,547
                                       ------------  -----------   ------------
Net loss.............................. $ (5,452,899) $  (349,648)  $ (5,802,547)
                                       ============  ===========   ============
Loss per common share(f).............. $       (.55) $      (.04)  $       (.59)
                                       ============  ===========   ============
Number of common shares(j)............    9,887,936    9,887,936      9,887,936
                                       ============  ===========   ============

           See accompanying notes to pro forma financial statements.

                NOTES TO NOVAVAX PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

(a) Prior to the Distribution Date, Novavax will have issued 41,569 shares (before Recapitalization) of its Common Stock to IGI in exchange for IGI's rights to the payment of intercompany notes payable to IGI that were used to fund Novavax operations. The balance of such intercompany notes was $16,289,295 at September 30, 1995.

(b) Immediately following the Distribution Date, Novavax will receive $5,000,000 from IGI in payment for a license for applications of Novavax Technologies; as a result of this license the royalty revenue from parent has been deducted. Novavax has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to address tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution. See "Business--License of Technology to IGI."

(c) In connection with the Distribution, each Holder of record of IGI Common Stock as of the close of business on the Record Date will receive one share of Novavax Common Stock for each share of IGI Common Stock held. Accordingly, 9,214,325 shares of Novavax Common Stock will be distributed. See Note 3 of Notes to Combined Financial Statements for additional information on Restructuring and Recapitalization.

(d) Interest expense has been reduced by $400,000 and $337,500 for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively, to reflect the $5,000,000 license payment as if the payment had been paid to Novavax as of January 1, 1994. This payment would have reduced the intercompany borrowings and related interest expense since January 1, 1994. See also Note (e) below.

(e) The payable to parent, which was the result of estimated charges to present Novavax as an independent company of $5,666,850 and intercompany interest expense of $1,212,000, has been reversed because this payable will not be paid.

(f) Earnings per share information has been calculated by dividing the net loss by 9,887,936 shares, which is the number of shares of Novavax Common Stock outstanding after the Restructuring and Recapitalization. The number of shares of Novavax Common Stock does not include (i) the 600,000 shares issuable upon the exercise of the Novavax stock options to be granted as of the distribution date with an exercise price of $.01 per share as inclusion of such shares would be anti-dilutive; (ii) approximately 2,285,000 shares issuable upon exercise of options to purchase Novavax Common Stock (See Note 7 of Notes to Combined Financial Statements); and
    (iii) shares which can be purchased by SmithKline Beecham pursuant to their option as the number of shares which can be purchased by SmithKline will not be determined until after the distribution date.

(g) The issuance of options to purchase 600,000 shares of Novavax Common Stock at the distribution date with an exercise price below fair market value will result in the recognition of compensation expense of $1,938,000. Compensation expense of $969,000 and $484,500 for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively, has been recorded in connection with options granted. Paid-in capital as of September 30, 1995 reflects $1,453,500 in connection with such options.

(h) Issuance of 2,117 shares (before Recapitalization) of Novavax Common Stock to acquire the 9.7% minority interest in Lipovax with a value of $866,996 to reflect the purchase of in process research and development. Will be charged to Novavax's operations upon consummation of the Recapitalization. Such amount has not been reflected in Novavax's pro forma Statements of Operations due to its non-recurring nature.

(i) The pro forma adjustments to Paid-in capital consist of the following:

   Issuance of 5,253,452 shares of common stock................... $16,190,416
   Vesting of below-market stock options..........................   1,453,500
   Capital contribution in connection with license agreement......   5,000,000
   Issuance of common stock to acquire minority interest of
    Lipovax.......................................................     866,996
                                                                   -----------
   Total pro forma adjustments to Paid-in capital................. $23,510,912
                                                                   ===========

  The pro forma adjustments to Deficit consist of the following:

   Reversal of payable to parent................................... $ 6,878,850
   Compensation expense related to vesting of stock options........  (1,453,500)
   Purchase of minority interest of Lipovax........................    (866,996)
                                                                    -----------
   Total pro forma adjustments to Deficit.......................... $ 4,558,354
                                                                    ===========

(j) The pro forma number of shares of common stock outstanding at September 30, 1995 reflects the following:

   Total Shares Outstanding..........................................
     Class A.........................................................    11,973
     Class B.........................................................     3,000
   Issuance of shares to acquire outstanding stock of Lipovax........    21,698
   Issuance of shares in exchange for right of repayment of Novavax
     Sub-Debt........................................................    41,569
                                                                      ---------
   Shares outstanding prior to Recapitalization......................    78,240
   Recapitalization factor........................................... 126.37944
                                                                      ---------
   Shares outstanding after Recapitalization......................... 9,887,936
                                                                      =========

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following is a discussion of the historical combined financial condition and results of operations of Novavax and its subsidiaries. The discussion should be read in conjunction with the pro forma financial statements and notes thereto included elsewhere in this Information Statement and the historical combined financial statements and notes thereto included in Appendix A to this Information Statement.

RESULTS OF OPERATIONS

  To date, Novavax has had revenues from two sources: (i) research revenues from industry partners in consideration of either exclusive licenses or technology application reviews and (ii) royalty revenues that were attributable to product sales by IGI.

  Costs and expenses for Novavax consist of the following items:

    1. Selling, general and administrative expenses which include all costs associated with the marketing of the technology to potential industry partners, management and administrative expenses, and costs associated with the Distribution;

    2. Research and development expenses, which include scientific staff, facility costs, supplies and other costs related to the ongoing development of the Novavax Technologies; and

    3. Interest expense which has been charged to Novavax by IGI for intercompany borrowings and notes due to IGI.

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO 1994

  Novavax's quarterly operating results are likely to vary significantly depending on factors such as the timing of new license agreements for Novavax Technologies, the results of preclinical or clinical trials, the timing of collaborative agreements for the development of products based on the Novavax Technologies, the timing of significant orders and the introduction of products by Novavax. Novavax's expense levels are based in part on its expectations as to future revenue. If revenue levels are below expectations, operating results will be adversely affected.

  Royalty revenues from IGI were $203,000 and $139,000 for the nine months ended September 30, 1995 and 1994, respectively. There were no research revenues in either period.

  As a result of the $5,000,000 License Agreement, which will be entered into as method of transferring the Novavax technologies, Novavax is not expected to receive any additional royalty payments in the short term because the License includes the areas of Novasome technology that have reached or may reach commercialization within the near future. Novavax will continue to conduct research using the Novavax technologies for human pharmaceutical applications and may, if such research is successful, seek to obtain royalties from potential licensees. However, due to the long regulatory process for human pharmaceuticals, royalty revenues are not expected before 1999. Novavax has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to address tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution. See "Business--License of Technology to IGI."

  Selling, general and administrative expenses were $2,094,000, and $1,873,000 for the nine months ended September 30, 1995 and 1994, respectively. Certain costs included in these expenses were estimated based on Novavax being a separate public company and may not reflect the actual costs that Novavax will incur after the Distribution. These estimated costs were $622,000 and $586,000 for the nine months ended September 30, 1995 and 1994, respectively.

  Research and development expenses were $2,248,000 and $1,987,000 for the nine months ended September 30, 1995 and 1994, respectively. The increase in these expenses related principally to increased efforts in the development of human vaccine and pharmaceutical applications of the Novavax technologies.

  Interest expense was $1,313,000 and $712,000 for the nine months ended September 30, 1995 and 1994, respectively. The increase related to increase funding from IGI for operating losses, capital equipment and patent costs.

1994 COMPARED TO 1993 AND 1992

  Revenues were $810,000, $579,000 and $1,027,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Research revenues for 1994 increased by $219,000, or 57%, over 1993 research revenues which were $560,000, or 60% lower than 1992. The fluctuations in research revenues were attributable to new license agreements and the timing of payments thereunder.

  Royalty revenues from IGI were $210,000, $199,000 and $87,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The increases in these revenues resulted from increased commercialization of the Novasome Technologies, principally in the cosmetic marketplace.

  Selling, general and administrative expenses were $2,486,000, $2,255,000 and $1,661,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The increases over 1992 relate principally to transaction costs associated with the Distribution. Certain costs included in these expenses were estimated based on Novavax being a separate public company and may not reflect the actual costs that Novavax will incur after the Distribution. These estimated amounts were $779,000, $691,000 and $647,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

  Research and development expenses were $2,860,000, $2,701,000 and $1,720,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The increases in these expenses related principally to increased efforts in the development of human vaccine application of the Novasome Technologies, principally in the Lipovax operation.

  Interest expense was $1,029,000, $413,000 and $193,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The increase related to increases in funding from IGI for operating losses, capital equipment and patent costs.

LIQUIDITY AND CAPITAL RESOURCES

  Novavax's future growth will depend on its ability to commercialize its Novavax Technologies for human pharmaceutical and vaccine applications. To date, Novavax has not generated any revenue from the sale of human vaccines or pharmaceutical products, although it has received insignificant development funds from potential collaborators or partners. For the past several years, funding from IGI has been used to finance the development of the Novavax Technologies. Novavax expects the losses from the application of its Novavax Technologies to human pharmaceuticals and vaccines will increase in the near-term as it conducts additional clinical trials and seeks regulatory approval for its product candidates. Novavax expects to continue to incur substantial operating losses unless and until such time as product sales and royalty payments generate sufficient revenue to fund its continuing operations.

  Novavax will require substantial funds for research and development, future preclinical and clinical trials, regulatory approvals, establishment of commercial-scale manufacturing capabilities, and marketing its products. Novavax's capital requirements depend on numerous factors, including but not limited to the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in Novavax's development of commercialization activities and arrangements, and the purchase of additional facilities and capital equipment. After the Distribution, Novavax will conduct its operations with approximately $5,000,000 paid by IGI for the License Agreement, and $125,000 of research funding from SmithKline for each of the next two years, Novavax estimates such amounts will only be sufficient to finance its operations at its current level of development activity for approximately 12 to 15 months. Novavax has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to address tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution. See "Business--License of Technology to IGI."

  Past spending levels are not necessarily indicative of future spending levels. Spending by Novavax for the nine months ended September 30, 1995 included the following nonrecurring items: $1,313,000 of intercompany interest expense and $542,000 of transaction costs. Immediately after the Distribution, Novavax will have no debt and thus have no interest expense. In addition, research and development expenditures for the past five years have been directed to the development of the Novavax technologies. The Company expects that its future spending will be directed toward product development. Future expenditures for product development, especially relating to outside testing and human clinical trials, are discretionary and, accordingly, can be adjusted to available cash. Moreover, the Company will seek one or more collaborations with industry partners to defray the costs of clinical trials and other related activities.

  Through September 30, 1995, IGI had loaned Novavax $16,289,000 to fund Novavax operations. In connection with the restructuring, Novavax will convert $17,024,000 of these loans (estimated through November 30, 1995) for 41,569 shares of Novavax stock. Any advances in excess of $17,024,000 will be deducted from IGI's $5,000,000 payment due under the License Agreement. Such deductions will not exceed $250,000. Novavax will seek to obtain additional funds through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies or from other sources. There can be no assurance that additional funding or bank financing will be available at all or on acceptable terms to permit successful commercialization of Novavax's technology and products. If adequate funds are not available, Novavax may be required to significantly delay, reduce the scope of or eliminate one or more of its research or development programs, or seek alternative measures insolvency, including arrangements with collaborative partners or others that may require Novavax to relinquish rights to certain of its technologies, product candidates or products. IGI will have no obligation and does not intend to provide additional funding to Novavax after the Distribution.

                                   BUSINESS

  Novavax has developed proprietary organized lipid structures, lipid vesicle ("Novasome") encapsulation technologies, cellulose structures and micellar nanoparticles (collectively, the "Novavax Technologies") that it believes have a wide variety of applications in human vaccines and pharmaceuticals. Novavax's business plan is to apply its Novavax Technologies principally to the marketing and licensing of therapeutic products for human infectious diseases, including new vaccines, new adjuvants for vaccines, anti-bacterial and anti-viral products and formulations for topical drug delivery.

BUSINESS STRATEGY

  Novavax makes development decisions based on (i) potential return on investment, (ii) product need, (iii) regulatory considerations, (iv) development costs and (v) third-party interest, sponsorship and funding availability.

  The following table summarizes Novavax's principal product development initiatives:

        PRODUCT CANDIDATE                 INDICATION           STATUS
        -----------------                 ----------           ------
   Estradiol topical cream       Postmenopausal estrogen       Preclinical*
                                 replacement
   Helicobacter pylori oral                                    Phase I**
    anti-bacterial preparation   Treatment of Helicobacter
                                 pylori infection
   Vaccine adjuvants             Improvement of vaccine        Preclinical
                                 efficacy
   Escherichia coli 0157:H7                                    Phase I
    oral vaccine                 Prevention of E. coli
                                 0157:H7 hemorrhagic colitis
                                 and hemolytic uremic
                                 syndrome
   Shigella flexneri 2a oral     Prevention of Shigella        Phase I
    vaccine                      flexneri 2a food poisoning
   Salmonella enteritidis oral   Prevention of                 Preclinical
    vaccine                      gastrointestinal disease

--------
 * Preclinical tests include laboratory evaluation of product formulation, as well as animal studies (if appropriate), to assess the potential safety and efficacy of the product.
** In Phase I clinical trials the product is administered to healthy human subjects and is tested for safety, dosage, tolerance, absorption, distribution, metabolism, excretion and pharmacokinetics.

NOVAVAX TECHNOLOGIES

  Liposome encapsulation is a process designed to entrap and deliver various useful materials. Prior to the development of the Novavax Technologies, the most commonly used technology, phospholipid liposome encapsulation, had a limited capacity to encapsulate anything other than materials that can be dissolved or suspended in water. Phospholipid liposomes are man-made, microscopic spheres which are usually formed through a multi-step process, which generally includes the mixing of water, organic solvents and phospholipids. Most phospholipid-based liposomes are produced from materials which are expensive and may require the use of potentially hazardous organic solvents. The standard, multi-step phospholipid manufacturing process yields small quantities of expensive, less stable vesicles with limited cargo capacity.

  Based on the belief that certain forms of liposomes can stimulate the immune system, various academic and commercial institutions have tried to develop liposome-based vaccines with advantageous properties over conventional vaccines. Novavax believes that efforts to commercially develop phospholipid-based liposomes have been unsuccessful primarily because phospholipid-based liposomes have:

  . high cost
  . low stability
  . low versatility
  . commercial scale-up difficulties

NOVASOME LIPID VESICLES

  While artificial lipid vesicle encapsulation technology has existed for almost four decades, Novavax believes that it is one of the first companies to produce highly stable, versatile artificial lipid vesicles and structures of various types from low-cost, readily available materials in commercial quantities. The major advantages of Novasomes over other liposomes are as follows:

  Versatility, Stability and Low Cost

  . Novasomes may be made from a number of inexpensive, readily available chemicals, called amphiphiles, including fatty alcohols and acids, ethoxylated fatty alcohols and acids, glycol esters of fatty acids, glycerol fatty acid mono and diesters, ethoxylated glycerol fatty acid esters, glyceryl ethers, fatty acid diethanolamides and dimethyl amides, fatty acyl sarcosinates, "alkyds" as well as phospholipids.

  . Novasomes have a large, stable central core that allows them to entrap and deliver a wide variety of substances which may be too large or disruptive for phospholipid vesicles, including lipids, solvents, particulates and perfluorocarbons as well as aqueous materials.

  . Novasomes can be varied according to the intended cargo and can be engineered to release cargo in response to a variety of factors.

  . Novasomes can be made to provide acceptable stability under a variety of conditions, such as wide variations of alkalinity, acidity, temperature, shear, detergents, solvents, enzymes and others.

  Ease of Commercial Scale-up

  . Novasomes can be made in large quantities in a continuous flow process which does not employ organic solvents.

  Novavax's patented Novamix production machinery permits the blending of reagents under controlled conditions, and enables the composition of the Novasomes to be adjusted to customize their structure and release properties. Novavax believes that its technology (combination of readily available materials and its patented Novamix production machinery) allows it to produce Novasomes with stability, versatility, large cargo carrying capacity, high production volumes and low production costs. These advantages provide an opportunity to extend the commercial potential of Novasomes from the near-term cosmetic and personal care products produced and marketed by IGI to longer-term human pharmaceuticals and vaccines.

MICELLAR NANOPARTICLES

  Micellar nanoparticles ("MNP") are submicron-sized lipid structures developed by D. Craig Wright M.D., the Vice President, Research and Development and Operations of Novavax. MNP have different structural characteristics and are generally smaller than Novasome lipid vesicles. MNP, like Novasomes, are in the family of materials derived from amphiphilic surfactants, and can be tailored for particular uses. They exhibit encapsulating and many other properties similar to Novasomes, but differ in other properties. MNP are very stable and can be prepared in commercial quantities at reasonable cost.

NOVAVAX PRODUCT CANDIDATES

 Topical Estradiol

  Novavax has developed several MNP and Novasome formulations containing the hormone estradiol for eventual topical administration to postmenopausal women.

  Estrogen replacement is used widely by millions of postmenopausal women around the world to prevent osteoporosis and other estrogen deficiency effects and symptoms (e.g., "hot flashes"). Most estrogen replacement products have been delivered either through oral tablets or, more recently, through dermal patch applications. These treatment programs have had associated side effects such as symptoms resulting from fluctuating replacement hormone levels, or, in the case of dermal patch delivery, skin irritation and reluctance to wear an external device.

  Novavax believes that its formulations may be useful in allowing the delivery of drugs such as estradiol that presently are only able to be dissolved in alcohol and tend to be irritating. Two Novavax candidate formulations of estradiol were tested by the National Institutes of Health (the "NIH") for efficacy and clinical effect in a rhesus monkey model. Of these, an MNP formulation appears to have the most suitable characteristics. Application has not yet been made to the United States Food and Drug Administration (the "FDA") to test these products in humans, and there can be no assurance that Novavax will be able to develop these product candidates into commercially useful human therapeutic products.

 Antimicrobial Preparations

  Novavax also is developing organized lipid structure formulations incorporating properties of both Novasomes and emulsions. These formulations exhibit significant in vitro antimicrobial activity against a variety of pathogenic organisms. Novavax believes these preparations are (i) non-toxic and non-irritating to the skin and mucous membranes, (ii) have the ability to kill various viruses including enveloped viruses such as HIV, and many types of bacteria in significant numbers and (iii) may have commercial applications in various areas of pharmaceuticals, personal hygiene and cosmetics. Based on preliminary development efforts, these lipid vesicle emulsion preparations, which are largely made from surfactants, detergents, mouth wash components and food grade materials, appear to be non-toxic and non-irritating when administered orally to animals.

  Novavax has recently commenced Phase I clinical trials for antimicrobial preparations for treatment of Helicobacter pylori ("H. pylori") infection in humans. H. pylori was recognized in 1994 by the NIH as a causative agent of peptic ulcer disease, and is thought to have a possible causative role in other conditions such as antral gastritis and certain types of gastric cancer.

  Novavax believes its H. pylori antimicrobial product candidates may have a different mechanism of action and may not have the adverse effects associated with the current investigational products. Most investigational treatment programs use antibiotics to eliminate these bacteria, or antibiotics in combination with drugs which inhibit acid production by the stomach. Problems associated with such combination therapies include, but are not limited to, cost, toxicity and failure to eradicate the bacteria, which may cause antibiotic resistant strains to develop, reinfection to take place and peptic ulcers to recur. Because its preparations appear to kill the organisms rather than inhibit bacterial growth, Novavax believes that its preparations may be more effective in preventing development of resistant strains. There can be no assurance, however, that Novavax will be able to develop these product candidates into commercially viable products.

 Vaccine Adjuvants and Vaccines

  Vaccines generally consist of several components, including antigens, adjuvants and carriers. The antigen is derived from the virus, bacteria or parasite causing the disease, and elicits the production of a specific immune response by the body. The adjuvant is a substance which augments the body's immune response to the vaccine antigen. The vaccine carrier, if any, protects and delivers the antigen to the body's immune system. In early 1993, Novavax commenced a development program to develop Novasome-based vaccines both for its own account and, through supply or licensing arrangements, for pharmaceutical and vaccine companies.

  Novavax believes that various of its Novasome lipid structures and MNP may provide an effective and safe adjuvant-carrier system for a variety of vaccines. Both Novasomes and MNP may be used in vaccines as adjuvants and protective carriers for the following purposes: encapsulation and protection of delicate antigenic materials from destruction by the body's normal enzymatic processes; encapsulation of toxic materials, such as endotoxins and other potent toxins, for gradual release thereby providing protection while allowing generation of an immune response to the toxic antigen; presentation of small peptide antigens to elicit a heightened cellular immune response; use of specialized Novasomes to fuse with, and deliver materials, including genes and other macromolecules, into target cells; and the delivery of other adjuvant materials.

  Novavax believes that, at the present time, alum (aluminum hydroxide) is the only adjuvant licensed by the FDA for use in human vaccines. Alum has been licensed since the 1920's and various other adjuvants have been tried in human vaccines over the years. Others, such as Freund's adjuvant, have proven too irritating or toxic for routine human use.

  Novavax believes that certain Novasome preparations and MNP can be effective adjuvants in their own right, while other preparations work well as carriers for adjuvant substances developed by other companies. In 1989, the United States Department of Agriculture ("USDA") approved and licensed the first Novasome adjuvanted poultry vaccine developed by IGI. IGI has continued to sell its Novasome adjuvanted poultry vaccines since 1989.

  While Novavax expects to develop certain of its own Novasome-based vaccines, it believes that over the near term it will either license its Novavax Technologies to vaccine companies for use as adjuvants and/or carriers in vaccines manufactured by those companies or produce Novasomes for incorporation by those companies in their vaccines.

  On November 9, 1995, IGI and SmithKline Beecham Biologicals, S.A. ("SmithKline") entered into a Research and License Agreement for development of vaccines against selected human pathogens and cancer-associated molecules using Novasomes (the "SmithKline License Agreement"). On November 9, 1995, IGI assigned all of its rights and obligations under the SmithKline License Agreement to Novavax and Novavax accepted such assignment. Pursuant to the SmithKline License Agreement, SmithKline has an exclusive worldwide license to use Novasome technology with respect to such selected pathogens. Novavax has agreed to collaborate with SmithKline during 1996 in the development of the designated vaccines, and SmithKline has agreed to pay Novavax $125,000 for such collaboration. In addition, SmithKline has agreed to pay Novavax a royalty for successfully developed vaccines. Novavax retains the right to make and market vaccines for pathogens and other molecules not licensed to SmithKline. SmithKline is not obligated to make any minimum annual royalty payments to maintain the license over the life of the patents, and if SmithKline does not develop the licensed products, Novavax has no right to terminate the license and recover the right to license the technology to others. Novavax is unable to predict whether SmithKline will successfully develop any products using Novasomes or whether, if successful, any future royalties will be material to Novavax's future operations.

  In connection with the SmithKline License Agreement, SmithKline also obtained an option to purchase, after the Distribution, both common stock of IGI and Novavax on the basis of the relative values of the Novavax and IGI Common Stock for the 20 trading days following the Distribution. For information relating to this option, see "Management--Stock Options-- SmithKline Option." If SmithKline exercises the option to purchase Novavax and IGI Common Stock, SmithKline's license rights shall be expanded to cover additional vaccines, and SmithKline shall also be entitled, under certain circumstances, to a right of first offer with respect to the commercialization of certain vaccines not covered by the license.

 Novavax's Oral Gastrointestinal Pathogen Vaccines

  ECOVAX 0157 is a Novasome-formulated, orally-administered vaccine being developed by Novavax against the O157:H7 strain of Escherichia coli ("E. coli") bacteria. This organism has been implicated in serious and occasionally fatal human diseases, including hemorrhagic colitis and the hemolytic uremic syndrome. Novavax's research has indicated that two doses of ECOVAX given orally to rats and mice at appropriate intervals elicit an antibody response against O157:H7 lipopolysaccharide (endotoxin). The FDA approved an IND for ECOVAX in January 1995, and Phase I human safety trials began in February 1995. Because E. coli 0157:H7 bacteria produce a potentially lethal toxin for which there is no accepted treatment, testing of human beings with live, virulent E. coli 0157:H7 is not an option. Novavax cannot predict whether this vaccine will prove effective in preventing disease in humans or when, or if, it will be approved and licensed for sale.

  Shigella Flexneri 2a bacterium is a common, worldwide gastrointestinal pathogen causing diarrhea and occasionally severe dehydration. It has been estimated that this organism is responsible for as much as 25% of all United States Shigella outbreaks. In July 1995, Novavax commenced Phase I human clinical testing for its Novasome-based, orally-administered Shigella flexneri 2a vaccine product candidate.

  Novavax is also developing a Novasome-formulated oral vaccine designed to prevent Salmonella enteritidis, another bacterium causing human gastrointestinal disease. The Salmonella enteritidis vaccine product candidate has been subjected to preclinical testing, but application has not yet been made to the FDA to test this vaccine on humans.

  Novavax believes that these vaccines represent the first orally administered vaccines prepared from killed bacteria. Accordingly, there is no clear precedent for regulatory approval or clinical testing protocols. Furthermore, the dangerous nature of these organisms controls the structure of clinical testing for effectiveness of the vaccines. Moreover, human challenge of immunized subjects with live, virulent Shigella flexneri 2a and Salmonella enteritidis organisms is hazardous. The Company cannot predict what regulatory path will be taken by the FDA, nor when or if approval and licensure of these vaccines for sale will take place.

LICENSE OF TECHNOLOGY TO IGI

  Immediately after the Distribution, IGI will pay Novavax approximately $5,000,000 in return for a fully paid-up, exclusive ten-year license entitling it to use the Novavax Technologies in the fields of (i) animal pharmaceuticals, biologicals and other animal health products; (ii) foods, food applications, nutrients and flavorings; (iii) cosmetics, consumer products and dermatological over-the-counter and prescription products (excluding certain topically delivered hormones); (iv) fragrances; and (v) chemicals, including herbicides, insecticides, pesticides, paints and coatings, photographic chemicals and other specialty chemicals and the processes for making the same ("License Agreement"). IGI will have the option, exercisable within the last year of the ten-year term, to extend the exclusive license for an additional ten-year period for $1,000,000. Novavax will retain the right to use its Novavax Technologies for all other applications, including human vaccines and pharmaceuticals. IGI's majority-owned subsidiary, Blood Cells, Inc., which IGI intends to sell, has a license to use Novavax Technologies for blood substitutes containing hemoglobin and other oxygen carrying substances.

  If at any time during the term of the License Agreement either party shall make or discover any product improvements useful in the IGI Field (such improvements being limited to those improvements which would be dominated by the claims of a licensed patent), the other party shall communicate all details in respect thereof to the other party. If Novavax makes such improvements, IGI shall be entitled to use the same in the IGI Field during the term of the License Agreement without paying any increased or decreased royalty in respect thereof. If IGI makes such improvements, Novavax shall have the right to use them outside the IGI Field during the term of the License Agreement. In the event employees of Novavax and IGI are joint inventors as a result of inventions arising out of the development of licensed products, any patent applications filed thereon shall be owned by Novavax, and IGI shall have an exclusive license in the IGI Field.

  Three of the members of the Board of Directors of Novavax are also directors of IGI, and the terms of the License Agreement were unilaterally established by IGI. It is the view of the Board of Directors and management of Novavax, however, that the terms of the License Agreement were at least as favorable to Novavax as would have been obtained from any unaffiliated third party. The $5,000,000 license payment was determined unilaterally by IGI, based on the present value of the estimated aggregate royalties IGI would expect to pay Novavax over a ten-year period if such royalties were paid annually based on IGI's annual revenues from the sale of its products that use or incorporate the Novavax Technologies. The royalty rates used in calculating the license payment were the same as those used by IGI in determining the annual royalties paid by IGI for the Novavax Technologies during the period prior to the Distribution. Prior to the Distribution, IGI paid a royalty rate of 10% on sales of products incorporating the Novavax Technologies. This rate was determined based on a review of similar types of licensing agreements and reflected the lack of any up-front payment by IGI to Novavax. Novavax recognized revenues under its earlier license agreement of $87,000, $199,000, $210,000 and $203,000 for the years 1992, 1993 and 1994 and the nine months ended September 30, 1995, respectively. The lump sum license payment was determined to be preferable to annual royalty payments, because the license payment would provide Novavax with immediate funds to finance its operations after the Distribution. At the time the terms of the License Agreement were fixed, including the license payment, all of the directors of IGI were also directors of Novavax.

  IGI gave careful consideration to various structures for the Distribution, including an equity infusion independent of any license agreement, a loan which would have been repaid from proceeds of a post-spinoff Novavax equity financing or a combination of these. IGI, at its sole discretion, determined that payment of the funding required by Novavax under a license agreement best balanced the interests of IGI and Novavax shareholders and addressed certain key factors and tax considerations, including:

  . Specifically allocating rights to the technology in certain fields and thereby avoiding any future conflicts between IGI and Novavax as to technology rights owned by Novavax. Documentation of technology rights would have been required regardless of any equity funding by IGI.

  . Providing funding in amounts sufficient to permit Novavax to operate for a reasonable period until it has the ability to attract investors while eliminating the future drain on IGI's resources and any future funding requirements by IGI.

  . Maximizing cash flows (by efficient structuring of tax consequences).

  Payments under the License Agreement were determined based on Novavax's funding requirements, which also approximated management's estimate of the present value of cash flows from estimated royalty payments for the next ten years based on existing products and sales levels and at an intercompany royalty rate of 10% versus the 6-8% previously obtained by Novavax from third parties.

  Novavax has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to address tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution.

MANUFACTURING

  The development and manufacture of Novavax's products are subject to GLP and GMP requirements prescribed by the FDA and other standards prescribed by the appropriate regulatory agency in the country of use. With its patented Novamix and other production machinery, Novavax currently has the ability to produce quantities of Novasomes sufficient to support its current needs. Novavax also has the ability to produce quantities of Novasomes and MNP sufficient to support its needs for early-stage clinical trials. It does not presently have FDA certified facilities capable of producing the larger quantities of bottled vaccines and other pharmaceutical products for larger scale clinical trials or commercial production. Novavax will need to acquire such manufacturing facilities for later stage clinical trials and commercial production of its own vaccines and pharmaceuticals. There can be no assurance that Novavax will be able to obtain or manufacture such products in a timely fashion at acceptable quality and prices, that it or its suppliers can comply with GLP or GMP, as applicable, or that it or its suppliers will be able to manufacture an adequate supply of product. See "Risk Factors--Limited Manufacturing Capability."

MARKETING

  Novavax plans to market its vaccines and pharmaceuticals for which it obtains regulatory approvals either through joint ventures or corporate partnering arrangements or through licensing or distribution arrangements with large pharmaceutical companies. However, it may build a small targeted direct sales group for human vaccines in markets that can be accessed with a small to medium size sales force, if and when such products approach FDA marketing approval. Implementation of this strategy will depend on many factors, including the market potential for Novavax's products and financial resources. See "Risk Factors--Absence of Sales and Marketing Experience."

COMPETITION

  Novavax's competitors in the vaccine market include a number of large multinational firms, including Merck & Company, Rhone Merieux, SmithKline, American Home Products Corporation, Swiss Serum and Vaccine Institute and others. The competition in the vaccine market is intense and no assurance can be given that Novavax's vaccine product candidates will be developed into commercially successful products or, if so developed, successfully marketed.

  A number of other companies have been working on alternate vaccine adjuvants for use in human vaccines. These include, but are not limited to Chiron Corp., Ribi Immunochem Research Inc., Cambridge Biotech, Iscotec, Proteus International plc and Biomira. The competition to develop FDA-approved human vaccine adjuvants is intense and no assurance can be given that Novavax's adjuvant product candidates will be developed into commercially successful products.

  Many companies such as Merck, Merck-Astra, Glaxo Wellcome, SmithKline, OraVax, Inc. and others are currently evaluating various treatment programs for peptic ulcer disease and the treatment of H. pylori. Most of the therapies under investigation today involve a combination of a currently used ulcer treatment medication (e.g., Prilosec, Zantac or Tagamet) in association with an antibiotic (e.g., Amoxicillin, Flagyl and/or Biaxin). The market for the development of treatment programs for peptic ulcer disease and H. pylori is competitive and no assurance can be given that Novavax's H. pylori product candidates will be developed into commercially successful products.

  A number of large companies, such as Ciba Pharmaceutical, Kabi Pharmaceutical, American Home Products Corporation, Parke-Davis, Solvay Pharmaceuticals, SmithKline, Abbott Laboratories, Ortho Pharmaceuticals and Mead Johnson Laboratories, produce and sell estrogen preparations for clinical indications identical to those Novavax proposes to use. The competition to develop FDA approved estrogen replacement therapies is intense and no assurance can be given that Novavax's product candidates will be developed into commercially successful products.

  Primary competitors in the development of lipid structure and vesicle encapsulation technologies are The Liposome Company, Inc., Sequus Pharmaceuticals, Inc. ("Sequus"), Nexstar Pharmaceuticals, Inc. ("Nexstar") and L'Oreal, Inc., as well as pharmaceutical, vaccine and chemical companies. Novavax believes that, except for L'Oreal, these companies have focused their development efforts on pharmaceutical carrier systems for the treatment of infections and certain cancers. To Novavax's knowledge, The Liposome Company, Sequus and Nexstar all base their lipid vesicle technologies on phospholipids.

  Most of Novavax's competitors are larger and have substantially greater financial, marketing and technical resources. In addition, many of these competitors have substantially greater experience than Novavax in developing, testing and obtaining FDA and other approvals of human vaccines and pharmaceuticals. Furthermore, if Novavax commences commercial sales of human vaccines and pharmaceuticals, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. If any of the competitors develop new encapsulation technologies which are superior to its Novasome encapsulation technology, the ability of Novavax to expand into the vaccine and pharmaceuticals markets will be materially and adversely affected.

  Competition among products will be based, among other things, on product efficacy, safety, reliability, availability, price and patent position. An important factor will be the timing of market introduction of Novavax's or competitive products. Accordingly, the relative speed with which Novavax can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market is expected to be an important competitive factor. Novavax's competitive position will also depend upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

RESEARCH AND DEVELOPMENT

  To date, Novavax's research and development policy has been to validate its Novavax Technologies on IGI's regulated and non-regulated products and then to apply it to highly regulated human pharmaceuticals and biologics. Novavax intends to use third-party funding when available, either through government or research grants or through collaborations, joint ventures or strategic alliances with other companies, particularly potential users or distributors of Novavax's products. Because of the substantial funds required for clinical trials, Novavax will have to obtain third-party financing for its future Phase II and III clinical trials. No assurance can be given, however, that such financing will be available on terms attractive to Novavax, if at all.

  In addition to its internal research and development efforts, which involve 12 employees, Novavax encourages the development of products in areas related to its present lines by working with universities and government agencies. Gross expenditures of Novavax, before amounts received from other companies, for research and development were $2,053,000, $2,994,000 and $3,084,000 in 1992, 1993 and 1994, respectively.

PATENTS AND PROPRIETARY INFORMATION

  Novavax, through a wholly-owned subsidiary, holds 30 U.S. patents and 43 foreign patents covering its Novavax Technologies (including a wide variety of component materials, its continuous flow vesicle production process and its Novamix production equipment). Novavax believes that these patents are important for the protection of its technology as well as certain of the development processes which underlie that technology. In addition, 17 U.S. patent applications and 65 foreign patent applications are pending covering various components and applications of the Novavax Technologies.

  Novavax expects to engage in collaborations, sponsored research agreements and preclinical testing agreements in connection with its future vaccine and pharmaceutical products as well as clinical testing agreements with academic and research institutions and U.S. government agencies, such as the NIH, to take advantage of their technical expertise and staff and to gain access to clinical evaluation models, patients and related technologies. Consistent with pharmaceutical industry and academic standards, and the rules and regulations under the Federal Technology Transfer Act of 1986, these agreements may provide that developments and results will be freely published, that information or materials supplied by Novavax will not be treated as confidential and that Novavax may be required to negotiate a license to any such developments and results in order to commercialize products incorporating them. There can be no assurance that Novavax will be able successfully to obtain any such license at a reasonable cost or that such developments and results will not be made available to competitors of Novavax on an exclusive or nonexclusive basis.

GOVERNMENT REGULATION

  Novavax's research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. The development, manufacturing and marketing of human vaccines and pharmaceuticals are subject to regulation in the United States for safety and efficacy by the FDA in accordance with the Food, Drug and Cosmetic Act.

  In the United States, human pharmaceuticals and vaccines are subject to rigorous FDA regulation including preclinical and clinical testing. The process of completing clinical trials and obtaining FDA approvals for a new drug or new biologic is likely to take a number of years, requires the expenditure of substantial resources and is often subject to unanticipated delays. There can be no assurance that any product will receive such approval on a timely basis, if at all.

  The steps required before new Novasome pharmaceutical and vaccine products for use in humans may be marketed in the United States include (i) preclinical tests, (ii) submission to the FDA of an application for an IND, which must be approved before human clinical trials commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product, (iv) submission of a New Drug Application ("NDA") for a new drug or a Product License Application ("PLA") for a new biologic to the FDA and (v) FDA approval of the NDA or PLA prior to any commercial sale or shipment of the product.

  Preclinical tests include laboratory evaluation of product formulation, as well as animal studies (if an appropriate animal model is available) to assess the potential safety and efficacy of the product. Formulations must be manufactured according to GMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding GLP. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients, under the supervision of a qualified principal investigator.

  Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the investigational new drug usually is administered to healthy human subjects and is tested for safety, dosage, tolerance, absorption, distribution, metabolism, excretion and pharmacokinetics. Phase II involves studies in a limited patient population to
(i) determine the efficacy of the investigational new drug for specific indications,

(ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. When an investigational new drug is found to be effective and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of Novavax's products subject to such testing. Furthermore, Novavax or the FDA may suspend clinical trials at any time if the participants are being exposed to an unacceptable health risk. The FDA may deny an NDA or PLA if applicable regulatory criteria are not satisfied, require additional testing or information, or require post marketing testing and surveillance to monitor the safety of Novavax's products.

  In addition to obtaining FDA approval for each PLA, an Establishment License Application ("ELA") must be filed and approved by the FDA for the manufacturing facilities for a biologic product before commercial marketing of the biologic product is permitted. The regulatory process may take many years and requires the expenditure of substantial resources.

  All data obtained from development programs are submitted as an NDA or a PLA to the FDA and the corresponding agencies in other countries for review and approval. FDA approval of the NDA or PLA and the associated ELA is required before marketing may begin in the United States. Although the FDA's policy is to review priority applications within 180 days of their filing, in practice longer times may be required. The FDA frequently requests that additional information be submitted requiring significant additional review time. Essentially, all proposed products of Novavax will be subject to demanding and time-consuming NDA or PLA or similar approval procedures in the countries where Novavax intends to market its products. These regulations define not only the form and content of the development of safety and efficacy data regarding the proposed product, but also impose specific requirements regarding manufacture of the product, quality assurance, packaging, storage, documentation and record keeping, labeling and advertising, and marketing procedures. Effective commercialization also requires inclusion of Novavax's products in national, state, provincial, or institutional formularies or cost reimbursement systems.

  In addition to regulations enforced by the FDA, Novavax also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. Novavax's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although Novavax believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Novavax could be held liable for any damages that result and any such liability could exceed the resources of Novavax.

  In both domestic and foreign markets, the ability of Novavax to commercialize its product candidates will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. There can be no assurance that Novavax-developed products will be considered cost effective. Significant uncertainty exists as to the reimbursement status of newly-approved medical products. There can be no assurance that adequate third-party insurance coverage will be available for Novavax to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third-party payors are increasingly attempting to contain medical costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of Novavax's therapeutic products, the market acceptance of these products would be adversely affected.

  There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the medical care system of the United States. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for medical goods and services may take in response to any medical reform proposals or legislation. Novavax cannot predict the effect medical reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on Novavax.

EMPLOYEES

  As of November 1, 1995, Novavax had 16 full-time employees, of whom 13 were in research and development and three in finance and administration. Certain services will be provided by IGI to Novavax on a transitional basis after the Distribution while Novavax builds its support staff. See "The Distribution-- Relationship Between IGI and Novavax After the Distribution." Novavax has no collective bargaining agreement with its employees, and believes that its employee relations are good.

PROPERTIES

  Novavax's executive offices are located in 1,600 square feet of leased space in Rockville, Maryland. Novavax's certified animal facility and development laboratories for its vaccine and antimicrobial technologies are located in 6,500 square feet of leased space also located in Rockville, Maryland. Novavax believes that its current research facilities are adequate for its early stage clinical trials, but additional manufacturing facilities and funding will be required to meet the volume and cost requirements for later clinical trials and commercial production of Novasomes and its own vaccines and pharmaceuticals, if any.

LEGAL PROCEEDINGS

  Novavax is not a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table provides information about the current executive officers and directors of Novavax:

NAME                                 AGE         POSITION WITH NOVAVAX
----                                 ---         ---------------------
Edward B. Hager, M.D................  64 Chairman of the Board of Directors and
                                         Chief Executive Officer
Denis M. O'Donnell, M.D.............  42 President
John P. Gallo.......................  52 Chief Operating Officer, Treasurer and
                                         Director
D. Craig Wright, M.D................  45 Vice President, Research and
                                         Development and Operations
J. Michael Lazarus, M.D.(1)(2)(3)...  58 Director
John O. Marsh, Jr.(1)(2)............  69 Director
Ronald A. Schiavone(1)(2)(3)........  70 Director
Ronald H. Walker(1)(2)(3)...........  58 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation and Stock Option Committee
(3) Member of the Independent Committee

  Dr. Hager has served as Chairman of the Board of Directors and Chief Executive Officer of Novavax since its founding in 1987. He has also served as Chairman of the Board and Chief Executive Officer of IGI since its founding in 1977. Dr. Hager was the co-founder and former Chairman of National Medical Care, Inc., a leading provider of artificial kidney treatment and a large distributor of artificial kidney supplies. From 1960 to 1975, Dr. Hager served on the faculty of the Harvard Medical School where he was a member of the kidney transplant team that performed the first successful human kidney transplant. Dr. Hager is the author of numerous scientific and medical publications in the fields of immunology and tissue transplantation.

  Dr. O'Donnell has served as President of Novavax since September 1995. From 1992 to September 1995, Dr. O'Donnell was Vice President, Business Development of Novavax. Dr. O'Donnell has also served as Vice President of MVS since 1991 and served as Vice President of IGI from 1991 to 1995. From 1986 to 1991, Dr. O'Donnell was the Director of the Clinical Research Center of MTRA, Inc., a provider of contract pharmaceutical research.

  Mr. Gallo has served on the Board of Directors of Novavax since its founding in 1987 and has been Chief Operating Officer and Treasurer since September 1995. From January 1995 through September 1995, Mr. Gallo served as Novavax's President. Since 1985, Mr. Gallo has also been President and Chief Operating Officer of IGI. Mr. Gallo became a director of IGI in 1985.

  Dr. Wright has been the Vice President, Research and Development and Operations of Novavax since 1993. Dr. Wright was a Founder of Univax Biologics in 1988 and served as its Senior Director of Medical Research from 1988-1992. Dr. Wright received his B.A. from the University of Virginia in 1972 and his M.D. from the University of Virginia in 1976.

  Dr. Lazarus has served on the Board of Directors of Novavax since November 20, 1995. Dr. Lazarus has been a nephrologist at Brigham and Women's Hospital in Boston, Massachusetts, since 1982. Dr. Lazarus has been an Associate Professor of Medicine at Harvard Medical School since 1979 and served as an Assistant Professor of Medicine from 1974 to 1979. Since 1990, Dr. Lazarus has served on the Board of Reviewing Editors of the Journal of the American Society of Nephrology.

  Mr. Marsh has served on the Board of Directors of Novavax since 1991. Since January 1995, Mr. Marsh has served as Of Counsel to the law firm of Hazel & Thomas, P.C., Falls Church, Virginia. From 1990 through 1994, Mr. Marsh was a Member of Hazel & Thomas, P.C. Mr. Marsh served as Chairman of the Reserve Forces Policy Board from 1989 to 1994. During 1989, Mr. Marsh served as Legislative Counsel to the Secretary of Defense. From 1981 to 1989, Mr. Marsh was Secretary of the Army. During 1988, Mr. Marsh served as Acting Assistant Secretary of Defense for Special Operations and Low Intensity Conflict. From 1974 to 1977, Mr. Marsh served as Counsellor with Cabinet rank to President Ford. From 1963 to 1971, Mr. Marsh was the U.S. Representative in Congress from the Seventh District of Virginia. Mr. Marsh has served on the Board of Directors of IGI since 1991.

  Mr. Schiavone has served on the Board of Directors of Novavax since November 20, 1995. Mr. Schiavone has served as Chief Executive Officer of Schiavone Construction Co., a general contractor for various public transportation projects, since its founding in 1956. Mr. Schiavone is a Trustee of the Associated General Contractors of America and the Associated General Contractors of New Jersey.

  Mr. Walker has served on the Board of Directors of Novavax since November 20, 1995. Since 1979, Mr. Walker has served as a Senior Partner/Managing Director of Korn/Ferry International, an executive search firm. From 1977 to 1979, Mr. Walker was President and Founder of Ron Walker & Associates, Inc., a full service consulting company. From 1975 to 1977, Mr. Walker was Associate Director and Tournament Director of World Championship Tennis. Mr. Walker was Superintendent of the National Park Service from 1972 to 1975 and served as Special Assistant to the President of the United States from 1969 to 1972.

  The Board of Directors of Novavax consists of two Class I Directors (Messrs. Schiavone and Walker), two Class II Directors (Dr. Lazarus and Mr. Marsh) and two Class III Directors (Dr. Hager and Mr. Gallo). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors, and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1996, 1997 and 1998, respectively.

  Each officer serves at the discretion of the Board of Directors of Novavax. There are no family relationships among any of the directors and executive officers of Novavax.

BOARD COMMITTEES

  The Board of Directors of Novavax has a Compensation and Stock Option Committee (the "Compensation Committee"), an Audit Committee and an Independent Committee. The Compensation Committee reviews and recommends salaries and other compensatory benefits for the principal officers of Novavax and grants stock options to key employees of Novavax and its subsidiaries. The Audit Committee selects Novavax's independent auditors, reviews the audit of Novavax's accounts, monitors the effectiveness of the audit and evaluates the scope of the audit. The Independent Committee reviews and approves any contracts or other transactions between Novavax and IGI.

BOARD COMPENSATION

  Each director not employed by Novavax will receive $1,000 for each meeting of the Board of Directors he or she attends. See "--Stock Options" for a description of options granted to non-employee directors of Novavax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In August, 1995, the Board of Directors appointed Dr. Lazarus and Messrs. Marsh, Schiavone and Walker to serve on the Compensation Committee. Mr. Marsh is also a member of the IGI Compensation and Stock Option Committee. During 1994, Dr. Hager and Mr. Gallo also participated in deliberations relating to compensation of Novavax's other executive officers.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and noncash compensation paid by IGI during each of the last three fiscal years to Novavax's Chief Executive Officer and the four most highly compensated executive officers of Novavax who received compensation in excess of $100,000 during fiscal 1994 for services provided to IGI (the "Named Executive Officers"). Novavax will pay the compensation of its executive officers after the Distribution Date.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                     ANNUAL COMPENSATION         AWARDS(2)
                               -------------------------------- ------------
                                                                 SECURITIES
                                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
        NAME AND                SALARY   BONUS  COMPENSATION(1)   OPTIONS    COMPENSATION (3)
   PRINCIPAL POSITION     YEAR   ($)      ($)         ($)           (#)            ($)
   ------------------     ---- -------- ------- --------------- ------------ ---------------- ---
Edward B. Hager.........  1994 $285,500 $55,000     $ 1,475        50,000         $9,643
 Chief Executive Officer  1993  259,545  35,000         --         50,000          9,534
                          1992  235,950  30,000       1,538        50,000          9,795
Denis M. O'Donnell......  1994  169,500  25,000       7,200         8,000          9,487
 President(4)             1993  169,808  10,000       7,200        10,000          9,647
                          1992  156,828     --        7,701         8,000          2,389
John P. Gallo...........  1994  285,500  50,000      38,668        50,000          9,643
 Chief Operating Officer  1993  259,545  30,000      35,387        50,000          9,534
 and Treasurer            1992  235,950  25,000      38,340        50,000          9,795
Donald F. H. Wallach....  1994  219,615  50,000       3,575           --           9,198
 President(5)             1993  199,650  10,000       4,831           --           9,110
                          1992  181,500  17,000      12,219           --           9,533
D. Craig Wright, M.D. ..  1994  127,402  15,000         --         10,000          8,723
 Vice President(6)        1993  117,511     --          --            --           8,451
                          1992      --      --          --         10,000            --

--------
(1) The amounts shown in this column represent automobile allowances, relocation expenses, medical expense reimbursements, housing allowances and compensation for unused vacation time paid by IGI. Mr. Gallo received $32,943 from IGI in 1994 as compensation for unused vacation time.
(2) IGI did not have a long-term compensation program that included long-term incentive payouts, restricted stock awards, stock appreciation rights or other forms of long-term compensation. This column reflects options to purchase IGI Common Stock. See "--Stock Options--Spinoff Options" for a description of options to purchase Novavax Common Stock that will be granted to holders of options to purchase IGI Common Stock in connection with the Distribution.
(3) The amounts shown in this column represent premiums for group life insurance and medical insurance paid by IGI and IGI's contributions under its 401(k) plan during fiscal 1994. The group life insurance premiums paid by IGI for each of Drs. Hager, Wallach, O'Donnell and Wright and Mr. Gallo for the last fiscal year were $1,270, $825, $1,270, $1,270 and $1,270, respectively. The medical insurance premiums paid by Novavax for each of Drs. Hager, Wallach, O'Donnell and Wright and Mr. Gallo were $7,101. IGI's matching contributions under its 401(k) savings plan to each of Drs. Hager, Wallach, O'Donnell and Wright and Mr. Gallo for the last fiscal year were $1,272, $1,272, $1,116, $352 and $1,272, respectively.
(4) Dr. O'Donnell became President of Novavax in September 1995.
(5) Dr. Wallach resigned as President of Novavax and MVS as of December 31,
    1994.
(6) Dr. Wright became Vice President of Novavax in January 1993.

OPTION GRANTS

  The following table summarizes fiscal 1994 grants of options to the Named Executive Officers to purchase IGI Common Stock. See "--Stock Options."

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                             STOCK PRICE
                                                                            APPRECIATION
                                       INDIVIDUAL GRANTS                 FOR OPTION TERM (3)
                         ---------------------------------------------- ---------------------
                         NUMBER OF
                         SECURITIES  % OF TOTAL
                         UNDERLYING   OPTIONS
                          OPTIONS    GRANTED TO  EXERCISE OR
                          GRANTED   EMPLOYEES IN BASE PRICE  EXPIRATION    5%         10%
          NAME              (#)     FISCAL YEAR   ($/SHARE)     DATE       ($)        ($)
          ----           ---------- ------------ ----------- ---------- ---------------------
Edward B. Hager(1)......   50,000       20.5%      $13.25     12/7/04   $ 417,375 $ 1,053,375
John P. Gallo(1)........   50,000       20.5        13.25     12/7/04     417,375   1,053,375
Donald F.H. Wallach.....      --         --           --          --          --          --
Denis M. O'Donnell(2)...    8,000        3.3        13.25     12/7/04      66,780     168,540
D. Craig Wright(2)......   10,000        4.1        13.25     12/7/04      83,475     210,675

--------
(1) Options are exercisable in full six months after the date of grant.
(2) Options are exercisable one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the dates the respective options were granted to their expiration dates.

OPTION EXERCISES

  The following table provides information on exercises of options to purchase IGI Common Stock during fiscal 1994 by the Named Executive Officers and the value of such executive's unexercised options to acquire IGI Common Stock at the end of fiscal 1994.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF
                                                 SECURITIES        VALUE OF
                                                 UNDERLYING       UNEXERCISED
                                                 UNEXERCISED     IN-THE-MONEY
                              SHARES             OPTIONS AT       OPTIONS AT
                             ACQUIRED          FISCAL YEAR-END  FISCAL YEAR-END
                                ON     VALUE         (#)              ($)
                             EXERCISE REALIZED  EXERCISABLE/     EXERCISABLE/
            NAME               (#)     ($)(1)   UNEXERCISABLE  UNEXERCISABLE(2)
            ----             -------- -------- --------------- -----------------
Edward B. Hager.............     --        --  295,000/50,000  $  947,750/$0
John P. Gallo...............  47,218  $530,967 345,000/50,000   2,013,250/0
Donald F.H. Wallach.........  20,000     5,000  25,000/0                0/0
Denis M. O'Donnell..........     --        --   25,250/25,750      28,813/24,437
D. Craig Wright.............     --        --    5,000/15,000       5,625/ 5,625

--------
(1) Represents the difference between the exercise price and the last sales price of the IGI Common Stock on the date of exercise.
(2) Value based on market value of the IGI Common Stock at the end of fiscal 1994 ($12.125 per share) minus the exercise price.

STOCK OPTIONS

 1995 Stock Option Plan

  Novavax's 1995 Stock Option Plan (the "Novavax Option Plan") was adopted by the Board of Directors and approved by the stockholders on September 13, 1995. The Novavax Option Plan provides for the grant of options for the purchase of an aggregate of 4,000,000 shares of Novavax Common Stock to officers and employees of, and consultants or advisors to, Novavax and its subsidiaries and to holders of options for the purchase of IGI Common Stock as of the Distribution Date. A total of 2,034,015 shares under the Novavax Option Plan are reserved for issuance upon exercise of the Spinoff Options (as described below) granted to IGI option holders and the balance is reserved for issuance upon exercise of stock options to be granted to officers, employees and consultants of Novavax.

  The Novavax Option Plan is administered by the Compensation Committee, which has the authority to select the individuals to whom options are granted and determine the terms of each option, including the number of shares covered by each option, the option exercise price and when the options become vested or exercisable. Options granted under the Novavax Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or "non-statutory stock options" (options that do not meet the requirements for incentive stock option treatment). In the case of incentive stock options, the purchase price cannot be less than 100% of the fair market value of the shares on the date of grant. There is no minimum exercise price for non-statutory stock options. Incentive stock options can have a term of up to ten years. Options are not transferable and can be exercised only by the optionee, except in the event of the optionee's death. Except for the special option grants described below, generally options under the Novavax Option Plan become exercisable in installments on a cumulative basis, at a rate of 25% each year during the first, second, third and fourth years after the date of grant. Options can be exercised by paying the exercise price in cash, in shares of Novavax Common Stock then held by the optionee, which have been held for at least six months, or by a combination of cash and Novavax shares. All employees, officers and directors of or consultants or advisors to Novavax are eligible to receive options under the Novavax Option Plan. However, only employees of Novavax are entitled to receive incentive stock options.

  After the Distribution, Novavax will have approximately 16 employees, all of whom will be eligible to participate in the Novavax Option Plan. The number of individuals receiving stock options will vary from year to year depending upon various factors, such as the number of promotions and Novavax's hiring needs during the year. Thus, Novavax cannot now determine award recipients.

  Immediately after the Distribution, the Board of Directors of Novavax is expected to authorize the grant of options to purchase an aggregate of 850,000 shares of Novavax Common Stock, of which 600,000 will be purchasable at an exercise price of $.01 per share and 250,000 will be purchasable at an exercise price of $3.24 per share. These options will be granted to 16 employees of Novavax as an incentive to retain their continued employment after the Distribution, including the following Named Executive Officers of
Novavax:

                                     NUMBER OF SHARES       NUMBER OF SHARES
     NAME                          ($.01 EXERCISE PRICE) ($3.24 EXERCISE PRICE)
     ----                          --------------------- ----------------------
     D. Craig Wright, M.D.........        274,870                73,654
     Denis M. O'Donnell, M.D......              0                40,000

These options first become exercisable six months after the Distribution Date as to 50% of the shares covered thereby and as to an additional 25% of the shares on each of the first and second anniversaries of the Distribution Date.

   In the event of a consolidation, merger or sale of all or substantially all of the assets of Novavax, or in the event of a liquidation of Novavax, the Board of Directors of Novavax may, in its discretion, take one or more of the following actions: (i) provide that outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring corporation, (ii) upon written notice to optionees, provide that all unexercised options will terminate unless exercised within a specified time, (iii) in the event of a merger in which cash payments are paid to stockholders, make or provide for a cash payment to optionees equal to the difference between the cash payment payable in the merger per share of Novavax Common Stock and the exercise price per share, multiplied by the number of shares subject to each outstanding option, and (iv) provide that all or any outstanding options shall become exercisable in full.

  Notwithstanding any other provision of the Novavax Option Plan, the Board of Directors of Novavax, in its sole discretion, may accelerate the date or dates on which any or all options may be exercised or extend the dates during which any or all options may be exercised; provided that no such extension shall be permitted if the Novavax Option Plan would fail to comply with Section 422 of the Code or Rule 16b-3 under the Exchange Act. The options granted in November 1995 to purchase an aggregate of 850,000 shares of Novavax Common Stock become immediately exercisable in the event of the acquisition of Novavax, including a merger in which Novavax is not the surviving entity, the sale of all or substantially all of the assets of Novavax or the acquisition of a majority of the equity securities of Novavax. Options held by an employee optionee also become immediately exercisable in the event such optionee's employment is terminated without cause.

  The Board of Directors of Novavax may at any time, and from time to time, modify or amend the Novavax Option Plan in any respect, except that if at any time the approval of the stockholders of Novavax is required under Section 422 of the Code or any successor provision with respect to incentive options, or under Rule 16b-3 under the Exchange Act, the Board of Directors may not effect such modification or amendment without such approval. The Novavax Option Plan will terminate, with respect to incentive stock options, on the earlier of
(i) September 13, 2005 or (ii) the date on which all shares available for issuance under the Novavax Option Plan shall have been issued. The Novavax Option Plan will terminate with respect to non-statutory options as provided in clause (ii) of the preceding sentence.

 Spinoff Options

  On September 13, 1995, the Board of Directors of Novavax authorized the grant of options to purchase Novavax Common Stock ("Spinoff Options") to all holders of options to purchase IGI Common Stock as of the Distribution Date. These holders include both employees of IGI who transferred to Novavax and employees of IGI who remain with IGI. The Spinoff Options were granted to such holders on substantially similar terms to the corresponding options to purchase IGI Common Stock held by such holders, including the rate at which the options vest and the expiration date of such options, with two exceptions. First, the number of shares of Novavax Common Stock under the Spinoff Options as compared to their IGI counterparts will reflect the distribution of one share of Novavax Common Stock for each share of IGI Common Stock. Second, the exercise prices of the Spinoff Options are to be determined by multiplying the exercise price of the related IGI option by a fraction, the numerator of which shall equal the product of Novavax's outstanding shares multiplied by the fair market value of Novavax Common Stock (which shall equal the weighted average of the last reported price per share of Novavax Common Stock on the American Stock Exchange for the 20 trading days immediately following the Distribution
Date) ("Novavax Market Capitalization"), and the denominator of which shall equal the sum of (a) the product of IGI's shares outstanding multiplied by the fair market value of IGI Common Stock (which shall equal the weighted average of the last reported price per share of IGI Common Stock on the American Stock Exchange for the 20 trading days immediately following the Distribution Date) ("IGI Market Capitalization") and (b) the Novavax Market Capitalization. For example, if an individual holds an option to purchase 100 shares of IGI Common Stock at an exercise price of $10.00 per share, the Novavax Market Capitalization equals $30,000,000 and the IGI Market Capitalization equals $70,000,000, then such holder will receive a Spinoff Option to purchase 100 shares of Novavax Common Stock at an exercise price of $3.00 per share (i.e., $10 X 30,000,000/100,000,000 = $3.00).

  As of the Distribution Date, Spinoff Options to purchase 2,034,015 shares of Novavax Common Stock will be granted to holders of options to purchase IGI Common Stock. Among these options, options to purchase an aggregate of 761,000 shares of Novavax Common Stock will be granted to the following officers of
Novavax:

     NAME                                                       NUMBER OF SHARES
     ----                                                       ----------------
     Edward B. Hager, M.D......................................     345,000
     John P. Gallo.............................................     345,000
     Denis M. O'Donnell, M.D...................................      51,000
     D. Craig Wright, M.D......................................      20,000

  In connection with the Distribution and the grant of Spinoff Options by Novavax, the Board of Directors of IGI approved certain adjustments to the exercise price of all outstanding IGI options as of the Distribution Date. These adjustments are applied to each option to purchase IGI Common Stock by multiplying the exercise price of the option by a fraction, the numerator of which shall equal the IGI Market Capitalization and the denominator of which shall equal the sum of the IGI Market Capitalization and the Novavax Market Capitalization. Thus, a holder of an option to purchase one share of IGI Common Stock at an exercise price of $10.00 per share will, assuming the numbers in the example above, have the exercise price of his option reduced from $10.00 per share to $7.00 per share (i.e., $10.00 X 70,000,000/100,000,000 = $7.00).

 1995 Director Stock Option Plan

  The 1995 Director Stock Option Plan of Novavax (the "Director Plan") was adopted by the Board of Directors and approved by the stockholders of Novavax on September 13, 1995. The Director Plan provides for the issuance of up to 500,000 shares of Novavax Common Stock upon the exercise of stock options granted under the Director Plan. Under the terms of the Director Plan, each non-employee director of Novavax serving as a director on the Distribution Date will be granted an option for the purchase of 20,000 shares of Novavax Common Stock and each non-employee director who becomes a director after the Distribution Date will be granted an option for the purchase of 20,000 shares of Novavax Common Stock on the date of his or her initial election as a director. In addition, each non-employee director who is then serving as a director will be granted a non-statutory option to purchase 10,000 shares of Novavax Common Stock on the last business day of each of 1995, 1996, 1997 and 1998. Such options are exercisable in full beginning on the date which is six months after the date of grant and terminate ten years after the date of grant. The option exercise price per share is equal to the fair market value of a share of Novavax Common Stock on the date the option is granted.

  The term of each option granted under the Director Plan is ten years, provided that an option may be exercised only while the director continues to serve as a director of Novavax and for a period of three years after he or she ceases to be a director for any reason. Options are not transferable except by will or by the laws of descent and distribution.

  The Board of Directors shall supervise and administer the Director Plan. Directors of Novavax who are not employees of Novavax or any subsidiary of Novavax are eligible to participate in the Director Plan.

  The Board of Directors of Novavax may suspend or discontinue the Director Plan or amend it in any respect; provided, however, that without approval of the stockholders of Novavax, the Board of Directors of Novavax may not (i) change the number of shares subject to the Director Plan, (ii) change the designation of the class of directors eligible to receive options, or (iii) materially increase the benefits accruing to participants under the Director Plan. Notwithstanding the foregoing, the Director Plan may not be amended more than once every six months.

  In the event of a Change in Control (as defined below), all options outstanding as of the date such Change in Control occurs shall become exercisable in full, whether or not exercisable in accordance with their terms. A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Novavax, any trustee or other fiduciary holding securities under an employee benefit plan of Novavax, or any corporation owned directly or indirectly by the stockholders of Novavax in substantially the same proportion as their ownership of stock of Novavax) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Novavax representing 50% or more of the combined voting power of Novavax's then outstanding securities; (ii) individuals who, as of the Distribution Date, constitute the Board of Directors of Novavax (as of the date thereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date thereof whose election, or nomination for election by Novavax's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Novavax as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (iii) the stockholders of Novavax approve a merger or consolidation of Novavax with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Novavax outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Novavax or such surviving entity outstanding immediately after such merger or consolidation or
(B) a merger or consolidation effected to implement a recapitalization of Novavax (or similar transaction) in which no person acquires more than 30% of the combined voting power of Novavax's then outstanding securities; or (iv) the stockholders of Novavax approve a plan of complete liquidation of Novavax or an agreement for the sale or distribution by Novavax of all or substantially all of Novavax's assets.

 SmithKline Option

  On August 2, 1993, SmithKline and IGI entered into an Option Agreement pursuant to which IGI granted SmithKline an option to purchase IGI Common Stock subject to certain conditions. On November 9, 1995, that agreement was amended (hereinafter, as amended, the "SmithKline Option") to provide SmithKline the right to exercise its option, after the Distribution, for the purchase of both Novavax and IGI Common Stock. The SmithKline Option, which expires June 2, 1996, grants SmithKline the right to purchase (i) that number of shares of Common Stock of Novavax as is determined by multiplying $5,000,000 by a fraction (the "Novavax Fraction") of which the numerator is the Novavax Market Capitalization and the denominator is the sum of the Novavax Market Capitalization and the IGI Market Capitalization (as defined above) and (ii) that number of shares of Common Stock of IGI as is determined by multiplying $5,000,000 by a fraction of which the numerator is the IGI Market Capitalization and the denominator is the sum of the IGI Market Capitalization and the Novavax Market Capitalization. The exercise price per share for the Novavax Common Stock shall be the lesser of $13 or the sum of the last reported sales prices of the Novavax Common Stock and the IGI Common Stock on the date of exercise of the option multiplied by the Novavax Fraction. The exercise of the option is conditioned upon SmithKline's purchase of both Novavax Common Stock and IGI Common Stock. The SmithKline Option also provides that if SmithKline exercises its option to purchase $5,000,000 of Novavax and IGI Common Stock, it will have the right to purchase an additional $5,500,000 of combined Novavax and IGI Common Stock on the same terms and conditions as apply to the $5,000,000 option exercise.

FEDERAL INCOME TAX ASPECTS OF STOCK OPTIONS

  The following is a general summary of the federal income tax treatment of the options issuable under the Novavax Option Plan and the Director Plan.

  Incentive Stock Options. No taxable income will be recognized by an optionee upon the grant or exercise of an incentive stock option granted under the Novavax Option Plan (provided that the difference between the option exercise price and the fair market value of the stock on the date of exercise must be included in the optionee's "alternative minimum taxable income" as described below), and no corresponding expense deduction will be available to Novavax. Generally, if an optionee holds shares acquired upon the exercise of incentive stock options until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain to the optionee upon a sale of such shares will be treated as capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise, and to cause all such increase to be treated as capital gain.

  If the optionee sells the shares prior to the expiration of the Statutory Holding Period (a "disqualifying disposition"), he or she will realize taxable income at ordinary tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price, or
(ii) the amount realized on the sale less the option price, and Novavax will receive a corresponding business expense deduction. Any additional gain will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the optionee sells the stock for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and as a short-term capital loss if the shares are held for a shorter period.

  Special rules may apply to options held by directors and officers. If the optionee making a disqualifying disposition is a person subject to the reporting requirements of Section 16(a) of the Exchange Act (a "Reporting Person"), and the option was exercised within six months of the date of grant and no election pursuant to Section 83(b) of the Code is made, the amount of taxable income realized at ordinary income tax rates (and the amount of Novavax's business expense deduction) will be equal to the lesser of (i) the fair market value of the shares on the date that is six months after the date of grant less the option price, or (ii) the amount realized on sale less the option price.

  For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a non-statutory option. Thus, an optionee must, in the year of option exercise, include the difference between the exercise price and the fair market value of the stock on the date of exercise in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

  Non-Statutory Stock Options. No taxable income is recognized by the optionee upon the grant of a non-statutory stock option under the Novavax Option Plan and the Director Plan. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price (and Novavax is required to withhold an appropriate amount for tax purposes). However, the following special rules apply to Reporting Persons (all optionees under the Director Plan). If such a person (executive officers and directors of Novavax) exercises the option within six months of the date of grant, upon exercise of such option, no income will be recognized by the optionee until six months have expired from the date the option was granted, and the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of grant, unless the optionee makes an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise.

  Novavax generally will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee, subject to any other applicable limitations on the deduction of compensation such as Section 162(m) (compensation in excess of $1,000,000) and Section 280G ("parachute payments"). Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long- term gain or loss if the shares are held for more than one year.

                             CERTAIN TRANSACTIONS

  IGI and Novavax have entered into several intercompany agreements in connection with the Distribution. See "The Distribution--Relationship Between IGI and Novavax After The Distribution." In addition, prior to the Distribution, Novavax was restructured, IGI paid certain amounts to Novavax, the Board of Directors was reconstituted and certain other actions were taken involving Novavax. See "The Distribution--Restructuring Prior to
Distribution," "--Board of Directors and Management of Novavax" and "Business--License of Technology to IGI."

  On November 20, 1995, in connection with the acquisition of Lipovax by Novavax, the stockholders of Lipovax were issued an aggregate of 2,742,188 shares of Novavax Common Stock (as adjusted for the Restructuring and the Recapitalization), based on valuations of Lipovax and Novavax by the Independent Committee of the Board of Directors of IGI. See "The Distribution--Restructuring Prior to Distribution." Officers and directors of Novavax who received Novavax Common Stock as a result of their equity ownership in Lipovax are as follows:

                                                                 SHARES OF
     NAME                                                   NOVAVAX COMMON STOCK
     ----                                                   --------------------
     D. Craig Wright, M.D..................................        82,526
     Denis M. O'Donnell, M.D...............................        20,727

  On November 20, 1995, Novavax issued to IGEN an aggregate of 5,253,452 shares of Novavax Common Stock (as adjusted for the Restructuring and the Recapitalization) in exchange for the assignment by IGEN of its right to receive the payment of indebtedness of Novavax in the aggregate amount of $17,024,000.

  On December 31, 1994, Dr. Donald F.H. Wallach ("Wallach"), the former President of Novavax and MVS, resigned as an officer of those two companies and as an officer of IGI and affiliated companies. Dr. Wallach was, at the time of his resignation, indebted to IGI for advances made in 1988 and 1989. On June 7, 1995, Dr. Wallach's aggregate indebtedness, including accrued and unpaid interest, was $217,942, and this amount was paid in full by Dr. Wallach's delivery and transfer to IGI of 11,753 shares of Novavax Common Stock (as adjusted for the Restructuring and the Recapitalization) then owned by him, having a value as determined (as of December 7, 1994) by IGI's Independent Committee approximately equal to the then outstanding indebtedness.

  Of the 6.8% (673,611 shares) of the outstanding Novavax Common Stock not owned by IGI prior to the Distribution, 5.0% (490,607 shares) was owned by the following current and former officers and directors of Novavax and IGI, acquired by them through purchase of such shares in 1987, 1988 and 1993.

     NAME                                                          NO. OF SHARES
     ----                                                          -------------
     Dr. Edward B. Hager(1).......................................    139,018
     John P. Gallo................................................     63,190
     Donald F.H. Wallach, M.D.....................................    172,508
     Surendra Kumar, D.V.M., Ph.D.................................     12,638
     D. Craig Wright, M.D.........................................     82,526
     Denis M. O'Donnell, M.D......................................     20,727

--------
(1) Includes shares held by Jane E. Hager, Dr. Hager's wife, and shares held by trusts for the benefit of Dr. Hager's minor children. Dr. Hager disclaims beneficial ownership of the shares held by his wife.

The remaining minority shares were owned by current and former employees and consultants of Novavax and IGI.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth the number of shares and percentage of Novavax Common Stock held (i) on an actual basis as of November 1, 1995, (ii) after giving effect to the Restructuring as if it had occurred on November 1, 1995, and (iii) after giving effect to the Distribution, in each case by (x) each person who is expected by Novavax to beneficially own more than five percent of Novavax Common Stock after the Distribution, (y) each of Novavax's directors and the executive officers named in the Summary Compensation Table above, and (z) all of Novavax's directors and executive officers as a group. The information provided below relating to ownership after the Distribution is based on certain information known to Novavax with respect to such persons' beneficial ownership of shares of IGI Common Stock as of November 1, 1995. The table assumes that ownership of Novavax Common Stock by such persons will not change before the Record Date.

                                           AFTER           AFTER
                             ACTUAL    RESTRUCTURING   DISTRIBUTION
                          ------------ -------------- ---------------------
          NAME            SHARES   %   SHARES    %     SHARES           %
          ----            ------ ----- -------------- ---------       -----
IGEN, Inc. .............  11,760 78.5%  72,910  93.2%         0
 103 Springer Building
 3411 Silverside Road
 Wilmington, DE 19810
Edward B. Hager, M.D. ..   1,100  7.3%   1,100   1.4% 1,108,519(2)    10.8%
 Pinnacle Mountain Farms
 Lyndeboro, NH 03082
Jane Hager..............                                534,500        5.3%
 Pinnacle Mountain Farms
 Lyndeboro, NH 03082
Charles Ganz............                                735,400(3)     7.4%
 2875 N.E. 191st Street
 Penthouse I
 North Miami Beach, FL
 33180
John P. Gallo...........     500  3.3%     500   0.6%   664,587(4)     6.5%
 1772 Garwood Lane
 Vineland, NJ 08360
Stephen J. Morris.......                                559,435        5.7%
 66 Navesink Avenue
 Rumson, NJ
J. Michael Lazarus,
 M.D.(5)................
John O. Marsh, Jr. .....                                 60,000(5)(6)   *
Ronald A. Schiavone(5)..                                 34,000         *
Ronald H. Walker(5).....
Donald F.H. Wallach,       1,365  9.1%   1,365   1.7%   172,508        1.7%
 M.D. ..................
Denis M. O'Donnell,                        164   0.2%    58,727(7)      *
 M.D....................
D. Craig Wright, M.D....                   653   0.8%    92,526(8)      *
Total Executive
 Officers And
 Directors (8 persons)..   1,600 10.7%   2,417   3.1% 2,018,358(9)    18.9%

--------
  *Less than 1%
(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted.
(2) Includes 345,000 shares which Dr. Hager may acquire pursuant to stock options exercisable within 60 days after November 1, 1995.

(3) As reported on Schedule 13G filed with the Securities and Exchange Commission on September 9, 1995 represents shares beneficially owned by various partnerships and entities for which Mr. Ganz serves as investment advisor.
(4) Includes 345,000 shares which Mr. Gallo may acquire pursuant to stock options exercisable within 60 days after November 1, 1995.
(5) Does not include stock options to purchase 20,000 shares of Novavax Common Stock to be granted on or about the Distribution Date.
(6) Includes 60,000 shares which Mr. Marsh may acquire pursuant to stock options exercisable within 60 days after November 1, 1995.
(7) Includes 38,000 shares which Dr. O'Donnell may acquire pursuant to stock options exercisable within 60 days after November 1, 1995.
(8) Includes 10,000 shares which Dr. Wright may acquire pursuant to stock options exercisable within 60 days after November 1, 1995.
(9) Includes 798,000 shares which executive officers and directors as a group may acquire pursuant to stock options exercisable within 60 days after November 1, 1995.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of Novavax consists of 30,000,000 shares of Novavax Common Stock and 2,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

COMMON STOCK

  Holders of Novavax Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Novavax Common Sock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Novavax Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of Novavax, the holders of Novavax Common Stock are entitled to receive ratably the net assets of Novavax available after the payment of all debts and liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Novavax Common Stock are, and the shares being distributed in the Distribution will be, when issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Novavax Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which Novavax may designate and issue in the future.

PREFERRED STOCK

  The Board of Directors may, without further action of the stockholders of Novavax, issue Preferred Stock in one or more series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, pre-emptive rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences.

  The Amended and Restated Certificate of Incorporation of Novavax (the "Certificate of Incorporation") grants the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences without the need for further stockholder approval to eliminate delays associated with a stockholder vote on specific issuances. The issue of Preferred Stock, while providing desirable flexibility in connection with possible financings, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Novavax. Novavax has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  Novavax is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  The Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Novavax.

  The Certification of Incorporation also provides that after the Distribution Date, any action required or permitted to be taken by the stockholders of Novavax at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chief Executive Officer or, if none, the President of Novavax or by the Board of Directors. Under Novavax's Amended and Restated By-Laws (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to Novavax. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Novavax. These provisions may also discourage another person or entity from making a tender offer for Novavax Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of Novavax, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Certificate of Incorporation and the By-Laws of Novavax require the affirmative vote of the holders of at least 75% of the shares of capital stock of Novavax issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs. Such 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such changes are submitted to stockholders.

  In addition, the By-Laws provide that, during any time in which the directors of Novavax who are affiliated with IGI shall constitute at least half of the membership of the Novavax Board of Directors, any matter requiring approval of the Novavax Board of Directors shall be subject to the approval of not less than two-thirds of the directors. As of the date of this Information Statement, Dr. Hager and Messrs. Gallo and Marsh, who represent half of the membership of the Novavax Board of Directors, are affiliates of IGI.

  The Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify Novavax's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. See "Indemnification of Directors and Officers." Novavax believes that these provisions will assist it in attracting and retaining qualified individuals to serve as directors.

DIVIDENDS

  Novavax currently anticipates that it will retain all of its earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for Novavax Common Stock is State Street Bank and Trust Company.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article NINTH of Novavax's Certificate of Incorporation provides that a director or officer of Novavax (a) shall be indemnified by Novavax against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Novavax) brought against him by virtue of his position as a director or officer of Novavax if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Novavax, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Novavax against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Novavax brought against him by virtue of his position as a director or officer of if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Novavax, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Novavax, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Novavax against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless Novavax determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by Novavax that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Novavax fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Novavax notice of the action for which indemnity is sought and Novavax has the right to participate in such action or assume the defense thereof.

  Article NINTH of Novavax's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers Novavax must indemnify those persons to the fullest extent permitted by such law as so amended.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Novavax pursuant to the provisions of the Delaware General Corporation Law and the provisions of Novavax's Certificate of Incorporation described above, Novavax has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Novavax of expenses incurred or paid by a director, officer or controlling person of Novavax in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Novavax will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  TRADEMARKS

  Novasome(R) is a registered trademark of Novavax and Novamix(TM) is a trademark of Novavax(R). All other trademarks or trade names referred to in this Information Statement are the property of their respective owners.

                             AVAILABLE INFORMATION

  IGI is (and, following the Distribution, Novavax will be) subject to the informational requirements of the Exchange Act, and in accordance therewith files (and Novavax will file) reports and other information with the Commission. The reports, proxy statements and other information filed by IGI (and to be filed by Novavax) may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549 at prescribed rates.

  Novavax intends to furnish to holders of Novavax Common Stock annual reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  This Information Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected, without charge, at the office of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

             II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

  (a)Combined Financial Statements and Schedules--Novavax, Inc.

    1. Report of Independent Accountants.

    2. Combined Balance Sheets as of December 31, 1994 and 1993 (and September 30, 1995, unaudited).

    3. Combined Statements of Operations for the years ended December 31, 1994, 1993 and 1992 (and for the nine months ended September 30, 1995 and 1994, unaudited).

    4. Combined Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992 (and for the nine months ended September 30, 1995 and 1994, unaudited)

    5. Combined Statements of Changes in Stockholders' Equity for the years ended December 31, 1994, 1993 and 1992 (and for the nine months ended September 30, 1995 and 1994, unaudited).

    6. Notes to Financial Statements.

  (b)Exhibits

     EXHIBIT
       NO.                               DESCRIPTION
     -------                             -----------
       *2    Form of Plan and Agreement of Distribution between IGI, Inc.
             ("IGI") and Novavax, Inc. ("Novavax") to be entered into as of the
             Distribution Date.
       *3.1  Form of Amended and Restated Certificate of Incorporation of
             Novavax.
       *3.2  Form of Amended and Restated Bylaws of Novavax.
       *4.1  Form of Common Stock Certificate of Novavax.
      *10.1  Form of Tax Matters Agreement between Novavax and IGI to be entered into as of the Distribution Date.
      *10.2  Form of Transition Services Agreement between Novavax and IGI to be entered into as of the Distribution Date.
      *10.3  Form of License Agreement between IGEN, Inc. and Micro-Pak, Inc., to be entered into as of the Distribution Date.
      *10.4  1995 Stock Option Plan.
      *10.5  1995 Director Stock Option Plan.
      *21    Subsidiaries of Novavax.
      *99    Form of Distribution Agency Agreement between IGI and State Street
             Bank and Trust Company.

--------
* Previously filed.

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Novavax has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Novavax, Inc.

Date: November 29, 1995                             /s/ Edward B. Hager
                                          By: _________________________________
                                            Name:Edward B. Hager
                                            Title:Chairman and Chief Executive
                                            Officer

                                                                      APPENDIX A

                             NOVAVAX, INCORPORATED
                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................  A-2
Combined Balance Sheets as of December 31, 1994 and 1993, (and September
 30, 1995, unaudited).....................................................  A-3
Combined Statements of Operations for the years ended December 31, 1994,
 1993 and 1992 (and for the nine months ended September 30, 1995 and 1994, unaudited)...............................................................  A-4
Combined Statements of Cash Flows for the years ended December 31, 1994,
 1993 and 1992 (and for the nine months ended September 30, 1995 and 1994, unaudited)...............................................................  A-5
Combined Statements of Stockholders' Deficit for the years ended December
 31, 1994, 1993 and 1992 (and for the nine months ended September 30, 1995 and 1994, unaudited).....................................................  A-6
Notes to Combined Financial Statements....................................  A-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Novavax, Inc.:

  We have audited the combined financial statements of Novavax, Inc. and subsidiaries as listed in the Index to Appendix A to the Information Statement of Novavax, Inc. These financial statements are the responsibility of Novavax's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Novavax, Inc. and its subsidiaries at December 31, 1994 and 1993 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania

March 31, 1995,
except for Note 7;
as to which the date
is November 9, 1995

                         NOVAVAX, INC. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS

                                       SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                           1995           1994          1993
                                       -------------  ------------  ------------
                                        (UNAUDITED)
ASSETS
Current assets:
  Cash...............................  $     17,513   $     16,221  $     17,966
  Accounts receivable................           --         475,000       134,000
  Prepaid expenses...................        37,342         10,624       116,084
                                       ------------   ------------  ------------
  Total current assets...............        54,855        501,845       268,050
                                       ------------   ------------  ------------
  Furniture and equipment--at cost...     2,122,638      2,061,212     1,932,942
    Accumulated depreciation.........      (663,806)      (516,691)     (323,290)
                                       ------------   ------------  ------------
                                          1,458,832      1,544,521     1,609,652
                                       ------------   ------------  ------------
Patent costs, net of accumulated
 amortization of $283,368, $239,268
 and $176,768 in 1995, 1994, and
 1993, respectively..................     1,257,569      1,073,930       885,026
Other assets.........................        12,657         12,392        56,903
                                       ------------   ------------  ------------
                                       $  2,783,913   $  3,132,688  $  2,819,631
                                       ============   ============  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...................  $    111,388   $    141,556  $     54,930
  Accrued expenses...................        11,746         54,130        10,206
                                       ------------   ------------  ------------
    Total current liabilities........       123,134        195,686        65,136
                                       ------------   ------------  ------------
Payable to parent....................     6,878,850      5,139,870     3,825,489
                                       ------------   ------------  ------------
Commitments and contingencies
Stockholders' deficit:
  Notes payable to parent............    16,289,295     12,851,599     8,293,437
  Combined entity capital............     4,974,000      4,974,000     4,974,000
  Deficit............................   (25,481,366)   (20,028,467)  (14,338,431)
                                       ------------   ------------  ------------
                                         (4,218,071)    (2,202,868)   (1,070,994)
                                       ------------   ------------  ------------
                                       $  2,783,913   $  3,132,688  $  2,819,631
                                       ============   ============  ============

     The accompanying notes are an integral part of the combined financial statements.

                         NOVAVAX, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS

                           FOR THE NINE MONTHS             FOR THE YEARS ENDED
                           ENDED SEPTEMBER 30,                DECEMBER 31,
                         ------------------------  -------------------------------------
                            1995         1994         1994         1993         1992
                         -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)
Revenues:
  Research revenues..... $       --   $       --   $   475,000  $   380,700  $   940,900
  Royalty revenues from
   parent...............     202,648      139,000      209,877      198,546       86,555
                         -----------  -----------  -----------  -----------  -----------
                             202,648      139,000      684,877      579,246    1,027,455
                         -----------  -----------  -----------  -----------  -----------
Costs and expenses:
  Selling and market-
   ing..................     332,517      223,732      323,640      278,836      246,679
  General and adminis-
   trative..............   1,761,482    1,649,165    2,162,431    1,976,356    1,314,741
  Research and develop-
   ment.................   2,248,433    1,987,037    2,860,048    2,701,038    1,720,220
  Interest expense......   1,313,115      711,518    1,028,794      413,049      193,471
                         -----------  -----------  -----------  -----------  -----------
                           5,655,547    4,571,452    6,374,913    5,369,279    3,475,111
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $(5,452,899) $(4,432,452) $(5,690,036) $(4,790,033) $(2,447,656)
                         ===========  ===========  ===========  ===========  ===========

     The accompanying notes are an integral part of the combined financial statements.

                         NOVAVAX, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                          FOR THE NINE MONTHS ENDED           FOR THE YEARS ENDED
                                SEPTEMBER 30,                    DECEMBER 31,
                          --------------------------  -------------------------------------
                              1995          1994         1994         1993         1992
                          ------------  ------------  -----------  -----------  -----------
                                 (UNAUDITED)
Cash used in operating
 activities:
 Net loss...............  $ (5,452,899) $ (4,432,452) $(5,690,036) $(4,790,033) $(2,447,656)
   Reconciliation of net
    loss to net cash
    used by operating
    activities:
     Depreciation and
      amortization......       147,116       146,874      255,901      203,352      132,570
     Changes in assets
      and liabilities:
      Accounts receiv-
       able.............       475,000       134,000     (341,000)     (94,745)     (39,255)
      Prepaid and other
       assets...........       (26,983)      138,495      149,971      (41,779)     128,738
      Accounts payable
       and accrued ex-
       penses...........       (72,552)      145,903      130,549     (100,488)       5,803
                          ------------  ------------  -----------  -----------  -----------
 Net cash used by oper-
  ating activities......    (4,930,318)   (3,867,180)  (5,494,615)  (4,823,693)  (2,219,800)
                          ------------  ------------  -----------  -----------  -----------
 Cash used in investing
  activities:
 Capital expenditures...       (61,427)     (127,972)    (128,269)    (345,510)  (1,175,506)
   Deferred patent
    costs...............      (183,639)     (115,586)    (251,404)     (62,313)    (264,148)
                          ------------  ------------  -----------  -----------  -----------
 Net cash used by in-
  vesting activities....      (245,066)     (243,558)    (379,673)    (407,823)  (1,439,654)
                          ------------  ------------  -----------  -----------  -----------
 Cash flows from financ-
  ing activities:
   Capitalization of
    Lipovax.............           --            --           --       134,000          --
   Proceeds from payable
    to parent...........     1,738,980       596,651    1,314,381      906,364      584,822
   Proceeds from note to
    parent..............     3,437,696     3,512,849    4,558,162    4,194,408    3,074,817
                          ------------  ------------  -----------  -----------  -----------
 Net cash provided from
  financing activities..     5,176,676     4,109,500    5,872,543    5,234,772    3,659,639
                          ------------  ------------  -----------  -----------  -----------
 Net change in cash and
  equivalents...........         1,292        (1,238)      (1,745)       3,256          185
 Cash at beginning of
  the period............        16,221        17,966       17,966       14,710       14,525
                          ------------  ------------  -----------  -----------  -----------
 Cash at end of the pe-
  riod..................  $     17,513  $     16,728  $    16,221  $    17,966  $    14,710
                          ============  ============  ===========  ===========  ===========

     The accompanying notes are an integral part of the combined financial statements.

                         NOVAVAX, INC. AND SUBSIDIARIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND FOR THE YEARS
                     ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                        TOTAL
                         COMBINED ENTITY               NOTE PAYABLE STOCKHOLDERS'
                             CAPITAL       DEFICIT      TO PARENT      DEFICIT
                         --------------- ------------  ------------ -------------
Balance, January 1,
 1992...................   $4,840,000    $ (7,100,742) $ 1,024,212   $(1,236,530)
Advances................                                 3,074,817     3,074,817
Net loss................                   (2,447,656)                (2,447,656)
                           ----------    ------------  -----------   -----------
Balance, December 31,
 1992...................   $4,840,000    $ (9,548,398) $ 4,099,029   $  (609,369)
Capitalization of
 Lipovax................      134,000                                    134,000
Advances................                                 4,194,408     4,194,408
Net loss................                   (4,790,033)                (4,790,033)
                           ----------    ------------  -----------   -----------
Balance, December 31,
 1993...................   $4,974,000    $(14,338,431) $ 8,293,437   $(1,070,994)
Advances................                                 4,558,162     4,558,162
Net loss................                   (5,690,036)                (5,690,036)
                           ----------    ------------  -----------   -----------
Balance, December 31,
 1994...................   $4,974,000    $(20,028,467) $12,851,599   $(2,202,868)
Advances................                                 3,437,696     3,437,696
Net loss................                   (5,452,899)                (5,452,899)
                           ----------    ------------  -----------   -----------
Balance, September 30,
 1995...................   $4,974,000    $(25,481,366) $16,289,295   $(4,218,071)
                           ==========    ============  ===========   ===========

     The accompanying notes are an integral part of the combined financial statements.

                        NOVAVAX, INC. AND SUBSIDIARIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

 Description of Business

  Novavax, Inc., a Delaware corporation ("Novavax"), has developed proprietary organized lipid structures, lipid vesicle ("Novasome") encapsulation technologies, cellulose structures and micellar nanoparticles (collectively, the "Novavax Technologies") that it believes have a wide variety of applications in human vaccines and pharmaceuticals. Novavax's business plan is to apply its Novavax Technologies principally to the marketing or licensing of therapeutic products for human infectious diseases, including new vaccines, new adjuvants for vaccines, anti-bacterial and anti-viral products and formulations for topical drug delivery. Novavax will seek to obtain additional funds through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies or from other sources. There can be no assurances that additional funding or bank financing will be available at all or on acceptable terms, however management believes it will have the ability to continue to operate at its current levels for the next 12 to 15 months and will have the ability to raise necessary funds.

 Basis of Presentation

  The combined financial statements include the accounts of Novavax (formerly Molecular Packaging Systems, Inc.), its wholly-owned subsidiaries (Micro-Pak, Inc. ("Micro-Pak") and Micro Vesicular Systems, Inc. ("MVS")), and Lipovax, Inc. ("Lipovax", formerly known as Novavax, Inc.). Accounts and transactions between the combined companies have been eliminated in combination. The combined financial statements of Novavax, Inc. include 100% of the majority-owned company, Lipovax, Inc.

  The combined financial statements have been prepared from books and records maintained by IGI, Inc. ("IGI"), reflect the financial position and results of operations of Novavax at its historical bases and include allocations of certain costs by IGI. The combined financial statements may not be indicative of the results that would have been attained had the combined entities operated together independently of IGI.

2. DISTRIBUTION

  In November 1995, the Board of Directors of IGI is expected to declare a distribution payable to the holders of record of IGI's Common Stock at the close of business on a date to be determined by the Board of Directors of one share of Novavax Common Stock, par value $.01 per share, for every one share of IGI Common Stock (the "Distribution"). No fractional shares will be distributed. The Distribution will result in approximately 93.2% of the outstanding shares of Novavax Common Stock being distributed to holders of IGI Common Stock on a proportionate basis after taking into account the Restructuring and Recapitalization described in Note 3 below.

  The remaining shares of Novavax Common Stock will be held by current or former officers, employees and consultants of Novavax and of IGI (Dr. Wallach, 1.7%; Dr. Hager, 1.4%; Mr. Gallo, .6%; others collectively, 3.1%).

3. RESTRUCTURING AND RECAPITALIZATION

  Combined entity capital as of September 30, 1995 and December 31, 1994, consists of the following:

            Novavax common stock Class A.......    11,973
            Novavax common stock Class B.......     3,000
            Lipovax common stock...............   132,945
            Novavax additional paid-in-
             capital........................... 4,826,082
                                                ---------
            Combined entity capital............ 4,974,000
                                                =========

                        NOVAVAX, INC. AND SUBSIDIARIES

  Prior to the Distribution, IGI will consolidate its animal health products and cosmetics and consumer products businesses (the "Core Businesses") within itself and its subsidiaries and consolidate the biotechnology business (the "Biotechnology Business") within Novavax and its subsidiaries (the "Restructuring"). At the time of the Restructuring, IGI will own, through its wholly-owned subsidiary, IGEN, Inc. ("IGEN"), the following percentages of the voting power of the subsidiaries conducting the Core Businesses and the subsidiaries conducting the Biotechnology Business: 84.7% of the voting power of Novavax, the sole stockholder of both Micro-Pak and MVS, and 90.3% of the voting power of Lipovax. The Biotechnology Business resided, and continues to reside, within Novavax, Micro-Pak, MVS and Lipovax. Prior to the Restructuring, the current and former employees of Novavax and Lipovax held approximately 15.3% and 9.7% of the voting power of Novavax and Lipovax, respectively.

  On September 20, 1995, Novavax, Lipovax and Novavax Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Novavax created for purposes of the Restructuring ("Acquisition Corporation"), entered into a merger agreement (the "Merger Agreement"). The Merger Agreement, which was approved by Lipovax stockholders on October 12, 1995, provides, among other things, for a reverse triangular merger (the "Merger") in which Acquisition Corporation merged with and into Lipovax and Lipovax became a wholly-owned subsidiary of Novavax. As consideration for the Merger, Novavax issued an aggregate of 21,698 shares, of which 90.2% were issued to IGEN and the remaining 9.8% to the minority stockholders of Lipovax. After the Merger, IGEN owned 85.5% of the outstanding shares of Novavax, and the remaining 14.5% were held by the minority stockholders of Novavax (8.7%) and by the former minority stockholders of Lipovax (5.8%).

  As part of the Restructuring, Novavax intends to issue to IGEN 41,569 shares of Novavax Common Stock in exchange for the transfer by IGEN to Novavax of all of IGEN's rights to the payment of $17,024,000 aggregate indebtedness (estimated through the Distribution Date) owed to ImmunoGenetics, Inc., a wholly-owned subsidiary of IGEN (and the primary operating entity of the Core Businesses ("Immunogenetics")), by MVS ($9,888,000) and Lipovax ($7,136,000) (collectively, "Novavax Sub Debt"). The amounts of indebtedness as of September 30, 1995 are included in the accompanying balance sheets as Notes payable to parent. The Novavax Sub Debt resulted from loans made by ImmunoGenetics to MVS and Lipovax during the period from 1991 to 1995. The number of shares of Novavax Common Stock to be issued in exchange for the Novavax Sub Debt is based on the value of $409.54 per share of Novavax Common Stock. Through September 30, 1995, IGI had loaned to Novavax $16,289,000 to fund Novavax operations. In connection with the restructuring, Novavax will convert $17,024,000 of these loans (estimated through November 30, 1995) for 41,569 shares of Novavax stock. Any advances in excess of $17,024,000 will be deducted from IGI's $5,000,000 payment due under the License Agreement. Such deductions will not exceed $250,000.

  In addition to the Restructuring, Novavax will undertake a recapitalization of its capital stock (the "Recapitalization"). Immediately prior to the Recapitalization, Novavax's issued and outstanding capital stock will consist of approximately 75,240 shares of Class A Common Stock and 3,000 shares of Class B Common Stock. As a result of the Recapitalization, each share of Class A and Class B Common Stock will be converted into approximately 126.37944 shares of Novavax Common Stock. After the Restructuring and Recapitalization, there will be 9,887,936 shares of Novavax Common Stock outstanding.

  To complete the separation of the Core Businesses from the Biotechnology Business, IGEN will distribute all of the shares of Novavax Common Stock held by IGEN (approximately 93.2% of the voting securities of Novavax) to IGI in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code. IGI has received a private letter ruling from the Internal Revenue Service ("IRS") that the Distribution will not be taxable to IGI or its shareholders.

                        NOVAVAX, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  Cash and cash equivalents consist of amounts held with banks and other short-term investments with initial maturities of 90 days or less.

 Furniture and Equipment

  Furniture and equipment is stated at cost. Depreciation is provided under the straight-line method over the estimated useful lives, generally five years.

  Repair and maintenance costs are charged to operations as incurred while major improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed from the accounts and any gains or losses are included in operations.

 Amortization

  Costs associated with obtaining patents, principally legal costs and filing fees, are being amortized on a straight line basis over the remaining economic lives of the respective patents.

 Revenue Recognition

  Revenues earned under research contracts are recognized when the related contract provisions are met.

 Income Taxes

  Novavax is included in IGI's consolidated federal income tax return through the effective date of the Distribution. Provisions for income taxes are calculated on a separate return basis and are determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109 which requires the asset and liability method of accounting for income taxes. Under the asset and liability method deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of changes in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is record based on management's determination of the ultimate realizability of future deferred tax assets.

 Interim Financial Information

  The unaudited interim financial statements for the nine months ended September 30, 1995 and 1994 include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position of Novavax as of September 30, 1995 and 1994 and the results of operations for the nine months ended September 30, 1995 and 1994.

5. RELATED PARTY TRANSACTIONS

 Intercompany Charges

  IGI charges Novavax for expenses incurred on its behalf, including executive, legal, accounting, data processing, consulting, cash management, human resources and employee benefits. These costs are allocated on a variety of methods, including:

  .Specific identification based on estimates of time and services provided .Relative identification allocated based on Novavax's relationship to the entire pool of beneficiaries

                        NOVAVAX, INC. AND SUBSIDIARIES

  The allocation methods, while reasonable under the current circumstances, may not represent the cost of similar activities on a separate basis. Such costs have been included in general and administrative expenses, along with interest expense on these accumulated amounts for the periods presented. These amounts have been accumulated on Novavax's accompanying Balance Sheet as payable to parent. After the Spinoff, this amount, $6,878,850, will be reversed to the Deficit since these charges will not be repaid.

  The net change in the payable to parent consists of:

                          FOR THE NINE MONTHS ENDED      FOR THE YEARS ENDED
                                SEPTEMBER 30,                DECEMBER 31,
                          -------------------------- ------------------------------
                              1995         1994         1994       1993      1992
                          ------------- ------------ ----------  --------  --------
                                 (UNAUDITED)
Allocated general and
 administrative
 expenses...............  $     624,113 $   584,417  $  779,223  $691,086  $647,000
Interest expense........        307,333     154,234     201,099   413,049    25,259
Royalty revenues........            --     (139,000)   (209,877) (198,546)  (86,555)
Payment of royalty
 revenues...............            --          --      546,324       --        --
Credit for income
 taxes..................        797,000         --          --        --        --
Miscellaneous items.....         10,534         --       (2,388)      775      (882)
                          ------------- -----------  ----------  --------  --------
Net change in payable to
 parent.................  $   1,738,980 $   596,651  $1,314,381  $906,364  $584,822
                          ============= ===========  ==========  ========  ========

 Intercompany Borrowing Arrangements

  Novavax has a note payable to IGI under which borrowings bear interest at IGI's borrowing rate. The note will be converted into shares of Novavax Common Stock based on an appraisal of Novavax common stock. The outstanding loan balance of $17,024,000 (estimated through November 30, 1995) will be converted into 5,253,452 shares of Novavax common stock after the Restructuring and Recapitalization. Such amounts will be included in the Distribution and accordingly, have been classified in stockholders' deficit in the accompanying balance sheets as note payable to parent. Any loans made by ImmunoGenetics to Novavax in excess of $17,024,000 will be deducted from the $5,000,000 payment due under the License Agreement. Such deductions will not exceed $250,000.

  Substantially all of Novavax's assets are pledged as collateral under IGI's debt agreements. In connection with the distribution, the bank has made a commitment to release such assets from the pledge as of the Distribution Date.

  Novavax has no outside borrowing arrangements.

 Transitional Services

  Novavax will enter into agreements with IGI under which IGI will continue to provide certain executive and administrative services for a period not to extend beyond June 30, 1996. Fees for such services will be based on IGI's cost.

 Royalty Revenues

  Novavax earned royalties from IGI at 10% of the sales of the licensed products. The agreements were terminated in connection with the Distribution and execution of the Licensing Agreement (see Note 2). Such rate is slightly above market rates; the difference between the actual rate and the market rate should be reflected as a capital contribution. However, such difference was not material and has been reflected as royalty revenue.

                        NOVAVAX, INC. AND SUBSIDIARIES

  Immediately after the Distribution, IGI will pay Novavax $5,000,000 in return for a fully paid-up, exclusive ten-year license (the "License Agreement") entitling it to use the Novavax Technologies in the fields of (i) animal pharmaceuticals, biologicals and other animal health products; (ii) foods, food applications, nutrients and flavorings; (iii) cosmetics, consumer products and dermatological over-the-counter and prescription products (excluding topically delivered hormones); (iv) fragrances; and (v) chemicals, including herbicides, insecticides, pesticides, paints and coatings, photographic chemicals and other specialty chemicals; and the processes for making the same (collectively, the "IGI Field"). IGI will have the option, exercisable within the last year of the ten-year term, to extend the License Agreement for an additional ten-year period for $1,000,000. Novavax will retain the right to use its Novavax Technologies for all other applications, including human vaccines and pharmaceuticals. Novavax has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to address tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution.

6. CORPORATE ACTIVITIES

  In May 1992, IGI entered into a human vaccine development joint venture arrangement with Univax Biologics, Inc. (Univax). In December 1992, the Companies concluded the initial research phase of the joint venture and agreed to replace the joint venture with a technology license agreement whereby IGI granted Univax exclusive rights to the use of the Novasome technology with specific antigens. At the time, IGI purchased assets with an appraised value of $926,000 from Univax in exchange for a cash payment of $426,000 and the technology license agreement. The $500,000 technology licensing agreement has been included in research revenues in the accompanying 1992 Statement of Operations.

  In August 1993, IGI entered into an agreement with SmithKline Beecham p.l.c. ("SmithKline") for testing Novavax's Novasome technology for various human vaccines. IGI received $1,000,000 in exchange for 99,700 shares of IGI's Common Stock and $100,000 to offset research expenses, which has been included as research revenues in the accompanying 1993 Statement of Operations. At the conclusion of the study, SmithKline exercised its option and has entered into a Collaborative Research and License Agreement for development of vaccines against selected human pathogens and cancer-related molecules using Novasomes. Under this Agreement, SmithKline purchased 226,655 shares of IGI's Common Stock for the sum of $2,500,000 and paid IGI $475,000 for license and research fees which has been included as research revenues in the 1995 Statement of Operations. In connection with the SmithKline License Agreement, SmithKline also obtained an option to purchase stock of IGI, after the Distribution, which will entitle SmithKline to purchase both common stock of IGI and Novavax on the basis of the relative values of the Novavax and IGI Common Stock for the 20 trading days following the Distribution. If SmithKline exercises the option to purchase Novavax and IGI Common Stock, SmithKline's license rights shall be extended to the use of the Novasome technology for vaccines against disease caused by several additional designated pathogens, and SmithKline shall also be entitled, under certain circumstances, to a right of first offer with respect to the commercialization of certain vaccines not covered by the license.

7. STOCK OPTIONS

 1995 Stock Option Plan

  Various directors, officers and employees of IGI including those who will be employed by Novavax subsequent to the Distribution Date have been awarded stock options under various IGI stock option plans at

                        NOVAVAX, INC. AND SUBSIDIARIES

100% of the fair market value of IGI's stock at the date of grant. In connection with the Distribution, the Board of Directors of Novavax authorized the grant of options to all holders of options to purchase IGI Common Stock as of the Distribution Date. These options were granted to such holders on substantially similar terms to the corresponding options to purchase IGI Common Stock. However, such options will be converted into non-qualified options and will become immediately exercisable over the remaining term of the options. The number of shares of Novavax Common Stock under the options as compared to their IGI counterparts will reflect the distribution ratio of one share of Novavax common stock for one share of IGI Common Stock. Exercise prices of the options were based on the relative market capitalization of IGI and Novavax on the record date and the 20 trading days immediately following the record date to restore holders of each option to the economic position prior to the Distribution Date. As of the Distribution Date options ("Spinoff Options") to purchase 2,034,015 shares of Novavax common stock will be granted to holders of options to purchase IGI common stock .

  Under the Novavax 1995 Stock Option Plan, options may be granted to officers, employees and consultants or advisors to, Novavax and any future subsidiary to purchase a maximum of 4,000,000 shares of Novavax common stock (including the Spinoff Options). Incentive options, having a maximum term of 10 years can be granted at no less than 100% of the fair market value of Novavax's stock at the time of grant and are generally exercisable in cumulative increments over four years commencing one year from the date of grant. Both incentive and non-qualified stock options may be granted under the 1995 plan. There is no minimum exercise price for non-statutory stock options.

  The Board of Directors of Novavax is expected to grant as of the Distribution Date options to purchase 600,000 shares of Novavax common stock to various employees at an exercise price of $.01 per share. Concurrently, the board will grant options to purchase 250,000 shares of Novavax common stock at $3.24 per share to Novavax employees, the estimated fair market value. These options first become exercisable on the six month anniversary of the Distribution Date as to 50% of the shares covered thereby and as to an additional 25% of the shares on each of the first and second anniversaries of the Distribution Date. The options become immediately exercisable in the event of the acquisition of Novavax, including a merger in which Novavax is not the surviving entity, the sale of all or substantially all of the assets of Novavax or the acquisition of a majority of the equity securities of Novavax. The options also become immediately exercisable in the event the optionee is terminated without cause.

 1995 Director Stock Option Plan

  The 1995 Director Stock Option Plan provides for the issuance of up to 500,000 shares of Novavax Common Stock. Sixty days after initial election as a non-employee director ("Eligible Director") by either the Board of Directors or Novavax's stockholders, each Eligible Director is automatically granted NQOs for 20,000 shares of Common Stock. In addition, each Eligible Director then serving as a director on the last business day of each of 1995, 1996, 1997 and 1998 will be granted a non-qualified option to purchase 10,000 shares of Common Stock. The exercise price per share is the fair market value on the date of grant. Options granted to Eligible Directors are exercisable in full beginning six months after the date of grant and terminate ten years after the date of grant. Such options cease to be exercisable at the earlier of their expiration or three years after an Eligible Director ceases to be a director for any reason. In the event that an Eligible Director ceases to be a director on account of his death, his outstanding options (whether exercisable or not on the date of death) may be exercised within three years after such date (subject to the condition that no such option may be exercised after the expiration of ten years from its date of grant).

  In connection with its stock option plans, Novavax makes no charges to operations in connection with its stock option granted at the fair market value at the date of grant. With respect to the 600,000 options which will be granted at the Distribution Date with an exercise price of $.01 per share, the Company will record compensation expense for the difference between the fair market value at the date of grant and the exercise price as the options become exercisable.

                        NOVAVAX, INC. AND SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

8. INCOME TAXES

  Novavax has recorded no net provision for income taxes in the accompanying financial statements due to the existence of net operating losses, certain of which have been included in IGI's consolidated income tax return.

  Gross deferred tax assets (liabilities) included in the combined balance sheets consist of the following:

                                  1994         1993
                               -----------  -----------
            Equipment and
             furniture........ $   (32,632) $   (71,873)
            Deferred patent
             costs............    (373,636)    (300,909)
            Net operating
             losses...........   1,708,843      915,343
            Research tax
             credits..........     602,652      465,427
            Other.............      16,830       13,316
                               -----------  -----------
                                 1,922,057    1,021,304
            Less valuation
             allowance........  (1,922,057)  (1,021,304)
                               -----------  -----------
            Deferred taxes,
             net.............. $       --   $       --
                               ===========  ===========

  Certain net operating losses and tax credits not utilized in IGI's consolidated federal income tax return prior to the Distribution Date will be available to Novavax subsequent to the Distribution Date. Estimated amounts are as follows:

      Net operating losses expiring through the year 2009........... $5,026,008
      Research tax credits expiring through the year 2009...........    602,652

9. COMMITMENTS AND CONTINGENCIES

  Novavax leases laboratory and office space, machinery and equipment under noncancelable operating lease agreements expiring at various dates through 1999. Aggregate rental expense approximated $150,543, $169,343 and $80,628 in 1994, 1993 and 1992, respectively. Future minimum rental commitments under noncancelable operating leases as of December 31, 1994 are as follows:

             1995............................. 103,819
             1996............................. 103,819
             1997............................. 103,819
             1998............................. 102,119
             1999............................. 102,119

10. SIGNIFICANT CUSTOMERS

  Novavax's revenue includes amounts earned from various arrangements with various industry partners. In each of the years ended December 31, 1994, 1993 and 1992, four different customers represented in excess of 10% of research revenues.

                                                                     APPENDIX B

                                   IGI, INC.

                        PRO FORMA FINANCIAL INFORMATION

  The pro forma financial information gives pro forma effect to (i) the Distribution, (ii) the Restructuring and Recapitalization of IGI's biotechnology business prior to the Distribution, (iii) the issuance of additional shares of Novavax Common Stock to IGI in exchange for the transfer by IGI to Novavax of all of IGI's rights to payments of indebtedness owed to IGI subsidiary by Novavax and (iv) the payment by IGI to Novavax of $5,000,000 in return for a fully paid-up exclusive license to use the Novavax Technologies in the IGI Field (collectively, the "Pro Forma Events") as if the Pro Forma Events had occurred on January 1, 1994.

               PRO FORMA CONSOLIDATED BALANCE SHEET OF IGI, INC.
                                  (UNAUDITED)

                                                     SEPTEMBER 30, 1995
                                             -------------------------------------
                                                           PRO FORMA       PRO
                                             HISTORICAL   ADJUSTMENTS     FORMA
                                             -----------  -----------  -----------
ASSETS
Current assets:
  Cash and equivalents(b)................... $   891,885  $ 5,000,000
                                                           (5,000,000) $   891,885
  Accounts receivable, less allowance for
   doubtful accounts of $206,000............   7,500,273          --     7,500,273
  Inventories...............................   9,046,190          --     9,046,190
  Income taxes refundable...................         --           --           --
  Current deferred taxes....................      36,641          --        36,641
  Prepaid expenses and other current
   assets...................................     960,448          --       960,448
                                             -----------  -----------  -----------
    Total current assets....................  18,435,437          --    18,435,437
                                             -----------  -----------  -----------
Notes receivable, less current maturities...     423,352          --       423,352
                                             -----------  -----------  -----------
Property, plant and equipment--at cost:
  Land......................................     488,703          --       488,703
  Buildings.................................   6,440,041          --     6,440,041
  Machinery and equipment...................   8,505,604          --     8,505,604
  Construction in progress..................   2,464,033          --     2,464,033
                                             -----------  -----------  -----------
                                              17,898,381          --    17,898,381
Less accumulated depreciation...............  (8,060,622)         --    (8,060,622)
                                             -----------  -----------  -----------
                                               9,837,759          --     9,837,759
                                             -----------  -----------  -----------
Deferred income taxes.......................   1,370,005                 1,370,005
Net assets of biotechnology business
 segment(c).................................   1,775,779   (1,775,779)         --
Other assets(c).............................     961,656     (252,570)     709,086
                                             -----------  -----------  -----------
                                             $32,803,988  $(2,028,349) $30,775,639
                                             ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to bank(b)................... $ 4,850,000  $ 5,000,000  $ 9,850,000
  Current maturities of long-term debt......   2,215,460          --     2,215,460
  Accounts payable..........................   1,868,603          --     1,868,603
  Accrued payroll...........................     188,447          --       188,447
  Other accrued expenses....................     520,291          --       520,291
  Income taxes payable......................      12,824          --        12,824
  Deferred income taxes.....................       9,390          --         9,390
                                             -----------  -----------  -----------
    Total current liabilities...............   9,665,015    5,000,000   14,665,015
                                             -----------  -----------  -----------
Deferred income taxes.......................     105,075          --       105,075
                                             -----------  -----------  -----------
Long-term debt, less current maturities.....   7,827,851          --     7,827,851
                                             -----------  -----------  -----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 30,000,000
   shares authorized; 9,380,184.............      93,802          --        93,802
  Additional paid-in capital(a,b,c).........  23,895,905   (7,028,349)  16,867,556
  Deficit...................................  (5,996,204)         --    (5,996,204)
                                             -----------  -----------  -----------
                                              17,993,503   (2,028,349)  10,965,154
  Less treasury stock; 179,789..............  (2,624,098)         --    (2,624,098)
  Stockholders' notes receivable............    (163,358)         --      (163,358)
                                             -----------  -----------  -----------
    Total stockholders' equity..............  15,206,047   (2,028,349)   8,177,698
                                             -----------  -----------  -----------
                                             $32,803,988  $(2,028,349) $30,775,639
                                             ===========  ===========  ===========

           See accompanying notes to pro forma financial statements.

                PRO FORMA STATEMENTS OF OPERATIONS OF IGI, INC.
                                  (UNAUDITED)

                                           YEAR ENDED DECEMBER 31, 1994
                                      ---------------------------------------
                                                     PRO FORMA       PRO
                                       HISTORICAL   ADJUSTMENTS     FORMA
                                      ------------- -------------------------
Net sales............................ $ 28,947,911   $      --   $ 28,947,911
Cost of sales........................   13,935,242          --     13,935,242
                                      ------------   ----------  ------------
Gross profit.........................   15,012,669          --     15,012,669
Selling, general and administrative
 expenses ...........................   10,674,611          --     10,674,611
Research and development expenses,
 net.................................      829,983          --        829,983
                                      ------------   ----------  ------------
Operating profit.....................    3,508,075          --      3,508,075
Interest expense(d)..................   (1,035,691)    (400,000)   (1,435,691)
Interest income......................       66,561          --         66,561
Other income (expense), net..........       10,206          --         10,206
                                      ------------   ----------  ------------
Income from continuing operations
 before provision for income taxes...    2,549,151     (400,000)    2,149,151
Provision for income taxes(e)........      580,000     (135,000)      445,000
                                      ------------   ----------  ------------
Net income (loss).................... $  1,969,151   $ (265,000) $  1,704,151
                                      ============   ==========  ============
Net income (loss) per common and
 common equivalent share:............ $        .22   $     (.03) $        .19
                                      ============   ==========  ============
Average number of common and common
 equivalent shares...................    9,155,231    9,155,231     9,155,231
                                      ============   ==========  ============
                                       NINE MONTHS ENDED SEPTEMBER 30, 1995
                                      ---------------------------------------
                                                     PRO FORMA       PRO
                                       HISTORICAL   ADJUSTMENTS     FORMA
                                      ------------- -------------------------
Net sales............................ $ 22,939,950   $      --   $ 22,939,950
Cost of sales........................   11,189,381          --     11,189,381
                                      ------------   ----------  ------------
Gross profit.........................   11,750,569          --     11,750,569
Selling, general and administrative
 expenses ...........................    8,506,334          --      8,506,334
Research and development expenses....    1,010,614          --      1,010,614
Research revenues....................     (730,750)         --       (730,750)
                                      ------------   ----------  ------------
Operating profit.....................    2,964,371          --      2,964,371
Interest expense(d)..................     (890,930)    (337,500)   (1,228,430)
Interest income......................      137,416          --        137,416
Other income (expense), net..........          --           --            --
                                      ------------   ----------  ------------
Income from continuing operations
 before provision for income taxes...    2,210,857     (337,500)    1,873,357
Provision for income taxes(e)........      669,000     (115,000)      554,000
                                      ------------   ----------  ------------
Net income (loss).................... $  1,541,857   $ (222,500) $  1,319,357
                                      ============   ==========  ============
Net income (loss) per common and
 common equivalent share:............ $        .16   $     (.02) $        .14
                                      ============   ==========  ============
Average number of common and common
 equivalent shares...................    9,798,510    9,798,510     9,798,510
                                      ============   ==========  ============

           See accompanying notes to pro forma financial statements.

                  NOTES TO IGI PRO FORMA FINANCIAL STATEMENTS

(a) Prior to the Distribution Date, IGI will have received 5,253,452 shares of Novavax Common Stock after the Restructuring and Recapitalization as payment for intercompany notes receivables that were used to fund Novavax's operations.

(b) Prior to the Distribution Date, IGI will borrow $5,000,000 under its existing bank loan agreement to fund a payment to Novavax for a capital contribution in connection with a license for applications of Novavax Technologies. Novavax has presented the payment under the License Agreement as a capital contribution in its pro forma financial statements to reflect the substance of the transaction and its intercompany nature as opposed to its form as a license agreement. The form was structured as a prepaid license agreement to address tax and financing considerations of the Distribution. Novavax has recorded the license at its carryover basis because the transaction is a transfer made among entities under common control. As all costs of development for this technology have been expensed with the exception of the patents which are retained by Novavax, the historical basis is zero. Accordingly, payments to Novavax under the License Agreement have been reflected as a capital contribution. See "Business--License of Technology to IGI."

(c) In connection with the Distribution, each stockholder of IGI Common Stock as of the close of business on the Record Date will receive one share of Novavax Common Stock for each share of IGI Common Stock held.

(d) Represents the net interest expense that IGI would have incurred on the $5,000,000 borrowing for the capital contribution, if the capital contribution had occurred on January 1, 1994.

(e) Represents the tax benefit computed at the statutory rate that would have been realized in connection with the additional interest expense.

                                                                     APPENDIX C

                                SAMPLE FORM OF
          INFORMATION STATEMENT TO BE PROVIDED TO IRS BY STOCKHOLDERS

Note: Attachment to 1995 federal income tax return of stockholders

  Statement of stockholders receiving a distribution of stock in Novavax, Inc. (a controlled corporation), pursuant to Regs. (S) 1.355-5(b).

  1. The undersigned, a stockholder owning shares of IGI, Inc. as of 1995, received a distribution of stock in a controlled corporation pursuant to
(S) 355.

  2. The names and addresses of the corporations involved are:

      IGI, Inc.
      P.O. Box 687
      Wheat Road & Lincoln Avenue
      Buena, New Jersey 08310 (Parent)

      Novavax, Inc.
      12601 Twinbrook Parkway
      Rockville, Maryland 20852 (Controlled Corporation)

  3. No stock or securities in IGI, Inc. were surrendered by the undersigned.

  4. shares of Novavax, Inc. were received constituting only common shares in such corporation.

  5. No cash or other property was received by the undersigned in connection
with the distribution except for $    representing a cash payment in lieu of
fractional shares.

                                          Stockholder


                                          _____________________________________

           STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION UPON THEM.


                                      C-1